As filed with the Securities and Exchange Commission on November 2, 1999
                                                     Registration No. 333-87239

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                         PRE-EFFECTIVE AMENDMENT NO. ONE
                                 TO THE FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                               MFS FINANCIAL, INC.
             (Exact name of registrant as specified in its charter)

     Maryland                           6035                  To Be Requested
(State or other jurisdiction  (Primary Standard Industrial   (I.R.S. Employer
 of incorporation             Classification Code Number)    Identification No.)
 or organization)

       110 E. Charles Street, Muncie, Indiana 47305-2499 (765) 747-2800
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  -----------
                                R. Donn Roberts,
                      President and Chief Executive Officer
                           Mutual Federal Savings Bank
                              110 E. Charles Street
                           Muncie, Indiana 47305-2499
                                 (765) 747-2800
                                  ------------
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                  Please send copies of all communications to:
                            James S. Fleischer, P.C.
                            Martin L. Meyrowitz, P.C.
                         SILVER, FREEDMAN & TAFF, L.L.P.
      (A limited liability partnership including professional corporations)
                           1100 New York Avenue, N.W.
                            Seventh Floor, East Tower
                              Washington, DC 20005
                                 (202) 414-6100
                                   ------------

        Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                        CALCULATION OF REGISTRATION FEE
====================================================================================================================================
Title of Each                                Amount
Class of Securities                           to be              Purchase Price        Aggregate Offering
to be Registered(1)                       Registered(1)             Per Share                Price(2)            Registration Fee
------------------------------------------------------------------------------------------------------------------------------------

   Common Stock, $.01 par value,       6,601,900 shares             $10.00               $66,019,000               $18,354
              per share
====================================================================================================================================

------------------
(1) Includes shares of Common Stock to be issued to The Mutual Federal Savings Bank Charitable Foundation, Inc.
(2)  Estimated solely for the purpose of calculating the registration fee.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
UP TO 5,951,250 SHARES OF COMMON STOCK


                                                             MFS FINANCIAL, INC.
                      (Proposed Holding Company for Mutual Federal Savings Bank)

================================================================================
      Mutual Federal is converting from the mutual to the stock form of organization. As part of the conversion, Mutual Federal will issue all of its common stock to MFS Financial. MFS Financial has been formed to be the holding company for Mutual Federal. The common stock of MFS Financial expects to be listed for trading on the Nasdaq National Market under the symbol "MFSF."
================================================================================


                              TERMS OF THE OFFERING



                                                                                                                          Maximum,
                                                                               Minimum               Maximum             as Adjusted
                                                                               -------               -------             -----------

Per Share Price ..................................................           $     10.00           $     10.00           $     10.00
Number of Shares .................................................             3,825,000             5,175,000             5,951,250
Underwriting Commission and Other Expenses .......................           $ 1,500,000           $ 1,500,000           $ 1,500,000
Net Proceeds to MFS Financial ....................................           $36,750,000           $50,250,000           $58,012,500
Net Proceeds Per Share, excluding the shares .....................
 issued to The Mutual Federal Savings Bank
 Charitable Foundation ...........................................           $      9.61           $      9.71           $      9.75


      PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 9 OF THIS DOCUMENT.

      Charles Webb & Company will use its best efforts to assist MFS Financial in selling at least the minimum number of shares but does not guarantee that this number will be sold.

      The offering to depositors and borrowers of Mutual Federal will end at 12:00 Noon, Muncie, Indiana time, on _______, 1999. MFS Financial will hold all funds of subscribers in an interest-bearing savings account at Mutual Federal until the conversion is completed or terminated. Funds will be returned promptly with interest if the conversion is terminated.

      THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, NOR ANY OTHER FEDERAL AGENCY OR STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      For information on how to subscribe, call the Stock Information Center at
(765) 213-2963.


               --------------------------------------------------
                             CHARLES WEBB & COMPANY,
                   A DIVISION OF KEEFE, BRUYETTE & WOODS, INC.
               --------------------------------------------------


                           [__________________], 1999

                          MUTUAL FEDERAL SAVINGS BANK
                                OFFICE LOCATIONS
--------------------------------------------------------------------------------
            Albany:                       North Webster:
            401 West State Street         Crystal Flash Road & SR 13N
            Albany, IN 47320              North Webster, IN 46555

            Muncie:                       Warsaw:
            110 East Charles Street       219 West Market Street
            Muncie, IN 47305              Warsaw, IN 46580

            2918 West Jackson Street      2022 East Center Street
            Muncie, IN 47304              Warsaw, IN 46580

            McGalliard & Oakwood Road     Winchester:
            Muncie, IN 47304              110 West Pearl Street
                                          Winchester, IN 47394
            2000 South Madison Street
            Muncie, In 47302              Yorktown:
                                          State Road 32 West
            3333 North Broadway Avenue    Yorktown, IN 47396
            Muncie, IN 47303

            3701 West Bethel Avenue
            Muncie, IN 47304



             [MAP of Registrant's market area to be produced here.]

                                     SUMMARY

      This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read this entire document carefully, including the financial statements and the notes to the financial statements.

THE COMPANIES:

                               MFS FINANCIAL, INC.
                              110 E. Charles Street
                              Muncie, Indiana 47305

      MFS Financial will be the holding company for Mutual Federal when our conversion to stock form is complete. MFS Financial was formed in September 1999 and has not engaged in any business.


      The following table shows our ownership structure after completing the conversion and a planned contribution of shares to The Mutual Federal Savings Bank Charitable Foundation, Inc.:

                                              ---------------------
-------------------                            THE MUTUAL FEDERAL
PUBLIC STOCKHOLDERS                               SAVINGS BANK
-------------------                                CHARITABLE
        /                                        FOUNDATION, INC.
        /                                     ---------------------
        /                                               /
        / 96.2% of the                                  / 3.8% of the
        / common stock                                  / common stock
 ----------------------------------------------------------------
                             MFS FINANCIAL
 ----------------------------------------------------------------
                                    /
                                    / 100% of Mutual Federal's common stock
                    -----------------------------
                     MUTUAL FEDERAL SAVINGS BANK
                    -----------------------------




                           MUTUAL FEDERAL SAVINGS BANK
                              110 E. Charles Street
                              Muncie, Indiana 47305

      Mutual Federal is a federal mutual savings bank. At June 30, 1999, we had total assets of $490.0 million, deposits of $384.6 million and total equity of $45.6 million. We are changing our structure by becoming a stock savings bank.

      We are a community-oriented savings bank serving primarily Delaware, Randolph and Kosciusko Counties in Indiana through 13 full service banking offices. We emphasize residential mortgage lending, primarily originating one-to four-family mortgage loans. We also originate a wide variety of consumer loans.

THE STOCK OFFERING


     We are converting to stock form and offering common stock to the public primarily to better allow us to grow through expanded operations, as well as through increased branching and acquisitions. The stock form will also give us more flexibility to increase our capital position and to offer stock-based employee compensation. See "Mutual Federal's Conversion - Our Reasons for the Corporate Change."

      We are offering between 3,825,000 and 5,175,000 shares of MFS Financial at $10.00 per share. Because of changes in financial market conditions before we complete the conversion, the number of shares we offer may increase to 5,951,250 shares with the approval of the Office of Thrift Supervision and without any notice to you. If so, you will not have the chance to change or cancel your stock order.


      Charles Webb & Company, a division of Keefe, Bruyette & Woods, Inc. will assist us in selling the stock. For further information about Charles Webb & Company's role in the offering, see "Mutual Federal's Conversion - Marketing Arrangements."

HOW WE DETERMINED THE OFFERING RANGE AND THE $10.00 PRICE PER SHARE


     The independent appraisal by RP Financial, LC., dated as of October 25, 1999, established the offering range. This appraisal was based on our financial condition and operations and the effect of the additional capital raised in the conversion. The $10.00 price per share was determined by our board of directors and is the price most commonly used in stock offerings involving conversions of mutual savings institutions. RP Financial will update the appraisal before the completion of the conversion.

TERMS OF THE OFFERING

      We are offering the shares of common stock to those with subscription rights in the following order of priority:

      (1) Depositors who held at least $50 with us on July 31, 1998.

      (2) The MFS Financial employee stock ownership plan.

      (3) Depositors who held at least $50 with us on September 30, 1999.

      (4) Borrowers as of April 1, 1984 who continue as borrowers as of ______, 1999 and depositors as of ________, 1999.

      (5) Mutual Federal's directors, officers and employees.

      Shares of common stock not subscribed for in the subscription offering will be offered to the general public in a direct community offering and, if necessary, a public offering. See pages [___] to [___].

TERMINATION OF THE OFFERING


      The subscription offering will end 12:00 Noon, Muncie, Indiana time on [__________], 1999. If fewer than the minimum number of shares are subscribed for in the subscription offering and we do not get orders for at least the minimum number of shares by [____________], 1999, we will either:

      (1) promptly return any payment you made to us, with interest, or cancel any withdrawal authorization you gave us; or

      (2) extend the offering, if allowed, and give you notice of the extension and of your rights to cancel or change your order. If we extend the offering and you do not respond to the notice, then we will cancel your order and return your payment, with interest, or cancel any withdrawal authorization you gave us. We must complete the offering by December __, 2001.


HOW WE WILL USE THE PROCEEDS RAISED FROM THE SALE OF COMMON STOCK

      We intend to use the net proceeds received from the stock offering, assuming completion of the offering at the maximum of the estimated offering range, as follows:



      $18,749,000   Retained by MFS Financial and initially placed in short-term investments for general corporate purposes

      4,306,000     Employee stock ownership plan loan

      2,070,000     Cash contribution to The Mutual Federal Savings Bank
                    Charitable Foundation, Inc.

      25,125,000    Used to buy the stock of Mutual Federal

      $50,250,000   Net proceeds from stock offering


      We intend to use the proceeds at Mutual Federal for future lending and investment, in addition to general corporate purposes.


WE CURRENTLY INTEND TO PAY A CASH DIVIDEND IN THE FUTURE

      We currently plan to pay cash dividends in the future. However, the amount and timing of any dividends has not yet been determined. Based on our earnings history and the proceeds from the conversion, we believe we will have the financial ability to pay dividends, but future dividends are not guaranteed and will depend on our ability to pay them. We will not pay or take any steps to pay a tax-free dividend which qualifies as a return of capital for at least one year following the stock offering.

THE COMMON STOCK IS EXPECTED TO BE TRADED ON THE NASDAQ NATIONAL MARKET


      We expect our common stock to be traded on the Nasdaq National Market under the symbol "MFSF." Our application to list our stock on the Nasdaq National Market is currently pending. However, persons purchasing shares may not be able to sell their shares when they want to, or at a price equal to or above $10.00.

BENEFITS TO MANAGEMENT FROM THE OFFERING

      We intend to establish the MFS Financial employee stock ownership plan which will purchase 8% of the shares sold in this offering, including shares issued to the foundation. A loan from MFS Financial to the plan, funded by a portion of the proceeds from this offering, will be used to purchase these shares. If shares are not available for purchase by the employee stock ownership plan in the subscription offering, then the plan will purchase the shares in the open market. The employee stock ownership plan will provide a retirement benefit to all employees eligible to participate in the plan.

      We also intend to adopt a stock option plan and a restricted stock plan for the benefit of directors, officers and employees, subject to shareholder approval. If we adopt the restricted stock plan, some of these individuals will be awarded stock at no cost to them. As a result, both the employee stock ownership plan and the restricted stock plan will increase the voting control of management without a cash outlay.

      The following table presents the total value of the shares of common stock, at the maximum of the offering range and including the shares issued to the foundation, which would be acquired by the employee stock ownership plan and the total value of all shares to be available for award and issuance under the restricted stock plan. The table assumes that the value of the shares is $10.00 per share. The table does not include a value for the options because the price paid for the option shares will be equal to the fair market value of the common stock on the day that the options are granted. As a result, financial gains can be realized under an option only if the market price of common stock increases.



                                                                Percentage of
                                            Estimated           Shares Issued
                                          Value of Shares      in the Offering
                                          ---------------      ---------------

Employee Stock Ownership Plan ...........   $4,306,000               8.0%
Restricted Stock Awards .................    2,153,000               4.0
Stock Options ...........................           --              10.0
                                            ----------              ----
     Total ..............................   $6,459,000              22.0%


      In addition, upon completion of the conversion, we intend to enter into employment agreements with R. Donn Roberts, President and Chief Executive Officer and Timothy J. McArdle, Senior Vice President, Treasurer and Controller. The employment agreements are designed to assist us in maintaining a stable and competent management team after the conversion. The employment agreements will have a term of three years and provide for an annual base salary in an amount not less than such individual's current salary. Officers Roberts and McArdle currently have a base salary of $238,000 and $101,500, respectively.

      For a further discussion of benefits to management, see "Management."


WE INTEND TO CONTRIBUTE A TOTAL OF UP TO $4.5 MILLION IN CASH AND STOCK TO OUR CHARITABLE FOUNDATION


      To continue our long-standing commitment to our local communities, upon completion of this offering, we intend to contribute to The Mutual Federal Savings Bank Charitable Foundation, a charitable foundation established by us in 1998, shares of our common stock and cash equal to a total of 8% of the value of the shares sold in this offering, up to a maximum of $4.5 million. Based on the maximum amount of shares offered, in addition to the shares sold in this offering, we will also issue 207,000 shares to the foundation, worth $2.1 million, and make a cash contribution of $2.1 million to the foundation. We expect the foundation to continue to support charitable causes in Mutual Federal's primary market areas. Charitable contributions by Mutual Federal totaled $63,000 in 1996, $69,000 in 1997 and $97,000 in 1998. If we make the contribution to the foundation, the total number of shares we offer for sale will be lower than if the offering were completed without the contribution to the foundation. For a further discussion of the financial impact of the foundation, see "Risk Factors - The contribution to the foundation will reduce our earnings," "Pro Forma Data" and "Comparison of Valuation and Pro Forma Information With No Foundation." If we do not make the contribution to the foundation, the $2.1 million cash contribution will not be made and will become additional capital for use in Mutual Federal's business.


HOW TO PURCHASE COMMON STOCK


      NOTE: ONCE WE RECEIVE YOUR ORDER, YOU CANNOT CANCEL OR CHANGE IT WITHOUT OUR CONSENT. IF MFS FINANCIAL INTENDS TO SELL FEWER THAN 3,825,000 SHARES OR MORE THAN 5,951,250 SHARES, ALL SUBSCRIBERS WILL BE NOTIFIED AND GIVEN THE OPPORTUNITY TO CHANGE OR CANCEL THEIR ORDERS. IF YOU DO NOT RESPOND TO THIS NOTICE, WE WILL RETURN YOUR FUNDS PROMPTLY WITH INTEREST.


      If you want to subscribe for shares you must complete an original stock order form and send it, together with full payment or withdrawal authorization, to Mutual Federal in the postage-paid envelope provided. You must sign the certification that is part of the stock order form. We must receive your stock order form before the end of the offering period.

      You may pay for shares in any of the following ways:

      o BY CASH, if delivered in person to a full-service banking office of Mutual Federal.

      o  BY CHECK OR MONEY ORDEr made payable to MFS Financial.

      o BY AUTHORIZING A WITHDRAWAL FROM AN ACCOUNT AT MUTUAL FEDERAL. To use funds in an Individual Retirement Account at Mutual Federal, you must transfer your account to a self-directed account with Mutual Financial Services or with an unaffiliated institution or broker. Please contact the conversion center at least one week before the end of the offering for assistance.


      We will pay interest on your subscription funds at the rate Mutual Federal pays on passbook accounts from the date it receives your funds until the conversion is completed or terminated. All funds authorized for withdrawal from deposit accounts with Mutual Federal will earn interest at the applicable account rate until the conversion is completed. There will be no early withdrawal penalty for withdrawals from certificates of deposit used to pay for stock.

STOCK INFORMATION CENTER

      If you have any questions regarding the offering or our conversion to stock form, please call the Stock Information Center at (765) 213-2963.

      Mutual Federal has a website, (http://www.mfsbank.com). Upon completion of the subscription offering on [_______________], 1999, the website will provide a current update on the status of the offering.

SUBSCRIPTION RIGHTS

      Subscription rights are not allowed to be transferred and we will act to ensure that you do not transfer your subscription rights. We will not accept any stock orders that we believe involve the transfer of subscription rights.

IMPORTANT RISKS IN OWNING MFS FINANCIAL'S COMMON STOCK

      Before you decide to purchase stock, you should read the "Risk Factors" section on pages [__] to [__] of this document.

                                  RISK FACTORS

      You should consider these risk factors, in addition to the other information in this prospectus, before deciding whether to make an investment in this stock.

RISING INTEREST RATES MAY HURT OUR PROFITS.

      To be profitable, we have to earn more money in interest we receive on loans and investments we make than we pay to our depositors and lenders in interest. If interest rates rise, our net interest income could be reduced if interest paid on interest-bearing liabilities, such as deposits and borrowings, increases more quickly than interest received on interest-earning assets, such as loans, mortgage-related and investment securities. In addition, rising interest rates may hurt our income because they may reduce the demand for loans and the value of our mortgage-related and investment securities. For a further discussion of how changes in interest rates could impact us, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset and Liability Management and Market Risk."

AFTER THIS OFFERING, OUR RETURN ON EQUITY WILL BE LOW COMPARED TO OTHER COMPANIES AND OUR COMPENSATION EXPENSES WILL INCREASE. THIS COULD NEGATIVELY IMPACT THE PRICE OF OUR STOCK.

      The proceeds we will receive from the sale of our common stock will significantly increase our capital and it will take us time to fully use this capital in our business operations. Our compensation expenses will also increase because of the costs associated with the employee stock ownership and stock-based incentive plans. Therefore, we expect our return on equity to be below our historical level and less than our regional and national peers. This low return on equity could hurt our stock price. We cannot guarantee when or if we will achieve returns on equity that are comparable to industry peers. For further information regarding pro forma income and expenses, see "Pro Forma Data."

OUR LOAN PORTFOLIO POSSESSES INCREASED RISK DUE TO OUR SUBSTANTIAL NUMBER OF CONSUMER, MULTI-FAMILY AND COMMERCIAL REAL ESTATE AND COMMERCIAL BUSINESS LOANS.


      Our consumer, multi-family and commercial real estate, and commercial business loans accounted for approximately one-third of our total loan portfolio as of June 30, 1999. Generally, we consider these types of loans to involve a higher degree of risk compared to first mortgage loans on one- to four-family, owner occupied residential properties. In addition, we plan to increase our emphasis on commercial real estate and commercial business lending. Because of our planned increased emphasis on and increased investment in commercial real estate and commercial business loans, we may determine it necessary to increase the level of our provision for loan losses. Increased provisions for loan losses would hurt our profits. For further information concerning the risks associated with consumer, multi-family and commercial real estate and commercial business loans, see "Business of Mutual Federal - Lending Activities" and "-- Asset Quality."

THE CONTRIBUTION TO THE FOUNDATION WILL REDUCE OUR EARNINGS.


      MFS Financial intends to contribute to The Mutual Federal Savings Bank Charitable Foundation shares of its common stock equal to 4% of the shares sold in the stock offering, worth $2.1 million, plus cash equal to the value of 4% of the stock sold in the stock offering, or $2.1 million at the maximum of the estimated offering range, and subject to a maximum total contribution of $4.5 million. This contribution will be a significant expense to MFS Financial and will decrease our net income for the year ending December 31, 1999. For a further discussion regarding the effect of the contribution to the foundation, see "Pro Forma Data."


THE CONTRIBUTION TO THE FOUNDATION MEANS THAT YOUR TOTAL OWNERSHIP WILL BE 3.85% LESS AFTER WE MAKE THE CONTRIBUTION.

      If you purchase shares, then your voting interests in MFS Financial will be reduced by 3.85% when we contribute our shares to the foundation. For a further discussion regarding the effect of the contribution to the foundation, see "Pro Forma Data," "Comparison of Valuation and Pro Forma Information With No Foundation" and "Mutual Federal's Conversion - The Mutual Federal Savings Bank Charitable Foundation."

WE INTEND TO GRANT STOCK OPTIONS AND RESTRICTED STOCK TO THE BOARD AND MANAGEMENT FOLLOWING THE CONVERSION WHICH COULD REDUCE YOUR OWNERSHIP INTEREST.


      If approved by a vote of the shareholders, we intend to establish a stock option plan with a number of shares equal to 10% of the shares issued in the conversion and a restricted stock plan with a number of shares equal to 4% of the shares issued in the conversion, worth $2.2 million at the purchase price and assuming the maximum of the estimated offering range, for the benefit of directors, officers and employees of MFS Financial and Mutual Federal. Stock options are paid for by the recipient in an amount equal to the fair market value of the stock on the date of the grant. This payment is not made until the option is actually exercised by the recipient. Restricted stock is a bonus paid in the form of stock rather than cash, and is not paid for by the recipient. Awards under these plans will reduce the ownership interest of all stockholders. For further discussion regarding these plans, see "Pro Forma Data" and "Management - Benefits Other Stock Benefit Plans."


THE AMOUNT OF COMMON STOCK WE WILL CONTROL, OUR ARTICLES OF INCORPORATION AND BYLAWS AND STATE AND FEDERAL STATUTORY PROVISIONS COULD DISCOURAGE HOSTILE ACQUISITIONS OF CONTROL.


      Our board of directors, directors emeritus and executive officers intend to purchase approximately 6.92% of our common stock at the maximum of the offering range. These purchases, together with the purchase of 8% of the shares by the employee stock ownership plan, as well as the potential acquisition of common stock through the proposed stock option plan and restricted stock plan will result in significant inside ownership of MFS Financial. This inside ownership and provisions in our articles of incorporation and bylaws may have the effect of discouraging attempts to acquire MFS Financial, a proxy contest for control of MFS Financial, the assumption of control of MFS Financial by a holder of a large block of common stock and the removal of MFS Financial's management, all of which certain shareholders might think are in their best interests. These provisions include, among other things:


      o  the staggered terms of the members of the board of directors;

      o an 80% shareholder vote requirement for the approval of any merger or consolidation of MFS Financial into any entity that directly or indirectly owns 5% or more of MFS Financial voting stock if the transaction is not approved in advance by at least a majority of the disinterested members of MFS Financial's board of directors;

      o supermajority shareholder vote requirements for the approval of certain amendments to MFS Financial's articles of incorporation and bylaws;

      o a prohibition on any holder of common stock voting more than 10% of the outstanding common stock;

      o elimination of cumulative voting by shareholders in the election of directors;

      o  restrictions on the acquisition of our equity securities; and

      o the authorization of 5,000,000 shares of preferred stock that could be issued without shareholder approval on terms or in circumstances that could deter a future takeover attempt.

      In addition, the Maryland business corporation law, the state where MFS Financial is incorporated, provides for certain restrictions on acquisition of MFS Financial, and federal law contains restrictions on acquisitions of control of savings and loan holding companies such as MFS Financial.


HOLDERS OF MFS FINANCIAL COMMON STOCK MAY NOT BE ABLE TO SELL THEIR SHARES WHEN DESIRED IF A LIQUID TRADING MARKET DOES NOT DEVELOP OR FOR $10.00 OR MORE PER SHARE EVEN IF A LIQUID TRADING MARKET DEVELOPS.

      We have never issued common stock to the public. Consequently, there is no established market for the common stock. We expect our common stock to be quoted on the Nasdaq National Market under the symbol "MFSF." We cannot predict whether a liquid trading market in shares of MFS Financial's common stock will develop or how liquid that market might become. Persons purchasing shares may not be able to sell their shares when they desire if a liquid trading market does not develop and may not be able to sell them at a price equal to or above $10.00 per share even if a liquid trading market develops.

IF OUR COMPUTER SYSTEMS DO NOT PROPERLY WORK ON JANUARY 1, 2000, OUR BUSINESS OPERATIONS WILL BE DISRUPTED.

      If our computer systems and the computer systems operated by our third party vendors do not properly work on January 1, 2000, then we could experience a disruption in our business operations. As a result, our financial condition and results of operations could be weakened. See "Management's Discussion and Analysis of Financial Condition and Results of Operations Year 2000 Issues."

                        SELECTED FINANCIAL AND OTHER DATA


     The summary information presented below under "Selected Financial Condition Data" and "Selected Operations Data" for, and as of the end of, each of the years ended December 31 is derived from our audited consolidated financial statements. Information at June 30, 1999 and for the six months ended June 30, 1999 and 1998 is unaudited but, in the opinion of management, includes all adjustments, comprising only normal recurring accruals, necessary for a fair presentation of the financial position and results of operations as of and for these dates. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results of operations for the entire year. The following information is only a summary and you should read it in conjunction with our consolidated financial statements and notes beginning on page F-2.


                                                                                               December 31,
                                                       June 30,     ----------------------------------------------------------------
                                                         1999          1998          1997          1996          1995          1994
                                                      ---------     ---------     ---------     ---------     ---------     --------
                                                                                      (In Thousands)
SELECTED FINANCIAL CONDITION DATA:
Total assets ...................................      $490,035      $469,515      $458,695      $434,389      $402,708      $381,070
Loans receivable, net ..........................       420,539       398,146       399,290       378,290       345,738       322,102
Investment securities:
  Available-for-sale, at market value ..........        10,121        14,208        12,370        11,765        12,509        12,883
  Held-to-maturity .............................        12,826        11,004        10,167         8,997        13,470        14,092
Total deposits .................................       384,562       365,999       344,860       330,235       312,218       300,854
Total borrowings ...............................        53,161        52,462        66,255        61,109        50,783        44,974
Total equity capital ...........................        45,619        43,846        39,660        35,479        32,864        29,090

                                                           Six Months Ended
                                                               June 30,                         Year Ended December 31,
                                                           ----------------    -----------------------------------------------------
                                                           1999        1998      1998       1997       1996       1995       1994
                                                           ----        ----      ----       ----       ----       ----       ----
                                                                                             (In Thousands)
SELECTED OPERATIONS DATA:
Total interest income ................................   $ 16,746   $ 17,540   $ 34,474   $ 34,085   $ 32,427   $ 29,915   $ 27,489
Total interest expense ...............................      9,251      9,973     19,690     19,082     17,851     16,429     14,068
                                                         --------   --------   --------   --------   --------   --------   --------

   Net interest income ...............................      7,495      7,567     14,784     15,003     14,576     13,486     13,421
Provision for loan losses ............................        380        382      1,265        700        570        650        725
                                                         --------   --------   --------   --------   --------   --------   --------
Net interest income after provision for
 loan losses .........................................      7,115      7,185     13,519     14,303     14,006     12,836     12,696
                                                         --------   --------   --------   --------   --------   --------   --------
Fees and service charges .............................        778        747      1,544      1,316      1,132        933        956
Gain (loss) on sales of loans,
 mortgage-backed securities and
 investment securities ...............................         32        218        807        188         12         23        (28)
Other non-interest income ............................        460        548      1,077        579        763        875        892
                                                         --------   --------   --------   --------   --------   --------   --------
Total non-interest income ............................      1,270      1,513      3,428      2,083      1,907      1,831      1,820
Total non-interest expense ...........................      5,528      5,304     10,759     10,091     11,947      9,697      9,002
                                                         --------   --------   --------   --------   --------   --------   --------
Income before taxes ..................................      2,857      3,394      6,188      6,295      3,966      4,970      5,514
Income tax provision .................................        934      1,163      2,049      2,160      1,266      1,545      1,975
                                                         --------   --------   --------   --------   --------   --------   --------
Net income ...........................................   $  1,923   $  2,231   $  4,139   $  4,135   $  2,700   $  3,425   $  3,539
                                                         ========   ========   ========   ========   ========   ========   ========



                                                             Six Months Ended
                                                                 June 30,                      Year Ended December 31,
                                                            ------------------    --------------------------------------------------
                                                             1999       1998       1998       1997       1996      1995        1994
                                                            ------     ------     ------     ------     ------     ------     ------
SELECTED FINANCIAL RATIOS AND OTHER
DATA:
Performance Ratios:

  Return on average assets (ratio of net
    income to average total assets)(1) ................      0.80%      0.96%      0.89%      0.93%      0.64%      0.87%      0.93%
  Return on average equity (ratio of
    net income to average equity)(1) ..................      8.55      10.89       9.83      11.36       7.79      10.92      12.92
  Interest rate spread (average during
   period)(1) .........................................      3.21       3.27       3.21       3.34       3.42       3.39       3.57
  Net interest margin (1)(2) ..........................      3.39       3.48       3.42       3.58       3.66       3.63       3.76
  Ratio of operating expense to average
    total assets ......................................      2.31       2.28       2.31       2.28       2.84       2.46       2.38
  Ratio of average interest-earning
    assets to average interest-bearing
    liabilities .......................................    104.25     104.68     104.56     105.18     105.48     105.87     104.76
  Efficiency ratio(3)..................................     63.07      58.41      59.08      59.06      72.48      63.31      59.06

Asset Quality Ratios:
  Non-performing assets to total assets
   at end of period ...................................      0.34       0.24       0.29       0.62       0.49       0.59       0.52
  Non-performing loans to total
    loans .............................................      0.28       0.14       0.28       0.19       0.40       0.60       0.53
  Allowance for loan losses to non-
   performing loans ...................................    300.82     563.94     307.36     406.71     193.65     129.60     138.22
  Allowance for loan losses to loans
   receivable, net ....................................      0.86       0.80       0.85       0.77       0.78       0.79       0.75

Capital Ratios(4):
  Equity to total assets at end of
    period ............................................      9.31       8.96       9.34       8.65       8.17       8.16       7.63
  Average equity to average assets ....................      9.41       8.82       9.06       8.22       8.24       7.95       7.23

Other Data:
  Number of full-service offices ......................        13         12         12         12         11         11         11

----------------------

(1)   Ratios for the six month periods have been annualized.

(2)   Net interest income divided by average interest earning assets.

(3) Total non-interest expense divided by net interest income plus total non-interest income.

(4) For regulatory capital ratios, see "How We are Regulated - Regulatory Capital Requirements."

                               RECENT DEVELOPMENTS

      The selected financial and operating data presented below at September 30, 1999 and for the three and nine months ended September 30, 1999 and 1998 are unaudited. In the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation have been included. The results of operations and other data for the three and nine months ended September 30, 1999, are not necessarily indicative of the results of operations for the fiscal year ending December 31, 1999.


                                                  September 30,   December 31,
                                                      1999           1998
                                                  -------------   ------------
                                                          (In Thousands)

SELECTED FINANCIAL CONDITION DATA:
Total assets ...................................    $512,886       $469,515
Loans receivable, net ..........................     436,789        398,146
Investment securities:
    Available-for-sale, at market value ........       9,515         14,208
    Held-to-maturity ...........................      12,992         11,004
Total deposits .................................     379,676        365,999
Total borrowings ...............................      78,183         52,462
Total equity ...................................      46,527         43,846




                                                                                 Three Months Ended             Nine Months Ended
                                                                                   September 30,                   September 30,
                                                                             ------------------------        -----------------------
                                                                               1999            1998           1999            1998
                                                                             --------        --------        --------        -------
                                                                                                          (In Thousands)
SELECTED OPERATIONS DATA:
Total interest income ..............................................         $ 8,570         $ 8,459         $25,316         $25,999
Total interest expense .............................................           4,837           4,883          14,088          14,856
                                                                             -------         -------         -------         -------

     Net interest income ...........................................           3,733           3,576          11,228          11,143
Provision for loan losses ..........................................             190             392             570             774
                                                                             -------         -------         -------         -------
     Net interest income after provision for loan
      losses .......................................................           3,543           3,184          10,658          10,369
Fees and service charges ...........................................             444             385           1,222           1,132
Gain on sale of loans, mortgage-backed
 securities and investment securities ..............................              --             594              32             812
Other non-interest income ..........................................             312             233             772             781
                                                                             -------         -------         -------         -------
     Total non-interest income .....................................             756           1,212           2,026           2,725
     Total non-interest expense ....................................           2,901           2,802           8,429           8,106
                                                                             -------         -------         -------         -------
     Income before taxes ...........................................           1,398           1,594           4,255           4,988
Income tax provision ...............................................             447             537           1,381           1,700
                                                                             -------         -------         -------         -------
     Net income ....................................................         $   951         $ 1,057         $ 2,874         $ 3,288
                                                                             =======         =======         =======         =======

                                                                          For the Three Months Ended    For the Nine Months Ended
                                                                                September 30,                 September 30,

                                                                            1999           1998           1999           1998
                                                                          -------        --------       --------       -------
SELECTED FINANCIAL RATIOS AND OTHER DATA:
Performance Ratios:
  Return on average assets (ratio of net income to
   average total assets)(1) ........................................        0.76%          0.92%          0.79%          0.95%
  Return on average equity (ratio of net income to
   average total assets)(1) ........................................        8.21%          9.88%          8.44%         10.54%
  Interest rate spread (average during the period)(1) ..............        3.07%          3.15%          3.17%          3.23%
  Net interest margin(1)(2) ........................................        3.23%          3.36%          3.34%          3.44%
  Ratio of operating expense to average total assets ...............        2.31%          2.62%          2.31%          2.39%
  Ratio of average interest-earning assets to average
    interest-bearing liabilities ...................................      103.81%        104.53%        104.08%        104.63%
  Efficiency ratio (3)..............................................       64.60%         62.71%         63.60%         59.89%

Asset Quality Ratios:
  Non-performing assets to total assets at end of period ...........        0.32%          0.25%          0.32%          0.25%
  Non-performing loans to total loans ..............................        0.28%          0.20%          0.28%          0.20%
  Allowance for loan losses to non-performing loans ................      298.71%        448.98%        298.71%        448.98%
  Allowance for loan losses to loans receivable, net ...............        0.84%          0.89%          0.84%          0.89%

Capital Ratios (4):
  Equity to total assets at end of period ..........................        9.07%          9.25%          9.07%          9.25%
  Average equity to average assets .................................        9.23%          9.32%          9.35%          8.98%

Other Data:
  Number of full service offices ...................................          13             12             13             12

(1)   Ratios for the three and nine month periods have been annualized.
(2)   Net interest income divided by average interest earning assets.
(3) Total non-interest expense divided by net interest income plus total non-interest income.
(4) For regulatory capital ratios, see "How We are Regulated - Regulatory Capital Requirements."

CAPITAL REQUIREMENTS

      The following table sets forth Mutual Federal historical compliance with its capital requirements at September 30, 1999. See "How We are Regulated - Regulatory Capital Requirements".

                                                          At September 30, 1999
                                                       -------------------------
                                                       Amount            Percent
                                                       ------            -------
Tangible Capital
     Actual ...............................            $45,149             8.83%
     Required .............................              7,671             1.50%
     Excess ...............................             37,478             7.33%

Core Capital
     Actual ...............................            $45,149             8.83%
     Required .............................             20,456             4.00%
     Excess ...............................             24,693             4.83%

Risk-based Capital
     Actual ...............................            $48,584            14.84%
     Required .............................             26,188             8.00%
     Excess ...............................             22,396             6.84%

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                         OF RECENT FINANCIAL INFORMATION

COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 1999 AND DECEMBER 31, 1998

      Total assets at September 30, 1999 were $512.9 million compared to $469.5 million at December 31, 1998, an increase of $43.4 million. The primary factors in this increase were a $38.6 million increase in loans and a $5.5 million increase in cash. The increase in loans was due primarily to the continued strong loan demand in our markets. The increase in cash was in preparation for calendar year end in response to year 2000 issues.

      Total deposits of Mutual Federal increased $13.7 million from $366.0 million at December 31, 1998, to $379.7 million at September 30, 1999. The increase was primarily due to an increase in public fund deposits, due to more aggressive bidding. Additional Federal Home Loan Bank advances of $24.9 million were used to fund the growth in our loan portfolio.

      Total equity at September 30, 1999 was $46.5 million compared to $43.8 million at December 31, 1998. This was an increase of $2.7 million or 6.2%. Net earnings of $2.9 million for the nine months ended September 30, 1999 were partially offset by a $193,000 increase in unrealized loss in securities available for sale, net of deferred income taxes.

COMPARISON OF RESULTS FOR THREE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

      GENERAL. Mutual Federal reported net income of $951,000 for the three month period ended September 30, 1999 compared to net income of $1.1 million for the three month period ended September 30, 1998. The decrease was primarily due to a 37.7% decrease in other income, due to $589,000 in gains on loan sales in the 1998 period with no corresponding gain in the 1999 period.

      NET INTEREST INCOME. Net interest income increased $157,000 or 4.4% to $3.7 million for the 1999 period compared to the 1998 period, reflecting a $111,000 or 1.3% increase in interest income and a $46,000 or 1.0% decrease in interest expense. Mutual Federal's interest rate spread decreased to 3.07% for the 1999 period compared to 3.15% for the 1998 period. In addition, the ratio of average interest-earning assets to average interest-bearing liabilities decreased to103.8% for the 1999 period compared to104.5% for the 1998 period.

      INTEREST INCOME. The increase in interest income for the 1999 period was primarily due to an increase in the average balance of Mutual Federal's interest-earning assets, partially offset by a decrease in the yield on earning assets. The average yield earned on Mutual Federal's loan portfolio decreased from 8.10% in the 1998 period to 7.51% in the 1999 period. The lower yield in 1999 was primarily due to the effect of refinancing activity and loan sales during 1998. In addition, the average yield earned on Mutual Federal's mortgage-backed and investment securities and trading securities portfolios decreased from 6.22% for the 1998 period to 5.91% for the 1999 period, primarily due to a reduction in market rates of interest and the sale of available-for-sale securities which had an above market rate of interest. The average balance of Mutual Federal's mortgage-backed securities, investment securities and trading securities portfolios increased $2.2 million or 9.9% to $24.7 million for the 1999 period compared to the 1998 period primarily as a result of the purchase of additional securities.

      INTEREST EXPENSE. Interest expense for the three month period ended September 30, 1999 was $4.8 million as compared to $4.9 million for the three month period ended September 30, 1998. The decrease in interest expense was primarily due to the reduction of the rate paid on average interest-bearing liabilities for the three month period ended September 30, 1999 to 4.34% compared to 4.80% for the same period in 1998. The decrease in interest expense was partially offset by the increase in average outstanding interest-bearing liabilities from the three month period ended September 30, 1998 to the three month period ended September 30, 1999.

      PROVISION FOR LOAN LOSSES. For the three month period ended September 30, 1999, the provision for loan losses amounted to $190,000 compared to a provision for loan losses in the 1998 period of $392,000. During the three months ended September 30, 1998, $200,000 was added to the provision for loan losses relating to loans in litigation. See "Business of Mutual Federal - Asset Quality -
Other Loans of Concern." At September 30, 1999, Mutual Federal's allowance for loan losses was $3.7 million or .84% of the total loan portfolio and approximately 298.7% of total non-performing loans.

      OTHER INCOME. Other income amounted to $756,000 and $1.2 million for the three months ended September 30, 1999 and 1998, respectively. The decrease was primarily the result of a $589,000 gain on the sale of loans in the 1998 period with no corresponding gain in the 1999 period.

      OTHER EXPENSES. Non-interest expense was $2.9 million for the three months ended September 30, 1999 compared to $2.8 million for the three month period ended September 30, 1998. This was an increase of $99,000 or 3.5%. Compensation and benefits expense increased to $1.7 million for the three month period ended September 30, 1999 compared to $1.6 million for the three month period ended September 30, 1998. This was an increase of $105,000 or 6.5%. The increase was due to an addition of several staff relating to the opening of a new in- grocery store full service office. Equipment expenses increased $69,000 or 56.2% from $123,000 during the three month period ended September 30, 1998 to $192,000 for the same period ended September 30, 1999. The increase was a result of increased costs related to Year 2000 hardware and software purchases.

COMPARISON OF RESULTS FOR NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

      GENERAL. Mutual Federal reported net income of $2.9 million for the nine month period ended September 30, 1999 compared to net income of $3.3 million for the nine month period ended September 30, 1998. The decrease was primarily due to a 25.7% decrease in other income, due to a gain on loan sales in the 1998 period with no corresponding gain in the 1999 period.

      NET INTEREST INCOME. Net interest income increased $85,000 or .8% to $11.1 million for the 1999 period compared to the 1998 period, reflecting a $683,000 or 2.6% decrease in interest income which was offset by a $768,000 or 5.2% decrease in interest expense. Mutual Federal's interest rate spread decreased to
3.17% for the 1999 period compared to 3.23% for the 1998 period. In addition, the ratio of average interest-earning assets to average interest-bearing liabilities decreased to 104.1% for the 1999 period compared to 104.6% for the 1998 period.

      INTEREST INCOME. The decrease in interest income for the 1999 period was primarily due to a decrease in the yield on earning assets, partially offset by an increase in the average balance of Mutual Federal's interest-earning assets. The average yield earned on Mutual Federal's loan portfolio decreased from 8.17% in the 1998 period to 7.65% in the 1999 period. The lower yield in 1999 was primarily due to the effect of refinancing activity and loan sales during 1998. In addition, the average yield earned on Mutual Federal's mortgage-backed and investment securities and trading securities portfolios decreased from 6.25% for the 1998 period to 5.85% for the 1999 period, primarily due to a reduction in market rates of interest and the sale of available-for-sale securities which had an above market rate of interest. The average balance of Mutual Federal's mortgage-backed securities, investment securities and trading securities portfolios increased $3.9 million or 18.3% to $24.8 million for the 1999 period compared to the 1998 period primarily as a result of the purchase of additional securities.

      INTEREST EXPENSE. The decrease in interest expense during the 1999 period was primarily due to a decrease in the average rate paid on liabilities and the average balance of borrowings, partially offset by an increase in the average balance of deposits. The reduction in rates was primarily due to a general reduction in market rates of interest. The reduction in the average balance of borrowings was primarily due to the pay down of borrowings. The increase in deposits was primarily due to aggressive marketing of our money market accounts and public funds.

      PROVISION FOR LOAN LOSSES. For the nine month period ended September 30, 1999, the provision for loan losses amounted to $570,000 compared to a provision for loan losses in the 1998 period of $774,000. During the nine months ended September 30, 1998, $200,000 was added to the provision for loan losses relating to loans in litigation. See "Business of Mutual Federal - Asset Quality -
Other Loans of Concern."

      OTHER INCOME. Other income was $2.0 million and $2.7 million for the nine months ended September 30, 1999 and 1998, respectively. The decrease was primarily the result of a $806,000 gain on the sale of loans in the 1998 period with no corresponding gain in the 1999 period.

      OTHER EXPENSES. Other expenses increased $323,000 or 4.0% to $8.4 million for the nine months ended September 30, 1999, compared to the 1998 period. This increase was primarily due to a $332,000 or 7.3% increase in personnel expenses due to an increase in the number of employees in the consumer and commercial loan departments due to increased originations and the addition of several staff relating to the opening of a new in-grocery store full service office.

                               MFS FINANCIAL, INC.


      MFS Financial was incorporated under Maryland law to hold all of the stock of Mutual Federal. MFS Financial has received Office of Thrift Supervision approval to become a savings and loan holding company and is subject to regulation by that agency. After we complete the conversion, MFS Financial will be a unitary thrift holding company, which means that it will own one thrift institution. Unitary thrift holding companies are not currently limited in their activities by the Office of Thrift Supervision. There is, however, legislation currently pending which, if approved in its current form, would limit MFS Financial to banking and financial services-related activities. See "How We are Regulated - MFS Financial." MFS Financial will have no significant assets other than all of the outstanding shares of common stock of Mutual Federal, the net proceeds it keeps and its loan to the MFS Financial employee stock ownership plan. MFS Financial will have no significant liabilities. See "How We Intend to Use the Proceeds." Initially, the management of MFS Financial and Mutual Federal will be substantially the same. MFS Financial intends to utilize the support staff and offices of Mutual Federal from time to time and will pay Mutual Federal for these services. If MFS Financial expands or changes its business in the future, we may hire our own employees.


      We believe the proposed holding company structure will give us more flexibility to change our business activities by forming new companies which we own, or by buying other companies, including other financial institutions and financial services companies. We do not have any current plans to do these things. MFS Financial intends to pay for its business activities with the proceeds it keeps from the conversion and the money we earn from investing the proceeds, as well as from dividends from Mutual Federal. See "Our Policy Regarding Dividends."

      The principal executive offices of MFS Financial will be located at 110 E. Charles Street, Muncie, Indiana 47305, and its telephone number will be (765) 747-2800.


                           MUTUAL FEDERAL SAVINGS BANK

      Mutual Federal is a federally chartered and insured mutual savings bank with 13 full service offices. At June 30, 1999, Mutual Federal had total assets of $490.0 million, total deposits of $384.6 million and equity of $45.6 million. For more information regarding the business and operations of Mutual Federal, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business of Mutual Federal."

      Mutual Federal is examined and regulated by the Office of Thrift Supervision, its primary federal regulator. Mutual Federal is also regulated by the FDIC. Mutual Federal is required to have certain reserves set by the Federal Reserve Board and is a member of the Federal Home Loan Bank of Indianapolis, which is one of the 12 regional banks in the Federal Home Loan Bank System.

      The executive offices of Mutual Federal are located at 110 E. Charles Street, Muncie, Indiana 47305, and its telephone number is (765) 747-2800.

                        HOW WE INTEND TO USE THE PROCEEDS

      Although the actual net proceeds from the sale of the shares of common stock cannot be determined until the conversion is completed, we presently anticipate that the net proceeds from the sale of the shares of common stock will be between $36.8 million and $50.3 million and up to $58.0 million assuming an increase in the estimated value of the common stock sold in the conversion by 15%. See "Pro Forma Data" and "Mutual Federal's Conversion - How We Determined Our Price and the Number of Shares to be Issued in the Stock Offering" as to the assumptions used to arrive at such amounts.

      We intend to use the net proceeds received from the stock offering, assuming completion of the offering at the maximum of the estimated offering range, as follows:


      $18,749,000   Retained by MFS Financial and initially placed in short-term investments for general corporate purposes

      4,306,000     Employee stock ownership plan loan

      2,070,000     Cash contribution to The Mutual Federal Savings Bank
                    Charitable Foundation, Inc.

      25,125,000    Used to buy the stock of Mutual Federal

      $50,250,000   Net proceeds from stock offering

      MFS Financial will retain 50% of the net conversion proceeds, net of the cash portion of the contribution to the foundation and the loan to be made to the employee stock ownership plan, and will purchase all of the capital stock of Mutual Federal to be issued in the conversion in exchange for the remaining conversion proceeds. MFS Financial intends to use a portion of the net proceeds to make a loan directly to the employee stock ownership plan to enable the employee stock ownership plan to purchase up to 8.0% of the shares of common stock issued in the conversion, including the shares contributed to the foundation. Based upon the issuance of 3,825,000 shares of common stock and 5,175,000 shares of common stock at the minimum and maximum of the estimated offering range, respectively, the loan to the employee stock ownership plan would be $3.2 million and $4.3 million, respectively. See "Management - Benefits Employee Stock Ownership Plan." The remaining net proceeds retained by MFS Financial initially may be used to invest in U.S. Government and federal agency securities of various maturities, mortgage-backed or other securities, deposits in either Mutual Federal or other financial institutions, or a combination thereof. The net proceeds may ultimately be used to:


      o  support Mutual Federal's lending activities;

      o  repay borrowings in the ordinary course of business; or

      o support the future expansion of operations through the establishment of additional banking offices or other customer facilities or through acquisitions of other financial institutions or branch offices, although no such acquisition transactions are specifically being considered at this time.

The net proceeds from the conversion may also be used for other business and investment purposes, including the payment of regular or special cash dividends, possible repurchases of the common stock or returns of capital. MFS Financial and Mutual Federal have committed however, not to take any action to further the payment of any return of capital on the common stock during the one-year period subsequent to completion of the conversion. Management of MFS Financial may consider expanding or diversifying its activities, as such opportunities become available.

      Following the six-month anniversary of the completion of the conversion, to the extent permitted by the Office of Thrift Supervision and based upon then existing facts and circumstances, MFS Financial's board of directors may determine to repurchase shares of common stock, subject to any applicable statutory and regulatory requirements. Such facts and circumstances may include but not be limited to:

      o market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and an improvement in MFS Financial's return on equity;

      o the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and

      o any other circumstances in which repurchases would be in the best interests of MFS Financial and its stockholders.

Any stock repurchases will be subject to the determination of MFS Financial's board of directors that Mutual Federal will be capitalized in excess of all applicable regulatory requirements after any such repurchases.


      The portion of the net proceeds used by MFS Financial to purchase the capital stock of Mutual Federal will be added to Mutual Federal's general funds to be used for general corporate purposes, including increased lending activities. While the amount of net proceeds received by Mutual Federal will further strengthen Mutual Federal's capital position, which already substantially exceeds all regulatory requirements, Mutual Federal is not converting to stock form primarily to raise capital. After the conversion, based upon the maximum of the estimated offering range, Mutual Federal's tangible capital ratio will be approximately 12.28%. As a result, Mutual Federal will continue to be a well-capitalized institution.


      The net proceeds may vary because total expenses of the conversion may be more or less than those estimated. The net proceeds will also vary if the number of shares to be issued in the conversion is adjusted to reflect a change in the estimated pro forma market value of Mutual Federal. Payments for shares made through withdrawals from existing deposit accounts at

Mutual Federal will not result in the receipt of new funds for investment by Mutual Federal but will result in a reduction of Mutual Federal's interest expense and liabilities as funds are transferred from interest-bearing certificates or other deposit accounts.

                           MARKET FOR THE COMMON STOCK

      MFS Financial and Mutual Federal have never issued capital stock, and, consequently, there is no established market for the common stock at this time. MFS Financial has applied to have its common stock quoted on the Nasdaq National Market under the symbol "MFSF." The development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within the control of MFS Financial, Mutual Federal or any market maker. Accordingly, the number of active buyers and sellers of the common stock at any particular time may be limited. MFS Financial intends to meet the requirements for listing on the Nasdaq National Market. There can be no assurance, however, that purchasers will be able to sell their shares at or above the purchase price.

                         OUR POLICY REGARDING DIVIDENDS

      The board of directors of MFS Financial currently intends to pay cash dividends on the common stock in the future. However, the amount and timing of any dividends has not yet been determined. The payment of dividends will depend upon a number of factors, including capital requirements, MFS Financial's and Mutual Federal's financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in future periods. Special cash dividends, stock dividends or returns of capital may, to the extent permitted by Office of Thrift Supervision policy and regulations, be paid in addition to, or in lieu of, regular cash dividends. MFS Financial intends to file consolidated tax returns with Mutual Federal. Accordingly, it is anticipated that any cash distributions made by MFS Financial to its stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes.

      Dividends from MFS Financial will depend, in large part, upon receipt of dividends from Mutual Federal, because MFS Financial initially will have no source of income other than dividends from Mutual Federal, earnings from the investment of proceeds from the sale of shares of common stock retained by MFS Financial, and interest payments with respect to MFS Financial's loan to the employee stock ownership plan. A regulation of the Office of Thrift Supervision imposes limitations on "capital distributions" by savings institutions. See "How We are Regulated - Limitations on Dividends and Other Capital Distributions."

      Any payment of dividends by Mutual Federal to MFS Financial which would be deemed to be drawn out of Mutual Federal's bad debt reserves would require a payment of taxes at the then-current tax rate by Mutual Federal on the amount of earnings deemed to be removed from the reserves for such distribution. Mutual Federal does not intend to make any distribution to MFS Financial that would create such a federal tax liability. See "Taxation."

                                 PRO FORMA DATA

      The actual net proceeds from the sale of the common stock cannot be determined until the conversion is completed. However, net proceeds are currently estimated to be between $36.8 million and $50.3 million, or $58.0 million in the event the estimated offering range is increased by 15%, based upon the following assumptions:

      o all shares of common stock will be sold through non-transferable rights to subscribe for the common stock, in order of priority, to Eligible Account Holders, the employee stock ownership plan, Supplemental Eligible Account Holders, Other Members and Directors, Officers and Employees;

      o Charles Webb & Company will receive a fee of $725,000 upon completion of the conversion;

      o MFS Financial will contribute to the foundation an amount of cash equal to the value of 4.0% of the common stock sold in the conversion and an amount of common stock equal to 4.0% of the common stock sold in the conversion, up to a maximum total of $4.5 million; and

      o total expenses, including the marketing fees paid to Charles Webb & Company, are estimated to be approximately $1.5 million. Actual expenses may vary from those estimated.

      Pro forma consolidated net income and stockholders' equity of MFS Financial have been calculated for the six months ended June 30, 1999 and for the year ended December 31, 1998, as if the common stock to be issued in the conversion had been sold at the beginning of the period and the net proceeds had been invested at 5.09% and 4.52%, which represents the yield on one-year U.S. Government securities at June 30, 1999 and December 31, 1998, respectively. In light of changes in interest rates in recent periods, this yield is deemed by MFS Financial and Mutual Federal to more accurately reflect available reinvestment rates than the arithmetic average method. The effect of withdrawals from deposit accounts for the purchase of common stock has not been reflected. A tax rate of 40% has been assumed for periods resulting in an after-tax yield of 2.71% for the year ended December 31, 1998 and 3.05% for the six months ended June 30, 1999. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of common stock, as adjusted to give effect to the shares purchased by the employee stock ownership plan and the effect of the issuance of shares to the foundation. See Note 3 to the tables below. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds. As discussed under "How We Intend to Use the Proceeds," MFS Financial intends to make a loan to fund the purchase of 8.0% of the common stock by the employee stock ownership plan and intends to retain up to 50% of the net proceeds from the conversion.

      No effect has been given in the tables to the issuance of additional shares of common stock pursuant to the proposed stock option plan. See "Management - Benefits - Other Stock Benefit Plans." The table below gives effect to the restricted stock plan, which is expected to be adopted by MFS Financial following the conversion and presented along with the stock option plan to stockholders for approval at an annual or special meeting of stockholders to be held at least six months following the completion of the conversion. If the restricted stock plan is approved by stockholders, the restricted stock plan intends to acquire an amount of common stock equal to 4.0% of the shares of common stock issued in the conversion, either through open market purchases or from authorized but unissued shares of common stock, if permissible. The table below assumes that stockholder approval has been obtained, as to which there can be no assurance, and that the shares acquired by the restricted stock plan are purchased in the open market at $10.00 per share. No effect has been given to MFS Financial's results of operations after the conversion, the market price of the common stock after the conversion or a less than 4.0% purchase by the restricted stock plan.

      The following tables give effect to the issuance of authorized but unissued shares of the common stock to the foundation concurrently with the completion of the conversion. The pro forma stockholders' equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to stockholders in the event of liquidation.


      The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur and should not be taken as indicative of future results of operations. Pro forma stockholders' equity represents the difference between the stated amount of assets and liabilities of MFS Financial computed in accordance with generally accepted accounting principles ("GAAP").


                                                                                At or For the Six Months Ended
                                                                                          June 30, 1999
                                                             -----------------------------------------------------------------
                                                                                                                       5,951,250
                                                                 3,825,000         4,500,000        5,175,000       Shares  Sold at
                                                              Shares Sold at    Shares Sold at    Shares  Sold at  $10.00 Per Share
                                                             $10.00 Per Share  $10.00 Per Share  $10.00 Per Share    (Maximum of
                                                                (Minimum of      (Midpoint of       (Maximum of        Range, as
                                                                   Range)           Range)            Range)         Adjusted)(1)
                                                             ----------------  ----------------  ----------------  ----------------
                                                                                     (Dollars in Thousands)
Gross Proceeds ...........................................     $    38,250      $    45,000      $    51,750      $    59,513
Plus: Shares acquired by foundation ......................           1,530            1,800            2,070            2,250
                                                               -----------      -----------      -----------      -----------

Pro forma market capitalization ..........................     $    39,780      $    46,800      $    53,820      $    61,763

Gross proceeds ...........................................          38,250           45,000           51,750           59,513
Less offering expenses and commissions ...................           1,500            1,500            1,500            1,500
                                                               -----------      -----------      -----------      -----------

     Estimated net proceeds ..............................          36,750           43,500           50,250           58,013

Less: Shares purchased by the employee stock
           ownership plan ................................          (3,182)          (3,744)          (4,306)          (4,941)
      Shares purchased by the restricted stock plan ......          (1,591)          (1,872)          (2,153)          (2,471)
      Cash contribution to foundation ....................          (1,530)          (1,800)          (2,070)          (2,250)
                                                               -----------      -----------      -----------      -----------

Total estimated net proceeds, as adjusted(2) .............     $    30,447      $    36,084      $    41,721      $    48,351
                                                               ===========      ===========      ===========      ===========

Net income(3):
     Historical ..........................................     $     1,923      $     1,923      $     1,923      $     1,923
     Pro forma income on net proceeds, as adjusted .......             465              551              637              738
     Pro forma employee stock ownership plan
       adjustment(4) .....................................             (64)             (75)             (86)             (99)
     Pro forma restricted stock plan adjustment(5) .......             (95)            (112)            (129)            (148)
                                                               -----------      -----------      -----------      -----------

     Pro forma net income ................................     $     2,229      $     2,287      $     2,345      $     2,414

Net income per share(3)(6):
     Historical ..........................................     $      0.52      $      0.45      $      0.39      $      0.34

     Pro forma income on net proceeds, as adjusted .......            0.13             0.13             0.13             0.13
     Pro forma employee stock ownership plan
       adjustment(4) .....................................           (0.02)           (0.02)           (0.02)           (0.02)
     Pro forma restricted stock plan adjustment(5) .......           (0.03)           (0.03)           (0.03)           (0.03)
                                                               -----------      -----------      -----------      -----------

     Pro forma net income per share(5)(7) ................     $      0.60      $      0.53      $      0.47      $      0.42
                                                               ===========      ===========      ===========      ===========

Number of shares outstanding for pro forma net
  income per share calculations(6) .......................       3,670,368        4,318,080        4,965,792        5,698,620

Offering price to pro forma net income per share(6) ......           8.33x            9.43x           10.64x           11.90x
                                                               ===========      ===========      ===========      ===========


                                        (FOOTNOTES ON THIRD PAGE FOLLOWING)


                                                                                At or For the Six Months Ended
                                                                                          June 30, 1999
                                                             ----------------------------------------------------------------------
                                                                                                                       5,951,250
                                                                 3,825,000         4,500,000        5,175,000       Shares  Sold at
                                                              Shares Sold at    Shares Sold at    Shares  Sold at  $10.00 Per Share
                                                             $10.00 Per Share  $10.00 Per Share  $10.00 Per Share    (Maximum of
                                                                (Minimum of      (Midpoint of       (Maximum of        Range, as
                                                                   Range)           Range)            Range)         Adjusted)(1)
                                                             ----------------  ----------------  ----------------  ----------------
                                                                                     (Dollars in Thousands)
Stockholders' equity:
     Historical ...........................................   $    45,619      $    45,619      $    45,619      $    45,619
     Estimated net proceeds ...............................        36,750           43,500           50,250           58,013
     Plus: Shares issued to foundation ....................         1,530            1,800            2,070            2,250
     Less: Cash contributed to foundation .................        (1,530)          (1,800)          (2,070)          (2,250)
     Less: Shares contributed to foundation ...............        (1,530)          (1,800)          (2,070)          (2,250)
     Plus: Tax benefit of the contribution to foundation ..         1,040            1,224            1,408            1,530
     Less: Common stock acquired by the employee
            stock ownership plan(2)(4) ....................        (3,182)          (3,744)          (4,306)          (4,941)
     Less: Common stock to be acquired by the
            restricted stock plan(5) ......................        (1,591)          (1,872)          (2,153)          (2,471)
                                                              -----------      -----------      -----------      -----------
     Pro forma stockholders' equity(4)(5)(7)(8) ...........   $    77,106      $    82,927      $    88,748      $    95,500
                                                              ===========      ===========      ===========      ===========

Stockholders' equity per share(6):
     Historical ...........................................   $     11.47      $      9.75      $      8.48      $      7.39
     Estimated net proceeds ...............................          9.24             9.29             9.34             9.39
     Plus: Shares issued to foundation ....................          0.38             0.38             0.38             0.36
     Less: Cash contributed to foundation .................         (0.38)           (0.38)           (0.38)           (0.36)
     Less: Shares contributed to foundation ...............         (0.38)           (0.38)           (0.38)           (0.36)
     Plus: Tax benefit of the contribution to foundation ..          0.26             0.26             0.26             0.25
     Less: Common stock acquired by the employee
            stock ownership plan(4) .......................         (0.80)           (0.80)           (0.80)           (0.80)
           Common stock to be acquired by the
            restricted stock plan(5) ......................         (0.40)           (0.40)           (0.40)           (0.40)
                                                              -----------      -----------      -----------      -----------
     Pro forma stockholders' equity per share(4)(5)(7)(8) .   $     19.39      $     17.72      $     16.50      $     15.47
                                                              ===========      ===========      ===========      ===========

Offering price as a percentage of pro forma
 stockholders' equity per share(6) ........................         51.57%           56.43%           60.61%           64.64%

Number of shares outstanding for pro forma ................     3,978,000        4,680,000        5,382,000        6,176,250
 stockholders' equity per share calculations(6)

-----------------

                                            (FOOTNOTES ON SECOND PAGE FOLLOWING)


                                                                                       At or For the Year ended
                                                                                          December 31, 1998
                                                             ----------------------------------------------------------------------
                                                                                                                       5,951,250
                                                                 3,825,000         4,500,000        5,175,000       Shares  Sold at
                                                              Shares Sold at    Shares Sold at    Shares  Sold at  $10.00 Per Share
                                                             $10.00 Per Share  $10.00 Per Share  $10.00 Per Share    (Maximum of
                                                                (Minimum of      (Midpoint of       (Maximum of        Range, as
                                                                   Range)           Range)            Range)         Adjusted)(1)
                                                             ----------------  ----------------  ----------------  ----------------
                                                                                     (Dollars in Thousands)

Gross Proceeds ..........................................     $    38,250      $    45,000      $    51,750      $    59,513
Plus: Shares acquired by foundation .....................           1,530            1,800            2,070            2,250
                                                              -----------      -----------      -----------      -----------

Pro forma market capitalization .........................     $    39,780      $    46,800      $    53,820      $    61,763

Gross proceeds ..........................................          38,250           45,000           51,750           59,513
Less offering expenses and commissions ..................           1,500            1,500            1,500            1,500
                                                              -----------      -----------      -----------      -----------

     Estimated net proceeds .............................          36,750           43,500           50,250           58,013

Less: Shares purchased by the employee stock
       ownership plan ...................................          (3,182)          (3,744)          (4,306)          (4,941)
      Shares purchased by the restricted stock plan .....          (1,591)          (1,872)          (2,153)          (2,471)
      Cash contribution to foundation ...................          (1,530)          (1,800)          (2,070)          (2,250)
                                                              -----------      -----------      -----------      -----------

Total estimated net proceeds, as adjusted(2) ............     $    30,446      $    36,084      $    41,722      $    48,351
                                                              ===========      ===========      ===========      ===========

Net income(3):
     Historical .........................................     $     4,139      $     4,139      $     4,139      $     4,139
     Pro forma income on net proceeds, as adjusted ......             826              979            1,131            1,311
     Pro forma employee stock ownership plan
       adjustment(4) ....................................            (127)            (150)            (172)            (198)
     Pro forma restricted stock plan adjustment(5) ......            (191)            (225)            (258)            (296)
                                                              -----------      -----------      -----------      -----------

     Pro forma net income ...............................     $     4,647      $     4,743      $     4,840      $     4,956

Net income per share(3)(6):
     Historical .........................................     $      1.12      $      0.96      $      0.83      $      0.72
     Pro forma income on net proceeds, as adjusted ......            0.22             0.23             0.23             0.23
     Pro forma employee stock ownership plan
       adjustment(4) ....................................           (0.03)           (0.03)           (0.03)           (0.03)
     Pro forma restricted stock plan adjustment(5) ......           (0.05)           (0.05)           (0.05)           (0.05)
                                                              -----------      -----------      -----------      -----------

     Pro forma net income per share(5)(7) ...............     $      1.26      $      1.11      $      0.98      $      0.87
                                                              ===========      ===========      ===========      ===========

Number of shares outstanding for pro forma net
  income per share calculations(6) ......................       3,680,976        4,330,560        4,980,144        5,715,090

Offering price to pro forma net income per share(6) .....           7.94x            9.01x           10.20x           11.49x
                                                              ===========      ===========      ===========      ===========


                                                        (FOOTNOTES ON NEXT PAGE)

                                                                                       At or For the Year ended
                                                                                          December 31, 1998
                                                             ----------------------------------------------------------------------
                                                                                                                       5,951,250
                                                                 3,825,000         4,500,000        5,175,000       Shares  Sold at
                                                              Shares Sold at    Shares Sold at    Shares  Sold at  $10.00 Per Share
                                                             $10.00 Per Share  $10.00 Per Share  $10.00 Per Share    (Maximum of
                                                                (Minimum of      (Midpoint of       (Maximum of        Range, as
                                                                   Range)           Range)            Range)         Adjusted)(1)
                                                             ----------------  ----------------  ----------------  ----------------
                                                                                     (Dollars in Thousands)
Stockholders' equity:
     Historical ............................................   $    43,846      $    43,846      $    43,846      $    43,846
     Estimated net proceeds ................................        36,750           43,500           50,250           58,013
     Plus: Shares issued to foundation .....................         1,530            1,800            2,070            2,250
     Less: Cash contributed to foundation ..................        (1,530)          (1,800)          (2,070)          (2,250)
     Less: Shares contributed to foundation ................        (1,530)          (1,800)          (2,070)          (2,250)
     Plus: Tax benefit of the contribution to foundation ...         1,040            1,224            1,408            1,530
     Less: Common stock acquired by the employee
            stock ownership plan(2)(4) .....................        (3,182)          (3,744)          (4,306)          (4,941)
     Less: Common stock to be acquired by the
            restricted stock plan(5) .......................        (1,591)          (1,872)          (2,153)          (2,471)
                                                               -----------      -----------      -----------      -----------
     Pro forma stockholders' equity(4)(5)(7)(8) ............   $    75,333      $    81,154      $    86,975      $    93,727
                                                               ===========      ===========      ===========      ===========

Stockholders' equity per share(6):
     Historical ............................................   $     11.02      $      9.37      $      8.15      $      7.10
     Estimated net proceeds ................................          9.24             9.29             9.34             9.39
     Plus: Shares issued to foundation .....................          0.38             0.38             0.38             0.36
     Less: Cash contributed to foundation ..................         (0.38)           (0.38)           (0.38)           (0.36)
     Less: Shares contributed to foundation ................         (0.38)           (0.38)           (0.38)           (0.36)
     Plus: Tax benefit of the contribution to foundation ...          0.26             0.26             0.26             0.25
     Less: Common stock acquired by the employee
            stock ownership plan(4) ........................         (0.80)           (0.80)           (0.80)           (0.80)
           Common stock to be acquired by the
            restricted stock plan(5) .......................         (0.40)           (0.40)           (0.40)           (0.40)
                                                               -----------      -----------      -----------      -----------
     Pro forma stockholders' equity per share(4)(5)(7)(8) ..   $     18.94      $     17.34      $     16.17      $     15.18
                                                               ===========      ===========      ===========      ===========

Offering price as a percentage of pro forma
 stockholders' equity per share(6) .........................         52.80%           57.67%           61.84%           65.88%

Number of shares outstanding for pro forma
 stockholders' equity per share calculations(6) ............     3,978,000        4,680,000        5,382,000        6,176,250

-----------------

(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the estimated offering range of up to 15% to reflect changes in market and financial conditions following the commencement of the conversion.

(2) Estimated net proceeds, as adjusted, consist of the estimated net proceeds from the conversion minus (i) the proceeds attributable to the purchase by the employee stock ownership plan and (ii) the value of the shares to be purchased by the restricted stock plan, subject to stockholder approval, after the conversion at an assumed purchase price of $10.00 per share.

(3) Does not give effect to the non-recurring expense that will be recognized in fiscal 1999 as a result of the contribution to the foundation. MFS Financial will recognize an after-tax expense for the amount of the cash and shares contributed to the foundation which is expected to total $2.0 million, $2.4 million, $2.7 million and $3.0 million at the minimum, midpoint, maximum and maximum, as adjusted, of the estimated offering range, respectively. Assuming the contribution to the foundation was expensed during the six months ended June 30, 1999 and the year ended December 31, 1998, pro forma net income (loss) per share would be $0.06, $(0.02), $(0.08) and $(0.10) and $0.71, $0.55, $0.42 and $0.35 at the
      minimum, midpoint, maximum and
      maximum, as adjusted, respectively. Per share net income data is based on 3,670,368 and 3,680,976 shares of common stock outstanding at the minimum of the estimated offering range, 4,318,080 and 4,330,560 shares of common stock outstanding at the midpoint of this range, 4,965,792 and 4,980,144 shares of common stock outstanding at the maximum of this range and 5,698,620 and 5,715,090 shares of common stock outstanding at 15% above the maximum of this range, during the six months ended June 30, 1999 and the year ended December 31, 1998, respectively, which represents shares sold in the conversion, shares contributed to the foundation and shares to be allocated or distributed under the employee stock ownership plan and restricted stock plan for the periods presented.

(4) It is assumed that 8.0% of the shares of common stock issued in the conversion will be purchased by the employee stock ownership plan with funds loaned by MFS Financial. MFS Financial and Mutual Federal intend to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and interest requirement of the debt. The pro forma net earnings assumes (i) that the loan to the employee stock ownership plan is payable over 15 years, with the employee stock ownership plan shares having an average fair value of $10.00 per share in accordance with SOP 93-6 of the AICPA, entitled "Employers' Accounting for Employee Stock Ownership Plans," and (ii) the effective tax rate was 40.0% for the period. See "Management - Benefits -- Employee Stock Ownership Plan."

(5) It is assumed that the restricted stock plan will purchase, following stockholder approval of such plan, a number of shares of common stock equal to 4.0% of the shares of common stock issued in the conversion for issuance to directors, officers and employees. Funds used by the restricted stock plan to purchase the shares initially will be contributed to the restricted stock plan by MFS Financial. It is further assumed that the shares were acquired by the restricted stock plan at the beginning of the periods presented in open market purchases at the $10.00 purchase price and that 20% of the amount contributed, net of taxes, was an amortized expense during the six months ended June 30, 1999 and the year ended December 31, 1998, respectively. The issuance of authorized but unissued shares of common stock pursuant to the restricted stock plan in the amount of 4.0% of the common stock sold in the offering would dilute the voting interests of existing stockholders by approximately 3.8% and under such circumstances pro forma net earnings per share for the six months ended June 30, 1999 and year ended December 31, 1998 would be $0.59, $0.52, $0.46 and $0.41, and $1.23, $1.07, $0.95 and $0.84 at the
      minimum, midpoint, maximum and 15% above the maximum of the estimated offering range, respectively, and pro forma stockholders' equity per share at June 30, 1999 and December 31, 1998 would be $19.03, $17.42, $16.24 and $15.26 and $18.60, $17.06, $15.92 and $14.99 at the minimum, midpoint, maximum and 15% above the maximum of such range, respectively. There can be no assurance that the actual purchase price of shares purchased by or issued to the restricted stock plan will be $10.00 per share. See "Management - Benefits -- Other Stock Benefit Plans."

(6) The per share calculations are determined by adding the number of shares sold in the conversion as well as contributed to the foundation and for purposes of calculating net income per share, in accordance with SOP 93-6, subtracting 10,608 shares, 12,480 shares, 14,352 shares, and 16,470 shares, and 21,216 shares, 24,960 shares, 28,704 shares, and 32,940 shares, at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively, representing the employee stock ownership plan shares which have not been committed for release during the six months ended June 30, 1999 or the year ended December 31, 1998. See note 3 above. For purposes of calculating pro forma stockholders' equity per share, it is assumed that shares outstanding total 3,978,000 shares at the minimum of the estimated pro forma market value of Mutual Federal on a fully converted basis, or the estimated valuation range, 4,680,000 shares at the midpoint of the range, 5,382,000 shares at the maximum of the range and 6,176,250 shares at 15% above the maximum of the range, respectively.


(7) No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan, which will be adopted by MFS Financial following the conversion and presented for approval by stockholders at an annual or special meeting of stockholders of MFS Financial held at least six months following the completion of the conversion. If the stock option plan is approved by stockholders, an amount equal to 10% of the common stock issued in the conversion, or 397,800 shares at the minimum of the estimated offering range, 468,000 shares at the midpoint of the range, 538,200 shares at the maximum of the range and 617,625 shares at 15% above the maximum of the range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of common stock pursuant to the exercise of options under the stock option plan will result in the dilution of existing stockholders' voting interests by approximately 9.1%. Assuming stockholder approval of the stock option plan, that all these options were exercised at the beginning of the period at an exercise price of $10.00 per share and that the shares to fund the restricted stock plan are acquired through open market purchases at the purchase price, pro forma net earnings per share for the six months ended June 30, 1999 and for the year ended December 31, 1998 would be $0.56, $0.49, $0.44, and $0.39 and $1.16, $1.01, $0.90, and
      $0.80 at the minimum, midpoint, maximum and 15% above the maximum of the estimated offering range, respectively, and pro forma stockholders' equity per share at June 30,

      1999 and December 31, 1998 would be $18.54, $17.02, $15.91 and $14.97 and
      $18.13, $16.68, $15.61, and $14.71 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively. See "Management - Benefits -- Other Stock Benefit Plan."

(8) The equity capital of Mutual Federal will be substantially restricted because of the liquidation account set up in connection with this offering and certain distributions from Mutual Federal's equity capital may be treated as being from its accumulated bad debt reserve for tax purposes, which would cause Mutual Federal to have additional taxable income. See "Taxation - Federal Taxation." Pro forma stockholders' equity and pro forma stockholders' equity per share do not give effect to the bad debt reserves established by Mutual Federal for federal income tax purposes in the event of a liquidation of Mutual Federal.

                COMPARISON OF VALUATION AND PRO FORMA INFORMATION
                               WITH NO FOUNDATION


      In the event that the foundation contribution was not made as part of the conversion, RP Financial, LC., MFS Financial's independent appraiser, has estimated that the pro forma aggregate market capitalization of MFS Financial would be approximately $49.5 million at the midpoint, which is approximately $2.7 million greater than the pro forma aggregate market capitalization of MFS Financial if the foundation contribution is included, and would result in an approximately $4.5 million increase in the amount of common stock offered for sale in the conversion. At the mid-point, the pro forma price to book ratio and pro forma price to earnings ratio without the foundation contribution would be 56.43% and 9.80x, respectively, compared to 56.43% and 9.43x, respectively, with the foundation contribution. Further, assuming the midpoint of the estimated offering range, pro forma stockholders' equity per share and pro forma earnings per share without the foundation contribution would be $17.72 and $0.51, respectively, compared to $17.72 and $0.53, respectively, with the foundation contribution. There is no assurance that in the event the foundation contribution was not made that the appraisal prepared at the time would have concluded that the pro forma market value of MFS Financial would be the same as that estimated herein. Any appraisals prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.


      For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios, at the minimum, midpoint, maximum and maximum, as adjusted, of the estimated offering range, assuming the conversion was completed at June 30, 1999 with and without the establishment of the foundation.

                                                                                                               At the Maximum,
                                               At the Minimum       At the Midpoint       At the Maximum          as Adjusted
                                           --------------------- --------------------- --------------------- ---------------------
                                              With        No        With        No        With        No        With        No
                                           Foundation Foundation Foundation Foundation Foundation Foundation Foundation Foundation
                                           ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------

                                                                     (Dollars in Thousands, except per share amounts)
Estimated offering amount ................. $ 38,250   $ 42,075   $ 45,000   $ 49,500   $ 51,750   $ 56,925   $ 59,513   $ 65,464
Pro forma market capitalization ...........   39,780     42,075     46,800     49,500     53,820     56,925     61,763     65,464
Total assets ..............................  521,522    525,561    527,343    532,095    533,164    538,629    539,916    546,143
Total liabilities .........................  444,416    444,416    444,416    444,416    444,416    444,416    444,416    444,416
Pro forma stockholders' equity ............   77,106     81,145     82,927     87,679     88,748     94,213     95,500    101,727
Pro forma consolidated net earnings .......    2,229      2,297      2,287      2,367      2,345      2,437      2,414      2,518
Pro forma stockholders' equity per share ..    19.39      19.28      17.72      17.72      16.50      16.55      15.47      15.54
Pro forma consolidated net earnings
 per share ................................     0.60       0.59       0.53       0.51       0.47       0.46       0.42       0.41
Pro forma pricing ratios:
  Offering price as a percentage of pro
   forma stockholders' equity per share ...    51.57%     51.87%     56.43%     56.43%     60.61%     60.42%     64.64%     64.35%
  Offering price to pro forma net
   earnings per share(1) ..................     8.33x      8.47x      9.43x      9.80x     10.64x     10.87x     11.90x     12.20x
  Pro forma market capitalization to assets     7.63%      8.01%      8.87%      9.30%     10.09%     10.57%     11.44%     11.99%
Pro forma financial ratios:
  Return on assets(1) .....................     0.85%      0.87%      0.87%      0.89%      0.88%      0.90%      0.89%      0.92%
  Return on stockholders' equity(1) .......     5.78%      5.66%      5.52%      5.40%      5.28%      5.17%      5.06%      4.95%
  Stockholders' equity to assets ..........    14.78%     15.44%     15.73%     16.48%     16.65%     17.49%     17.69%     18.63%

Foundation shares .........................  153,000               180,000               207,000               225,000
Voting share ..............................     3.85%                 3.85%                 3.85%                 3.64%


----------------
(1) Based on annualized results for the six months ended June 30, 1999.

                                 CAPITALIZATION

      The following table presents the historical capitalization of Mutual Federal at June 30, 1999, and the pro forma consolidated capitalization of MFS Financial after giving effect to the conversion, based upon the sale of the number of shares shown below and the other assumptions set forth under "Pro Forma Data."


                                                                                   Mfs Financial - Pro Forma
                                                                              Based Upon Sale At $10.00 Per Share
                                                           -------------------------------------------------------------------------
                                                                                                                          5,951,250
                                                           Mutual Federal    3,825,000     $4,500,000       5,175,00      Shares(1)
                                                              Savings -        Shares        Shares          Shares     (Maximum of
                                                             Historical     (Minimum of   (Midpoint of     (Maximum of    Range, as
                                                           Capitalization      Range)         Range)         Range)       Adjusted)
                                                           --------------   -----------   ------------     -----------  ------------
                                                                                          (In Thousands)
Deposits(2) .............................................     $ 384,562      $ 384,562      $ 384,562      $ 384,562      $ 384,562
Borrowings:
     Federal Home Loan Bank advances ....................        51,362         51,362         51,362         51,362         51,362
     Other borrowings ...................................         1,799          1,799          1,799          1,799          1,799
                                                              ---------      ---------      ---------      ---------      ---------
Total deposits and borrowings ...........................     $ 437,723      $ 437,723      $ 437,723      $ 437,723      $ 437,723
                                                              =========      =========      =========      =========      =========

Stockholders' equity
     Preferred stock, $0.01 par value, 5,000,000
      shares authorized, none issued ....................     $      --      $      --      $      --      $      --      $      --
     Common stock, $0.01 par value, 20,000,000
      shares authorized; shares to be issued
       as reflected(3) ..................................            --             40             47             54             62
     Additional paid-in capital .........................            --         36,710         43,453         50,196         57,951
     Shares issued to foundation(4) .....................            --          1,530          1,800          2,070          2,250
     Less: Shares contributed to foundation .............            --         (1,530)        (1,800)        (2,070)        (2,250)
     Less: Cash contributed to foundation ...............            --         (1,530)        (1,800)        (2,070)        (2,250)
     Retained earnings ..................................        45,725         45,725         45,725         45,725         45,725
     Net unrealized gain (loss)..........................          (106)          (106)          (106)          (106)          (106)
Plus: Tax benefit of contribution to
 Foundation(5) ..........................................            --          1,040          1,224          1,408          1,530
Less:
     Common stock to be acquired by the
      employee stock ownership plan(6) ..................            --         (3,182)        (3,744)        (4,306)        (4,941)
     Common stock to be acquired by the
      restricted stock plan(7) ..........................            --         (1,591)        (1,872)        (2,153)        (2,471)
                                                              ---------      ---------      ---------      ---------      ---------

Total stockholders' equity ..............................     $  45,619      $  77,106      $  82,927      $  88,748      $  95,500
                                                              =========      =========      =========      =========      =========


----------------

(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the estimated offering range of up to 15% to reflect changes in market and financial conditions following the commencement of the conversion.

(2) Does not reflect withdrawals from deposit accounts for the purchase of common stock in the conversion. Any withdrawals would reduce pro forma deposits by the amount of the withdrawals.

(3) Reflects the issuance of the shares of common stock to be sold in the conversion including the issuance of additional shares of common stock to the foundation. No effect has been given to the issuance of additional shares of common stock pursuant to the proposed stock option plan. See "Pro Forma Data" and "Management Benefits - Other Stock Benefit Plans."

(4) Reflects shares to be contributed to the foundation at an assumed value of $10.00 per share.


(5) Net of the tax effect of the contribution of common stock and cash to the foundation based upon an assumed 34.0% tax rate. The realization of the deferred tax benefit is limited annually to 10% of MFS Financial's annual taxable income, subject to the ability of MFS Financial to carry forward any unused portion of the deduction for five years following the year in which the contribution is made.


(6) Assumes that 8.0% of the common stock issued in the conversion will be purchased by the employee stock ownership plan, which is reflected as a reduction from stockholders' equity. The employee stock ownership plan shares will be purchased with funds loaned to the employee stock ownership plan by MFS Financial. See "Pro Forma Data" and "Management - Benefits -Employee Stock Ownership Plan."

(7) MFS Financial intends to adopt the restricted stock plan and to submit such plan to stockholders at an annual or special meeting of stockholders held at least six months following the completion of the conversion. If the plan is approved by stockholders, MFS Financial intends to contribute sufficient funds to the restricted stock plan to enable the plan to purchase a number of shares of common stock equal to 4.0% of the common stock issued in the conversion. Assumes that stockholder approval has been obtained and that the shares have been purchased in the open market at the purchase price. However, in the event MFS Financial issues authorized but unissued shares of common stock to the restricted stock plan in the amount of 4.0% of the common stock issued in the conversion, the voting interests of existing stockholders would be diluted approximately 3.8%. The shares are reflected as a reduction of stockholders' equity. See "Pro Forma Data" and "Management - Benefits - Other Stock Benefit Plans."


                                 MUTUAL FEDERAL
                   EXCEEDS ALL REGULATORY CAPITAL REQUIREMENTS

     At June 30, 1999, Mutual Federal exceeded all of the regulatory capital requirements applicable to it. The table on the following page sets forth the historical regulatory capital of Mutual Federal at June 30, 1999 and the pro forma regulatory capital of Mutual Federal after giving effect to the conversion, based upon the sale of the number of shares shown in the table. The pro forma regulatory capital amounts reflect the receipt by Mutual Federal of 50% of the net stock proceeds, minus the amounts to be loaned to the employee stock ownership plan and the amounts contributed to the restricted stock plan. The pro forma risk-based capital amounts assume the investment of the net proceeds received by Mutual Federal in assets which have a risk-weight of 20% under applicable regulations, as if such net proceeds had been received and so applied at June 30, 1999.

                                                                                  Pro Forma at June 30, 1999
                                                         ------------------------------------------------------------------------
                                                         3,285,000 Shares  4,500,000 Shares   5,175,000 Shares   5,951,250 Shares
                                        Historical At     Sold At $10.00    Sold At $10.00      Sold at $10.00     Sold at $10.00
                                        June 30, 1999        Per Share         Per Share           Per Share         per Share
                                     ------------------  ----------------- ------------------ ------------------ ------------------
                                             Percent of         Percent of         Percent of         Percent of         Percent of
                                      Amount  Assets(1)  Amount   Assets    Amount   Assets    Amount   Assets    Amount   Assets
                                      ------  ---------  ------   ------    ------   ------    ------   ------    ------   ------
                                                                               (Dollars in Thousands)
Equity capital under GAAP ........   $45,619    9.31%   $59,220   11.68%   $61,753   12.11%   $64,286   12.53%   $67,214   13.01%
                                     =======   =====    =======   =====    =======   =====    =======   =====    =======   =====

Tangible capital:
     Actual ......................   $44,139    9.04%   $57,740   11.43%   $60,273   11.86%   $62,806   12.28%   $65,734   12.76%
     Requirement .................     7,327    1.50      7,578    1.50      7,625    1.50      7,671    1.50      7,725    1.50
                                     -------   -----    -------   -----    -------   -----    -------   -----    -------   -----

     Excess ......................   $36,812    7.54%   $50,162    9.93%   $52,648   10.36%   $55,135   10.78%   $58,009   11.26%
                                     =======   =====    =======   =====    =======   =====    =======   =====    =======   =====

Core capital:
     Actual ......................   $44,139    9.04%   $57,740   11.43%   $60,273   11.86%   $62,806   12.28%   $65,734   12.76%
     Requirement .................    14,653    3.00     15,157    3.00     15,250    3.00     15,343    3.00     15,450    3.00
                                     -------   -----    -------   -----    -------   -----    -------   -----    -------   -----

     Excess ......................   $29,486    6.04%   $42,583    8.43%   $45,023    8.86%   $47,463    9.28%   $50,284    9.76%
                                     =======   =====    =======   =====    =======   =====    =======   =====    =======   =====

Risk-based capital
     Actual ......................   $47,529   15.19%   $61,130   19.33%   $63,633   20.09%   $66,196   20.85%   $69,124   21.72%
     Requirement .................    25,035    8.00     25,304    8.00     25,353    8.00     25,403    8.00     25,460    8.00
                                     -------   -----    -------   -----    -------   -----    -------   -----    -------   -----

     Excess ......................   $22,494    7.19%   $35,826   11.33%   $38,310   12.09%   $40,793   12.85%   $43,664   13.72%
                                     =======   =====    =======   =====    =======   =====    =======   =====    =======   =====

----------------

(1)   Adjusted total or adjusted risk-weighted assets, as appropriate.

                           MUTUAL FEDERAL'S CONVERSION

      THE BOARD OF DIRECTORS OF MUTUAL FEDERAL AND THE OFFICE OF THRIFT SUPERVISION HAVE APPROVED THE PLAN OF CONVERSION. OFFICE OF THRIFT SUPERVISION APPROVAL IS SUBJECT TO APPROVAL OF THE PLAN OF CONVERSION BY OUR MEMBERS AND TO THE SATISFACTION OF CERTAIN OTHER CONDITIONS IMPOSED BY THE OFFICE OF THRIFT SUPERVISION. OFFICE OF THRIFT SUPERVISION APPROVAL DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN OF CONVERSION.

GENERAL

      On August 25, 1999, we adopted a plan of conversion, which we subsequently amended to provide for a contribution to the foundation, pursuant to which we will convert from a federally chartered mutual savings institution to a federally chartered stock savings institution and at the same time become a wholly owned subsidiary of MFS Financial. The conversion will include adoption of the proposed federal stock charter and bylaws, which will authorize us to issue capital stock. Under the plan, Mutual Federal common stock is being sold to MFS Financial and MFS Financial common stock is being offered to our eligible depositors and borrowers, the employee stock ownership plan, directors, officers and employees, other members, and then to the public. The conversion will be accounted for at historical cost in a manner similar to a pooling of interests. The Office of Thrift Supervision has approved MFS Financial's application to become a savings and loan holding company and to acquire all of the Mutual Federal's common stock to be issued in the conversion.


      The shares of MFS Financial common stock are first being offered in a subscription offering to holders of subscription rights. To the extent shares of common stock remain available after the subscription offering, shares may be offered in a direct community offering on a best efforts basis through Charles Webb & Company in such a manner as to promote a wide distribution of the shares. The direct community offering, if any, may commence with, at any time during, or as soon as practicable after the commencement of the subscription offering. Shares not subscribed for in the subscription offering and direct community offering may be offered for sale on a best efforts basis in a public offering conducted by Charles Webb & Company. We have the right, in our sole discretion, to accept or reject, in whole or in part, any orders to purchase shares of common stock received in the direct community offering and the public offering. See "- Offering of MFS Financial Common Stock."

      Subscriptions for shares will be subject to the maximum and minimum purchase limitations set forth in the plan of conversion. See "- Limitations on Stock Purchases."


      The completion of the offering is subject to market conditions and other factors beyond our control. No assurance can be given as to the length of time following approval of the plan at the meeting of our members that will be required to complete the sale of shares being offered in the conversion. If delays are experienced, significant changes may occur in the estimated offering range with corresponding changes in the offering price and the net proceeds to be realized by us from the sale of the shares. In the event the conversion is terminated, we will charge all conversion expenses against current income and any funds collected by us in the offering will be promptly returned, with interest, to each subscriber.

OUR REASONS FOR THE CORPORATE CHANGE

      As a mutual institution, Mutual Federal has no authority to issue shares of capital stock and consequently has no access to market sources of equity capital. Only by generating and retaining earnings from year to year is Mutual Federal able to increase its capital position.

      As a stock corporation upon completion of the conversion, Mutual Federal will be organized in the form used by commercial banks, most major corporations and a majority of savings institutions. The ability to raise new equity capital through the issuance and sale of Mutual Federal's or MFS Financial's capital stock will allow Mutual Federal the flexibility to increase its capital position more rapidly than by accumulating earnings and at times deemed advantageous by the board of directors of Mutual Federal. It will also support future growth and expanded operations, including increased lending and investment activities, as business and regulatory needs require. The ability to attract new capital also will help Mutual Federal address the needs of the communities it serves and enhance its ability to make acquisitions or expand into new businesses. The acquisition alternatives available to Mutual Federal are quite limited as a mutual institution, because of a requirement in Office of Thrift Supervision regulations that the surviving institution in a merger involving a mutual institution generally must be in mutual form. After the conversion, Mutual Federal will have increased ability to merge with other institutions and MFS Financial may acquire control of other stock savings associations and retain the acquired institution as a separate subsidiary of MFS Financial. Finally, the ability to issue capital stock will enable Mutual Federal to establish stock compensation plans for directors, officers and employees, giving them equity interests in MFS Financial and greater incentive to improve its performance. For a description of the stock compensation plans which will be adopted by us in connection with the conversion, see "Management."

      After considering the advantages and disadvantages of the conversion, as well as applicable fiduciary duties and alternative transactions, the board of directors of Mutual Federal approved the conversion as being in the best interests of Mutual Federal and equitable to its account holders.

EFFECTS OF THE CONVERSION

      GENERAL. The conversion will have no effect on Mutual Federal's present business of accepting deposits and investing its funds in loans and other investments permitted by law. The conversion will not result in any change in the existing services provided to depositors and borrowers, or in existing offices, management and staff. Mutual Federal will continue to be subject to regulation, supervision and examination by the Office of Thrift Supervision and the FDIC.

      DEPOSITS AND LOANS. Each holder of a deposit account in Mutual Federal at the time of the conversion will continue as an account holder in Mutual Federal after the conversion, and the conversion will not affect the deposit balance, interest rate or other terms of such accounts. Each account will be insured by the FDIC to the same extent as before the conversion. Depositors in Mutual Federal will continue to hold their existing certificates, passbooks and other evidence of their accounts. The conversion will not affect the loan terms of any borrower from Mutual

Federal. The amount, interest rate, maturity, security for and obligations under each loan will remain as they existed prior to the conversion. See "-- Voting Rights" and "-- Depositors' Rights if We Liquidate" below for a discussion of the effects of the conversion on the voting and liquidation rights of the depositors of Mutual Federal.

      CONTINUITY. During the conversion process, the normal business of Mutual Federal of accepting deposits and making loans will continue without interruption. Following completion of the conversion, Mutual Federal will continue to be subject to regulation by the Office of Thrift Supervision, and FDIC insurance of accounts will continue without interruption. After the conversion, Mutual Federal will continue to provide services for depositors and borrowers under current policies and by its present management and staff.

      The board of directors presently serving Mutual Federal will serve as the board of directors of Mutual Federal after the conversion. The initial members of the board of directors of MFS Financial will consist of the individuals currently serving on the board of directors of Mutual Federal. After the conversion, the voting stockholders of MFS Financial will elect approximately one-third of MFS Financial's directors annually. All current officers of Mutual Federal will retain their positions with Mutual Federal after the conversion.

      VOTING RIGHTS. After completion of the conversion, depositor and borrower members will have no voting rights in Mutual Federal or MFS Financial and, therefore, will not be able to elect directors of Mutual Federal or MFS Financial or to control their affairs. Currently these rights are held by depositors and certain borrowers of Mutual Federal. After the conversion, voting rights in MFS Financial will be vested exclusively in the stockholders of MFS Financial, which will own all of the stock of Mutual Federal. Each holder of common stock will be entitled to vote on any matter to be considered by the stockholders of MFS Financial, subject to the provisions of MFS Financial's articles of incorporation.

      DEPOSITOR'S RIGHTS IF WE LIQUIDATE. We have no plans to liquidate, either before or after the completion of the conversion. However, if there should ever be a complete liquidation of Mutual Federal, either before or after conversion, deposit account holders would receive the protection of insurance by the FDIC up to applicable limits. In addition, liquidation rights before and after the conversion would be as follows:

      LIQUIDATION RIGHTS IN PRESENT MUTUAL INSTITUTION. In addition to the protection of FDIC insurance up to applicable limits, in the event of the complete liquidation of Mutual Federal, each holder of a deposit account would receive his or her pro rata share of any assets of Mutual Federal remaining after payment of claims of all creditors (including the claims of all depositors in the amount of the withdrawal value of their accounts). Each holder's pro rata share of the remaining assets, if any, would be in the same proportion of the assets as the balance in his or her deposit account was to the aggregate balance in all our deposit accounts at the time of liquidation.

      LIQUIDATION RIGHTS IN PROPOSED CONVERTED INSTITUTION. After conversion, each deposit account holder, in the event of the complete liquidation of Mutual Federal, would have a claim of the same general priority as the claims of all our other general creditors in addition to the protection of FDIC insurance up to applicable limits. Therefore, except as described below, the deposit account holder's claim would be solely in the amount of the balance in his or her deposit account plus accrued interest. A deposit account holder would have no interest in the assets of Mutual Federal above that amount, if any.

      The plan of conversion provides for the establishment, upon the completion of the conversion, of a special "liquidation account" for the benefit of eligible account holders (I.E., eligible depositors at July 31, 1998) and supplemental account holders (I.E., eligible depositors at September 30, 1999). Each eligible account holder and supplemental eligible account holder, if he or she continues to maintain his or her deposit account with Mutual Federal, would be entitled upon the complete liquidation of Mutual Federal after conversion, to an interest in the liquidation account prior to any payment to stockholders. Each eligible account holder would have an initial interest in the liquidation account for each deposit account held with Mutual Federal on the qualifying date, July 31, 1998. Each supplemental eligible account holder would have a similar interest as of that qualifying date, September 30, 1999. The interest as to each deposit account would be in the same proportion of the total liquidation account as the balance of the deposit account on the qualifying dates was to the aggregate balance in all the deposit accounts of eligible account holders and supplemental eligible account holders on the qualifying dates. However, if the amount in the deposit account on any annual closing date (December 31) is less than the amount in the account on the respective qualifying dates, then the interest in this special liquidation account would be reduced at that time by an amount proportionate to any reduction, and the interest would cease to exist if the deposit account was closed. The interest in the special liquidation account will never be increased despite any increase in the related deposit account after the respective qualifying dates.

      Any assets remaining after the above liquidation rights of eligible account holders and supplemental eligible account holders were satisfied would be distributed to MFS Financial as the sole stockholder of Mutual Federal.

      TAX EFFECTS OF THE CONVERSION. Mutual Federal has received an opinion from its special counsel, Silver, Freedman & Taff, L.L.P., Washington, D.C., as to the material federal income tax consequences of the conversion to Mutual Federal and MFS Financial, and as to the generally applicable material federal income tax consequences of the conversion on Mutual Federal's account holders and to persons who purchase common stock in the offering.

      The opinion provides that, among other things:

      o Mutual Federal's adoption of a charter in stock form will qualify as a tax-free reorganization under Internal Revenue Code of 1986, as amended, Section 368(a)(1)(F);

      o no gain or loss will be recognized by Mutual Federal solely as a result of the conversion to stock form;

      o no gain or loss will be recognized by Mutual Federal's account holders upon the issuance to them of accounts in Mutual Federal, in stock form, immediately after the conversion, in the same dollar amounts and on the same terms and conditions as their accounts at Mutual Federal immediately prior to the conversion;

      o the tax basis of each account holder's interest in the liquidation account received in the conversion will be equal to the value, if any, of that interest on the date and at the time of the conversion;

      o the tax basis of the common stock purchased in the conversion will be equal to the amount paid therefor; increased, in the case of common stock acquired pursuant to the exercise of subscription rights, by the fair market value, if any, of such subscription rights;

      o the holding period of the common stock purchased pursuant to the exercise of subscription rights will commence upon the exercise of such holder's subscription rights and, in all other cases, the holding period of purchased common stock will commence on the date following the date of such purchase; and

      o gain or loss will be recognized by account holders upon the receipt or exercise of subscription rights in the conversion, but only to the extent the subscription rights are deemed to have value, as discussed below.

      The opinion of Silver, Freedman & Taff, L.L.P. is based in part upon, and subject to the continuing validity in all material respects through the date of the conversion of various representations of Mutual Federal and upon certain assumptions and qualifications, including that the conversion is completed in the manner and according to the terms provided in the plan of conversion. This opinion is also based upon the Internal Revenue Code, regulations now in effect or proposed, current administrative rulings and practice and judicial authority, all of which are subject to change and any change may be made with retroactive effect. Unlike private letter rulings received from the IRS, an opinion is not binding upon the IRS and there can be no assurance that the IRS will not take a position contrary to the positions reflected in this opinion, or that this opinion will be upheld by the courts if challenged by the IRS.

      Mutual Federal has also obtained an opinion from outside tax advisors that the income tax effects of the conversion under Indiana tax laws will be substantially the same as described above with respect to federal income tax laws.

      MFS Financial and Mutual Federal have received a letter from RP Financial, stating its belief that the subscription rights do not have any value, based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and give the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock. If the subscription rights granted to eligible subscribers are deemed to have an ascertainable value, receipt of these rights would be taxable probably only to those eligible subscribers who exercise the subscription rights, either as a capital gain or ordinary income, in an amount equal to such value, and MFS Financial and Mutual Federal could recognize gain on any distribution. Eligible subscribers are encouraged to consult with their own tax advisor as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value. Unlike private rulings, the letter of RP Financial is not binding on the IRS, and the IRS could disagree with conclusions reached in the letter. In the event of any disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding.

THE MUTUAL FEDERAL SAVINGS BANK CHARITABLE FOUNDATION

      GENERAL. Continuing Mutual Federal's commitment to the communities that it serves, Mutual Federal established The Mutual Federal Savings Bank Charitable Foundation in 1998. The foundation is incorporated under Indiana law as a non-stock corporation. In connection with the conversion, MFS Financial intends to contribute to the foundation cash and common stock in an amount up to 8.0% of the total value of shares of common stock sold in the conversion up to a maximum contribution of $4.5 million. By increasing Mutual Federal's visibility and reputation in the communities that it serves, Mutual Federal believes that the foundation will improve the long-term value of Mutual Federal's community banking franchise.

      PURPOSE OF THE FOUNDATION. The purpose of the foundation is to provide funding to support charitable purposes. Traditionally, Mutual Federal has emphasized community lending and community development activities within the communities that it serves. The foundation was formed to complement Mutual Federal's existing community activities. Mutual Federal believes that the foundation will enable MFS Financial and Mutual Federal to assist their local communities in areas beyond community development and lending.

      The board of directors also believes that the funding of the foundation with common stock of MFS Financial is a means of enabling the communities served by Mutual Federal to share in the growth and success of MFS Financial long after completion of the conversion. The foundation will accomplish that goal by providing for continued ties between the foundation and Mutual Federal, forming a partnership with Mutual Federal's communities. The contribution to the foundation will also enable MFS Financial and Mutual Federal to develop a unified charitable donation strategy. Mutual Federal, however, does not expect the contribution to the foundation to take the place of its traditional community charitable activities. In this respect, subsequent to the conversion, Mutual Federal may continue to make relatively small contributions to other charitable organizations and/or it may make additional contributions to the foundation.

      STRUCTURE OF THE FOUNDATION. Pursuant to the foundation's bylaws, the foundation's board of directors is comprised of two members of MFS Financial and Mutual Federal's Boards of Directors (Messrs. R. Donn Roberts and Linn Crull), Mr. G. Richard Benson, the former chairman of the board of Mutual Federal, and one other individual to be chosen in light of his or her commitment and service to charitable and community purposes. The other person serving as a director of the foundation is Earl R. Williams. There are no plans to change the size of the foundation's board of directors during the one-year period after completion of the conversion.

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



We currently intend that less than a majority of Mutual Federal's directors will also serve as directors of the foundation.

      A nominating committee of the foundation's board nominates individuals eligible for election to the board of directors. The full board elects the directors at the annual meeting of the foundation from those nominated by the nominating committee. Directors are divided into three classes with each class appointed for three-year terms. For a period of five years, one director will be chosen from the communities served by the foundation, be independent and have experience with local community foundations and making grants; and at least one director will be chosen from the directors of Mutual Federal. Foundation directors will serve without compensation, except for Mr. Williams. The articles of incorporation of the foundation provide that the corporation is organized exclusively for charitable purposes, as set forth in Section 501(c)(3) of the Internal Revenue Code. The foundation's articles of incorporation also provide that no part of the net earnings of the foundation will inure to the benefit of, or be distributable to its directors or officers. No award, grant or distribution will be made by the foundation to any director, officer or employee of MFS Financial or Mutual Federal or any affiliate thereof. In addition, any of these persons, to the extent that they serve as an officer, director or employee of the foundation, will be subject to the conflict of interest regulations of the Office of Thrift Supervision.

      The authority for the affairs of the foundation is vested in the board of directors of the foundation. The directors of the foundation are responsible for establishing the policies of the foundation with respect to grants or donations by the foundation, consistent with the purposes for which the foundation was established. As directors of a nonprofit corporation, directors of the foundation are at all times bound by their fiduciary duty to advance the foundation's charitable goals, to protect the assets of the foundation and to act in a manner consistent with the charitable purposes for which the foundation was established. The directors of the foundation are also responsible for directing the activities of the foundation, including the management of the common stock of MFS Financial held by the foundation. However, as a condition to receiving the approval of the Office of Thrift Supervision to Mutual Federal's conversion, the foundation will be required to commit to the Office of Thrift Supervision that all shares of common stock held by the foundation will be voted in the same ratio as all other shares of MFS Financial's common stock on all proposals considered by stockholders of MFS Financial; provided, however, that consistent with this condition, the Office of Thrift Supervision would waive this voting restriction under certain circumstances if compliance with the voting restriction would:

      o cause a violation of the law of the State of Indiana and the Office of Thrift Supervision determines that federal law would not preempt the application of the laws of Indiana to the foundation;

      o would cause the foundation to lose its tax-exempt status, or cause the IRS to deny the foundation's request for a determination that it is an exempt organization or otherwise have a material and adverse tax consequence on the foundation; or

      o would cause the foundation to be subject to an excise tax under Section 4941 of the Internal Revenue Code.

In order for the Office of Thrift Supervision to waive this voting restriction, MFS Financial's or the foundation's legal counsel would be required to render an opinion satisfactory to the Office of Thrift Supervision that compliance with the voting requirement would have the effect described above. Under those circumstances, the Office of Thrift Supervision would grant a waiver of the voting restriction upon submission of such legal opinions(s) by MFS Financial or the foundation that are satisfactory to the Office of Thrift Supervision, but could impose additional conditions. In the event that the Office of Thrift Supervision was to waive the voting requirement, the directors would direct the voting of the common stock of MFS Financial held by the foundation.

      The foundation's place of business is located at Mutual Federal's executive offices and currently the foundation has no separate employees but utilizes the staff of Mutual Federal and pays Mutual Federal for the value of these services. The board of directors of the foundation has appointed officers of Mutual Federal to manage the operations of the foundation. In this regard, it is expected that Mutual Federal will be required to provide the Office of Thrift Supervision with a commitment that, to the extent applicable, Mutual Federal will comply with the affiliate restrictions set forth in Sections 23A and 23B of the Federal Reserve Act with respect to any transactions between Mutual Federal and the foundation.

      MFS Financial intends to contribute to the foundation an amount equal to 8.0% of the value of shares of common stock sold in the conversion, 50% in common stock and 50% in cash, which would have a total market value of $3.1 million to $4.1 million ($4.5 million at the maximum, as adjusted, based on the maximum contribution expected to be made), based on the purchase price of $10.00 per share. Messrs. Roberts, Crull, Benson and Williams, who serve as directors of the foundation, expect to purchase shares of common stock as follows: Roberts
- 43,000 shares; Crull - 40,000 shares; Benson - 20,000 shares and Williams - 500 shares. The shares of common stock to be acquired by the foundation, when combined with the proposed purchases of shares of common stock by all foundation directors, will total 103,500 shares or 2.0% of the total number of shares of common stock to be issued and outstanding (assuming the sale of 5.2 million shares of common stock).

      The foundation will receive working capital from any dividends that may be paid on the common stock in the future, and subject to applicable federal and state laws, loans collateralized by the common stock or from the proceeds of the sale of any of the common stock in the open market from time to time as may be permitted to provide the foundation with additional liquidity. As a private foundation under Section 501(c)(3) of the Internal Revenue Code, the foundation is required to distribute annually in grants or donations, a minimum of 5% of the average fair market value of its net investment assets. Failure to distribute this minimum return will require substantial federal taxes to be paid. Upon completion of the conversion and the contribution of shares of common stock to the foundation, MFS Financial would have 3,978,000 shares, 4,680,000 shares, 5,382,000 shares and 6,176,250 shares issued and outstanding based on the minimum, midpoint, maximum and maximum, as adjusted, of the estimated offering range. Because MFS Financial will have an increased number of shares outstanding, the voting and ownership interests of stockholders in MFS Financial's common stock will be diluted by 3.85% as a result of the contribution of common stock to the foundation. For additional discussion of the dilutive effect, see "Pro Forma Data."

      TAX CONSIDERATIONS. MFS Financial and Mutual Federal have been advised by their outside tax advisors that an organization created and operated for the above charitable purposes would generally qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code, and further that such an organization should be classified as a private foundation as defined in Section 509 of the Internal Revenue Code. The foundation has submitted a timely request to the IRS to be recognized as an exempt organization. The IRS approved the application, so the effective date of the foundation's status as a Section 501(c)(3) organization is the date of its organization.

      Under the Internal Revenue Code, MFS Financial is generally allowed a deduction for charitable contributions made to qualifying donees within the taxable year of up to 10% of the combined taxable income of the consolidated groups of corporations (with certain modifications) for such year. Charitable contributions made by MFS Financial in excess of the annual deductible amount will be deductible over each of the five succeeding taxable years, subject to certain limitations. MFS Financial and Mutual Federal believe that the conversion presents a unique opportunity to increase the funding of the foundation, given the substantial amount of additional capital being raised in the conversion. In making this determination, MFS Financial and Mutual Federal considered the dilutive impact of the contribution of common stock to the foundation on the amount of common stock to be offered for sale in the conversion. Based on this consideration, MFS Financial and Mutual Federal believe that the contribution to the foundation in excess of the 10% annual deduction limitation is justified given Mutual Federal's capital position and its earnings, the substantial additional capital being raised in the stock issuance and the potential benefits of the foundation to the communities served by Mutual Federal. In this regard, assuming the sale of shares at the maximum of the estimated offering range, MFS Financial would have pro forma stockholders' equity of $88.7 million or 16.65% of pro forma consolidated assets and Mutual Federal's pro forma tangible, core and total risk-based capital ratios would be 12.28%, 12.28% and 20.85%, respectively. See "Mutual Federal Exceeds All Regulatory Capital Requirements," "Capitalization," "Pro Forma Data," and "Comparison of Valuation and Pro Forma Information With No Foundation." MFS Financial and Mutual Federal believe that the amount of the charitable contribution is reasonable given MFS Financial's and Mutual Federal's pro forma capital positions. MFS Financial and Mutual Federal believe that the contribution does not raise safety and soundness concerns.

      MFS Financial and Mutual Federal have received an opinion from their outside tax advisor that MFS Financial's contribution of its own stock to the foundation should not constitute an act of self-dealing. MFS Financial should also be entitled to a deduction in the amount of the cash and, more likely than not, a deduction for the fair market value of the stock contributions to the foundation less any nominal par value that the foundation may be required to pay to MFS Financial for the stock, subject to the annual deduction limitation described above. MFS Financial, however, would be able to carryforward any unused portion of the deduction for five years following the contribution, subject to certain limitations. MFS Financial's and Mutual Federal's outside tax advisor, however, has not rendered advice as to fair market value for purposes of determining the amount of the tax deduction. If the contribution had been made in 1998, MFS Financial would have received tax benefits of approximately $1.4 million based on Mutual Federal's pre-tax income for 1998, an assumed tax rate of 34.0% and a deduction for the contribution of cash and common stock equal to $4.1 million. Assuming the close of the conversion at the maximum of the estimated offering range, MFS Financial estimates that all of the contribution should be deductible over the six-year period. MFS Financial and/or Mutual Federal may make further contributions to the foundation following this contribution. In addition, Mutual Federal and MFS Financial also may continue to make relatively small charitable contributions to other qualifying organizations. Any such decisions would be based on an assessment of, among other factors, the tax deductibility of any further contribution, the financial condition of MFS Financial and Mutual Federal at that time, the interests of stockholders and depositors of MFS Financial and Mutual Federal, and the financial condition and operations of the foundation. MFS Financial's and Mutual Federal's outside tax advisor, however, has not rendered any advice on the regulatory condition to the contribution which is expected to require that all shares of common stock of MFS Financial held by the foundation must be voted in the same ratio as all other outstanding shares of common stock of MFS Financial on all proposals considered by stockholders of MFS Financial.

      Although MFS Financial and Mutual Federal have received an opinion of their outside tax advisors that MFS Financial will more likely than not be entitled to an income tax deduction for the stock portion of the charitable contribution, there can be no assurances that a deduction for the charitable contribution will be allowed. See "Risk Factors - The establishment of the foundation will reduce our earnings."

      As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are generally exempt from federal and state corporate income taxation. However, investment income, such as interest, dividends and capital gains, of a private foundation will generally be subject to a federal excise tax of 2.0%. The foundation is required to make an annual filing with the IRS within four and one-half months after the close of its fiscal year. The foundation is also required to publish a notice that the annual information return will be available for public inspection for a period of 180 days after the date of such public notice. The information return for a private foundation must include, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation's managers and a concise statement of the purpose of each grant. Numerous other restrictions exist in the operation of the foundation including transactions with related entities, level of investments and distributions for charitable purposes.

      REGULATORY CONDITIONS IMPOSED ON THE FOUNDATION. The foundation will be subject to the following conditions as a condition to receiving the Office of Thrift Supervision's approval of the conversion:

      (1) the foundation will be subject to examination by the Office of Thrift Supervision;

      (2) the foundation must comply with supervisory directives imposed by the Office of Thrift Supervision;

      (3) the foundation will operate in accordance with written policies adopted by its board of directors, including a conflict of interest policy;

      (4) any shares of common stock held by the foundation must be voted in the same ratio as all other shares of common stock voting on all proposals considered by stockholders of MFS Financial; provided, however, that, consistent with the condition, the Office of Thrift Supervision would waive this voting restriction under certain circumstances if compliance with the voting restriction would:

           o cause a violation of the law of the State of Indiana, and the Office of Thrift Supervision determines that federal law would not preempt the application of the laws of Indiana to the foundation;

           o cause the foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the foundation; or

           o cause the foundation to be subject to an excise tax under Section 4941 of the Internal Revenue Code; and

      (5) any shares of common stock subsequently purchased by the foundation will be aggregated with any shares repurchased by MFS Financial or Mutual Federal for purposes of calculating the number of shares which may be repurchased during the three-year period subsequent to conversion.

In order for the Office of Thrift Supervision to waive the voting restriction, MFS Financial's or the foundation's legal counsel would be required to give an opinion satisfactory to the Office of Thrift Supervision. While there is no current intention for MFS Financial or the foundation to seek a waiver from the Office of Thrift Supervision from these restrictions, there can be no assurances that a legal opinion addressing these issues could be given, or if given, that the Office of Thrift Supervision would grant an unconditional waiver of the voting restriction. If the voting restriction is waived or becomes unenforceable, the Office of Thrift Supervision may either impose a condition that provides a certain portion of the members of the foundation's board of directors shall be persons who are not directors, officers or employees of MFS Financial, Mutual Federal or any affiliate or impose other conditions relating to control of the foundation as are determined by the Office of Thrift Supervision to be appropriate at the time. In no event would the voting restriction survive the sale of shares of the common stock held by the foundation.

      Various Office of Thrift Supervision regulations may be deemed to apply to the foundation including regulations regarding:

      o  transactions with affiliates;

      o  conflicts of interest;

      o  capital distributions; and

      o repurchases of capital stock within the three-year period subsequent to the stock issuance.

Because only two of the directors of MFS Financial and Mutual Federal are expected to serve as directors of the foundation, MFS Financial and Mutual Federal do not believe that the foundation should be considered an affiliate of MFS Financial or Mutual Federal. MFS Financial and Mutual Federal anticipate that the foundation's affairs will be conducted in a manner consistent with the Office of Thrift Supervision's conflict of interest regulations. Mutual Federal has provided information to the Office of Thrift Supervision demonstrating that the contribution to the foundation would be within the amount which Mutual Federal would be permitted to make as a capital distribution assuming such contribution is deemed to have been made by Mutual Federal.

HOW WE DETERMINED OUR PRICE AND THE NUMBER OF SHARES TO BE ISSUED IN THE STOCK OFFERING

      The plan of conversion requires that the purchase price of the common stock must be based on the appraised pro forma market value of MFS Financial and Mutual Federal, as determined on the basis of an independent valuation. Mutual Federal has retained RP Financial to make this valuation. For its services in making this appraisal, RP Financial's fees and out-of-pocket expenses are estimated to be $27,500. Mutual Federal has agreed to indemnify RP Financial and any employees of RP Financial who act for or on behalf of RP Financial in connection with the appraisal against any and all loss, cost, damage, claim, liability or expense of any kind, including claims under federal and state securities laws, arising out of any misstatement or untrue statement of a material fact or an omission to state a material fact in the information supplied by Mutual Federal to RP Financial, unless RP Financial is determined to be negligent or otherwise at fault.

      An appraisal has been made by RP Financial in reliance upon the information contained in this prospectus, including the financial statements. RP Financial also considered the following factors, among others:

      o the present and projected operating results and financial condition of MFS Financial and Mutual Federal and the economic and demographic conditions in Mutual Federal's existing marketing areas;

      o certain historical, financial and other information relating to Mutual Federal;

      o a comparative evaluation of the operating and financial statistics of Mutual Federal with those of other similarly situated publicly traded thrift holding companies; the aggregate size of the offering of the common stock;

      o the impact of the conversion on Mutual Federal's net worth and earnings potential;

      o  the proposed dividend policy of MFS Financial and Mutual Federal; and

      o the trading market for securities of comparable institutions and general conditions in the market for such securities.

In its review of the appraisal provided by RP Financial, the board of directors reviewed the methodologies and the appropriateness of the assumptions used by RP Financial in addition to the factors listed above, and the board of directors believes that these assumptions were reasonable.

      On the basis of the foregoing, RP Financial has advised MFS Financial and Mutual Federal that in its opinion, dated October 25, 1999, the estimated pro forma market value of the common stock, assuming a contribution to a foundation in an amount equal to the value of 8.0% of the shares sold, ranged from a minimum of $38.3 million to a maximum of $51.8 million with a midpoint of $45.0 million. The board of directors of Mutual Federal determined that the common stock should be sold at $10.00 per share. Based on the estimated offering range and the purchase price, the number of shares of common stock that MFS Financial will issue including shares contributed to the foundation will range from between 3,978,200 shares and 5,382,000 shares, with a midpoint of 4,680,000 shares. The estimated offering range may be amended with the approval of the Office of Thrift Supervision, if required, or if necessitated by subsequent developments in the financial condition of MFS Financial and Mutual Federal or market conditions generally. In the event the estimated offering range is updated to amend the value of the common stock below $38.3 million or above $59.5 million, which is the maximum of the estimated offering range, as adjusted by 15%, a new appraisal will be filed with the SEC.

      Based upon current market and financial conditions and recent practices and policies of the Office of Thrift Supervision, in the event MFS Financial receives orders for common stock in excess of $51.8 million (the maximum of the estimated offering range) and up to $59.5 million (the maximum of the estimated offering range, as adjusted by 15%), MFS Financial may be required by the Office of Thrift Supervision to accept all such orders. No assurances, however, can be made that MFS Financial will receive orders for common stock in excess of the maximum of the estimated offering range or that, if such orders are received, that all such orders will be accepted because MFS Financial's final valuation and number of shares to be issued are subject to the receipt of an updated appraisal from RP Financial which reflects such an increase in the valuation and the approval of such increase by the Office of Thrift Supervision. In addition, an increase in the number of shares above 5,382,000 shares, including the shares contributed to the foundation, will first be used, if necessary, to fill the order of the employee stock ownership plan. There is no obligation or understanding on the part of management to take and/or pay for any shares in order to complete the conversion.

      RP FINANCIAL'S VALUATION IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING THESE SHARES. RP FINANCIAL DID NOT INDEPENDENTLY VERIFY THE CONSOLIDATED FINANCIAL STATEMENTS AND OTHER INFORMATION PROVIDED BY MUTUAL FEDERAL, NOR DID RP FINANCIAL VALUE INDEPENDENTLY THE ASSETS OR LIABILITIES OF MUTUAL FEDERAL. THE VALUATION CONSIDERS MUTUAL FEDERAL AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF THE LIQUIDATION VALUE OF MUTUAL FEDERAL. MOREOVER, BECAUSE THIS VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING COMMON STOCK IN THE OFFERINGS WILL

THEREAFTER BE ABLE TO SELL SUCH SHARES AT PRICES AT OR ABOVE THE PURCHASE PRICE OR IN THE RANGE OF THE VALUATION DESCRIBED ABOVE.


      Prior to completion of the conversion, the maximum of the estimated offering range may be increased up to 15% and the number of shares of common stock may be increased to 5,951,250 shares, before the contribution of shares of the foundation, to reflect changes in market and financial conditions or to fill the order of the employee stock ownership plan, without the resolicitation of subscribers. See "-- Limitations on Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the estimated offering range to fill unfilled orders in the subscription offering.


      No sale of shares of common stock in the conversion may be completed unless prior to such completion RP Financial confirms that nothing of a material nature has occurred which, taking into account all relevant factors, would cause it to conclude that the aggregate value of the common stock to be issued is materially incompatible with the estimate of the aggregate consolidated pro forma market value of MFS Financial and Mutual Federal. If this confirmation is not received, MFS Financial may cancel the conversion, extend the offering period and establish a new estimated offering range and/or estimated price range, extend, reopen or hold a new offering or take any other action the Office of Thrift Supervision may permit.

      Depending upon market or financial conditions following the start of the subscription offering, the total number of shares of common stock may be increased or decreased without a resolicitation of subscribers, provided that the product of the total number of shares times the purchase price is not below the minimum or more than 15% above the maximum of the estimated offering range. In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the estimated offering range or more than 15% above the maximum of such range, purchasers will be resolicited and be permitted to continue their orders, in which case they will need to reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest at Mutual Federal's passbook rate of interest, or be permitted to modify or rescind their subscriptions. Any change in the estimated offering range must be approved by the Office of Thrift Supervision.

      An increase in the number of shares of common stock as a result of an increase in the estimated pro forma market value would decrease both a subscriber's ownership interest and MFS Financial's pro forma net income and stockholders' equity on a per share basis while increasing pro forma net income and stockholders' equity on an aggregate basis. A decrease in the number of shares of common stock would increase both a subscriber's ownership interest and MFS Financial's pro forma net income and stockholders' equity on a per share basis while decreasing pro forma net income and stockholders' equity on an aggregate basis. See "Risk Factors - We intend to grant stock options and restricted stock to the board and management following the change in structure and stock offering which could further reduce your voting interest" and "Pro Forma Data."

      Copies of the appraisal report of RP Financial, including any amendments, and the detailed report of the appraiser setting forth the method and assumptions for the appraisal are available for inspection at the main office of Mutual Federal and the other locations specified under "Additional Information."

SUBSCRIPTION OFFERING AND SUBSCRIPTION RIGHTS

      Under the plan of conversion, rights to subscribe for the purchase of common stock have been granted to the following persons in the following order of descending priority:

      o depositors of Mutual Federal with account balances of at least $50.00 as of the close of business on July 31, 1998 ("Eligible Account Holders"),

      o  tax-qualified employee plans, ("Tax-Qualified Employee Plans"),

      o depositors of Mutual Federal with account balances of at least $50.00 as of the close of business on September 30, 1999 ("Supplemental Eligible Account Holders"),

      o borrowers as of April 1, 1984 who continue as borrowers, and depositors of Mutual Federal, as of the close of business on ___________, 1999, other than Eligible Account Holders or Supplemental Eligible Account Holders ("Other Members") and

      o  Directors, Officers and Employees of Mutual Federal.

All subscriptions received will be subject to the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of conversion and as described below under "-- Limitations on Stock Purchases."

      PREFERENCE CATEGORY NO.1: Eligible Account Holders. Each Eligible Account Holder shall receive, without payment, first priority, nontransferable subscription rights to subscribe for shares of common stock in an amount equal to the greater of:

      (1)  $200,000 or 20,000 shares of common stock;

      (2) one-tenth of one percent of the total offering of shares of common stock; or

      (3) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders in Mutual Federal in each case as of the close of business on July 31, 1998 (the "Eligibility Record Date"), subject to the overall purchase limitations.

See "-- Limitations on Stock Purchases."

      If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any shares remaining will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unfilled pro rata in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. For example, if an Eligible Account Holder with an unfilled subscription has qualifying deposits totalling $100, and the total amount of qualifying deposits for Eligible Account Holders with unfilled subscriptions was $1,000, then the number of shares that may be allocated to fill this Eligible Account Holder's subscription would be 10% of the shares remaining available, up to the amount subscribed for. Subscription Rights of Eligible Account Holders will be subordinated to the priority rights of Tax-Qualified Employee Plans to purchase shares in excess of the maximum of the estimated offering range.


      To ensure proper allocation of stock, each Eligible Account Holder must list on his subscription order form all accounts in which he has an ownership interest. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. The subscription rights of Eligible Account Holders who are also directors or officers of Mutual Federal or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the year preceding July 31, 1998.


     PREFERENCE CATEGORY NO. 2: Tax-Qualified Employee Plans. Each Tax-Qualified Employee Plan, including the employee stock ownership plan shall be entitled to receive, without payment therefor, second priority, nontransferable subscription rights to purchase up to 10% of the common stock, including the shares issued to the foundation, provided that individually or in the aggregate such plans (other than that portion of such plans which is self-directed) shall not purchase more than 10% of the shares of common stock, including any increase in the number of shares of common stock after the date hereof as a result of an increase of up to 15% in the maximum of the estimated offering range. The employee stock ownership plan intends to purchase 8.0% of the shares of common stock issued in the conversion, or 318,240 shares and 430,560 shares based on the minimum and maximum of the estimated offering range, respectively. Subscriptions by any of the Tax-Qualified Employee Plans will not be aggregated with shares of common stock purchased directly by or which are otherwise attributable to any other participants in the subscription and direct community offerings, including subscriptions of any of Mutual Federal's directors, officers, employees or associates thereof. Subscription rights received pursuant to this category shall be subordinated to all rights received by Eligible Account Holders to purchase shares pursuant to category No.1; provided, however, that notwithstanding any other provision of the plan of conversion to the contrary, the Tax-Qualified Employee Plans shall have a first priority subscription right to the extent that the total number of shares of common stock sold in the conversion exceeds the maximum of the estimated offering. In the event that the total number of shares offered in the conversion is increased to an amount greater than the number of shares representing the maximum of the estimated offering range, each Tax-Qualified Employee Plan will have a priority right to purchase any such shares exceeding the maximum of the estimated offering range up to an aggregate of 10% of the common stock sold in the conversion. See "Management - Benefits -- Employee Stock Ownership Plan."



      PREFERENCE CATEGORY NO. 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and the Tax-Qualified Employee Plans, each Supplemental Eligible Account Holder shall be entitled to receive, without payment therefor, third priority, nontransferable subscription rights to subscribe for shares of common stock in an amount equal to the greater of:

      (1)  $200,000 or 20,000 shares of common stock;

      (2) one-tenth of one percent of the total offering of shares of common stock; or

      (3) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator of which is the total amount of qualifying deposits of all Supplemental Eligible Account Holders in Mutual Federal in each case on the close of business on September 30, 1999 (the "Supplemental Eligibility Record Date"), subject to the overall purchase limitations.

See "-- Limitations on Stock Purchases."

      If there are not sufficient shares available to satisfy all subscriptions of all Supplemental Eligible Account Holders, available shares first will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation (including the number of shares, if any, allocated in accordance with Category No.1) equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any shares remaining available will be allocated among the Supplemental Eligible Account Holders whose subscriptions remain unfilled pro rata in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled.

      PREFERENCE CATEGORY NO. 4: Other Members. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, the Tax-Qualified Employee Plans and Supplemental Eligible Account Holders, each Other Member shall receive, without payment therefor, fourth priority, nontransferable subscription rights to subscribe for shares of MFS Financial common stock, up to the greater of $200,000 or 20,000 shares of common stock or one-tenth of one percent of the total offering of shares of common stock in the offerings, subject to the overall purchase limitations. See "-- Limitations on Stock Purchases."

      In the event the Other Members subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, the Tax-Qualified Employee Plans and Supplemental Eligible Account Holders, is in excess of the total number of shares of common stock offered in the conversion, available shares will be allocated among the subscribing Other Members pro rata in the same proportion that his number of votes on the close of business on __________, 1999, the date for determining voting members entitled to vote at the special meeting, which we call the Voting Record Date, bears to the total number of votes on the Voting Record Date of all subscribing Other Members on such date. Such number of votes shall be determined based on Mutual Federal's mutual charter and bylaws in effect on the date of approval by members of the plan of conversion.

      PREFERENCE CATEGORY NO. 5: Directors, officers and employees. To the extent that there are sufficient shares remaining after satisfaction of all subscriptions by Eligible Account Holders, the Tax-Qualified Employee Plans, Supplemental Eligible Account Holders and Other Members, then directors, officers and employees of Mutual Federal as of the date of the commencement of the subscription offering shall be entitled to receive, without payment, fifth priority, nontransferable subscription rights to purchase in this category an aggregate of up to 16% of the common stock being offered. The maximum amount of shares which may be purchased under this category by any person is $200,000 of common stock. The ability of directors, officers and employees to purchase common stock under this category is in addition to rights which are otherwise available to them under the plan of conversion as they may fall within higher priority categories, and the plan of conversion generally allows such persons to purchase in the aggregate up to 26% of common stock sold in the offerings. See "-- Limitations on Stock Purchases."

      In the event of an oversubscription in this category, the shares available shall be allocated pro rata among all of the subscribing directors, officers and employees in this category.

      EXPIRATION DATE FOR THE SUBSCRIPTION OFFERING. The subscription offering will expire at noon, Muncie, Indiana time, on ________, 1999 (the "Subscription Expiration Date"), unless extended for up to 45 days or for such additional periods by MFS Financial and Mutual Federal as may be approved by the Office of Thrift Supervision. The subscription offering may not be extended beyond ________, 2001. Subscription rights which have not been exercised prior to the Subscription Expiration Date (unless extended) will become void.

      MFS Financial and Mutual Federal will not execute orders until at least the minimum number of shares of common stock, 3,825,000 shares, have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the Subscription Expiration Date, unless this period is extended with the consent of the Office of Thrift Supervision, all funds delivered to Mutual Federal pursuant to the subscription offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be canceled. If an extension beyond the 45-day period following the Subscription Expiration Date is granted, MFS Financial and Mutual Federal will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions.

DIRECT COMMUNITY OFFERING


      To the extent that shares remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, the Tax-Qualified Employee Plans, Supplemental Eligible Account Holders, Other Members and directors, officers and employees of Mutual

Federal, we anticipate we will offer shares pursuant to the plan of conversion to members of the general public who receive a prospectus, with a preference given to natural persons residing in the counties in which Mutual Federal has offices. These natural persons are referred to as preferred subscribers. Persons, together with an associate or group of persons acting in concert with such persons, may not subscribe for or purchase more than $200,000 of common stock in the direct community offering, if any. MFS Financial and Mutual Federal may limit total subscriptions in the direct community offering so as to assure that the number of shares available for the public offering may be up to a specified percentage of the number of shares of common stock. Finally, MFS Financial and Mutual Federal may reserve shares offered in the direct community offering for sales to institutional investors. The opportunity to subscribe for shares of common stock in any direct community offering will be subject to the right of MFS Financial and Mutual Federal, in their sole discretion, to accept or reject any such orders in whole or in part from any person either at the time of receipt of an order or as soon as practicable following the Subscription Expiration Date. The direct community offering, if any, shall be for a period of not less than 20 days nor more than 45 days unless extended by MFS Financial and Mutual Federal, and shall commence concurrently with, during or promptly after the subscription offering.


      In the event of an oversubscription for shares in the direct community offering, shares may be allocated, to the extent shares remain available, first to each preferred subscriber whose order is accepted by MFS Financial. Thereafter, shares may be allocated to cover the orders of any other person subscribing for shares in the direct community offering so that each such person subscribing for shares may receive 1,000 shares, if available, and thereafter on a pro rata basis to such person based on the amount of their respective subscriptions.

PUBLIC OFFERING

      As a final step in the conversion, the plan of conversion provides that, if feasible, all shares of common stock not purchased in the subscription offering and direct community offerings may be offered for sale to selected members of the general public in a public offering through the underwriter. We call this the public offering. It is expected that the public offering will commence as soon as practicable after termination of the subscription offering and the direct community offering, if any. MFS Financial and Mutual Federal, in their sole discretion, have the right to reject orders in whole or in part received in the public offering. Neither Charles Webb & Company nor any registered broker-dealer shall have any obligation to take or purchase any shares of common stock in the public offering; however, Charles Webb & Company has agreed to use its best efforts in the sale of shares in the public offering.

      The price at which common stock is sold in the public offering will be the same price at which shares are offered and sold in the subscription offering and direct community offering. No person, by himself or herself, or with an Associate or group of persons acting in concert, may purchase more than $200,000 of common stock in the public offering, subject to the maximum purchase limitations. See "-- Limitations on Stock Purchases."

      Charles Webb & Company may enter into agreements with broker-dealers to assist in the sale of the shares in the public offering, although no such agreements exist as of the date of this prospectus. No orders may be placed or filled by or for a selected dealer during the subscription offering. After the close of the subscription
                                       55
offering, Charles Webb & Company will instruct selected dealers as to the number of shares to be allocated to each selected dealer. Only after the close of the subscription offering and upon allocation of shares to selected dealers may selected dealers take orders from their customers. During the subscription offering and direct community offering, selected dealers may only solicit indications of interest from their customers to place orders with MFS Financial as of a certain order date for the purchase of shares of MFS Financial common stock. When, and if, Charles Webb & Company and Mutual Federal believe that enough indications of interest and orders have not been received in the subscription offering and direct community offering to consummate the conversion, Charles Webb & Company will request, as of the order date, selected dealers to submit orders to purchase shares for which they have previously received indications of interest from their customers. Selected dealers will send confirmations of the orders to such customers on the next business day after the order date. Selected dealers will debit the accounts of their customers on the settlement date, which date will be three business days from the order date. Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the settlement date. On the settlement date, selected dealers will deposit funds to the account established by Mutual Federal for each selected dealer. Each customer's funds forwarded to Mutual Federal, along with all other accounts held in the same title, will be insured by the FDIC up to $100,000 in accordance with applicable FDIC regulations. After payment has been received by Mutual Federal from selected dealers, funds will earn interest at Mutual Federal's passbook rate until the completion or termination of the conversion. Funds will be promptly returned, with interest, in the event the conversion is not consummated as described above.

      The public offering will be completed within 90 days after the termination of the subscription offering, unless extended by Mutual Federal with the approval of the Office of Thrift Supervision. See "-- How We Determined Our Price and the Number of Shares to be Issued in the Stock Offering" above for a discussion of rights of subscribers, if any, in the event an extension is granted.

PERSONS WHO ARE NOT PERMITTED TO PARTICIPATE IN THE STOCK OFFERING

      Mutual Federal will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the plan of conversion reside. However, Mutual Federal is not required to offer stock in the subscription offering to any person who resides in a foreign country or resides in a state of the United States with respect to which:

      o the number of persons otherwise eligible to subscribe for shares under the plan of conversion who reside in such jurisdiction is small;


      o the granting of subscription rights or the offer or sale of shares of common stock to such persons would require any of MFS Financial and Mutual Federal or their officers, directors or employees, under the laws of such jurisdiction, to register as a broker, dealer, salesman or selling agent or to register or otherwise qualify its securities for sale in such jurisdiction or to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; or

      o such registration, qualification or filing in the judgment of Mutual Federal would be impracticable or unduly burdensome for reasons of cost or otherwise.

Where the number of persons eligible to subscribe for shares in one state is small, Mutual Federal will base its decision as to whether or not to offer the common stock in that state on a number of factors, including but not limited to the size of accounts held by account holders in the state, the cost of registering or qualifying the shares or the need to register Mutual Federal, its officers, directors or employees as brokers, dealers or salesmen.

LIMITATIONS ON STOCK PURCHASES

      The plan of conversion includes the following limitations on the number of shares of MFS Financial common stock which may be purchased in the conversion:

      (1) No fewer than 25 shares of common stock may be purchased, to the extent shares are available;

      (2) Each Eligible Account Holder may subscribe for and purchase in the subscription offering up to the greater of:

           (a) $200,000 or 20,000 shares of common stock;

           (b) one-tenth of one percent of the total offering of shares of common stock; or

           (c) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders in Mutual Federal in each case as of the close of business on the Eligibility Record Date, subject to the overall limitation in clause (7) below;

      (3) The Tax-Qualified Employee Plans, including an employee stock ownership plan, may purchase in the aggregate up to 10% of the shares of common stock issued in the conversion, including the shares contributed to the foundation, and including any additional shares issued in the event of an increase in the estimated offering range; although at this time the employee stock ownership plan intends to purchase only 8.0% of such shares;

      (4) Each Supplemental Eligible Account Holder may subscribe for and purchase in the subscription offering up to the greater of:

           (a) $200,000 or 20,000 shares of common stock;

           (b) one-tenth of one percent of the total offering of shares of common stock; or

           (c) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders in Mutual Federal in each case as of the close of business on the Supplemental Eligibility Record Date, subject to the overall limitation in clause (7) below;

      (5) Each Other Member may subscribe for and purchase in the subscription offering up to the greater of $200,000 or 20,000 shares of common stock or one-tenth of one percent of the total offering of shares of common stock, subject to the overall limitation in clause (7) below;

      (6) Persons purchasing shares of common stock in the direct community offering or public offering may purchase in the direct community offering or public offering up to $200,000 or 20,000 shares of common stock, subject to the overall limitation in clause (7) below;

      (7) Except for the Tax-Qualified Employee Plans, and the Eligible Account Holders and Supplemental Eligible Account Holders whose subscription rights are based upon the amount of their deposits, as a result of
           (2)(c) and (4)(c) above the maximum number of shares of MFS Financial common stock subscribed for or purchased in all categories of the offerings by any person, together with associates of and groups of persons acting in concert with such persons, shall not exceed $700,000 or 70,000 shares of common stock; and


      (8) No more than 16% of the total number of shares offered for sale in the subscription offering may be purchased by directors, officers and employees of Mutual Federal in the fifth priority category in the subscription offering. No more than 26% of the total number of shares offered for sale in the conversion may be purchased by directors and officers of Mutual Federal and their associates in the aggregate, excluding purchases by the Tax-Qualified Employee Plans.

      Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the members of Mutual Federal, the boards of directors of MFS Financial and Mutual Federal may, in their sole discretion, increase the individual amount permitted to be subscribed for to a maximum of 9.99% of the number of shares sold in the conversion, provided that orders for shares exceeding 5% of the shares being offered in the conversion shall not exceed, in the aggregate, 10% of the shares being offered in the conversion. Requests to purchase additional shares of common stock will be allocated by the boards of directors on a pro rata basis giving priority in accordance with the preference categories set forth in this prospectus.

      The term "associate" when used to indicate a relationship with any person means:

      o any corporation or organization (other than Mutual Federal, MFS Financial, or a majority-owned subsidiary of any of them) of which such person is a director, officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities;

      o any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity;

      o any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of Mutual Federal, MFS Financial or any subsidiary of Mutual Federal or MFS Financial or any affiliate thereof; and

      o any person acting in concert with any of the persons or entities specified above;

provided, however, that Tax-Qualified or Non-Tax Qualified Employee Plans shall not be deemed to be an associate of any director or officer of Mutual Federal or MFS Financial, to the extent provided in the plan of conversion. When used to refer to a person other than an officer or director of Mutual Federal, the board of directors of Mutual Federal or officers delegated by the board of directors in their sole discretion may determine the persons that are associates of other persons.

      The term "acting in concert" is defined to mean knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement, or a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A person or company which acts in concert with another person or company shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that the Tax-Qualified Employee Plans will not be deemed to be acting in concert with their trustees or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by each plan will be aggregated. The determination of whether a group is acting in concert shall be made solely by the board of directors of Mutual Federal or officers delegated by such board of directors and may be based on any evidence upon which such board or delegatee chooses to rely.

MARKETING ARRANGEMENTS

      MFS Financial and Mutual Federal have retained Charles Webb & Company to consult with and to advise Mutual Federal, and to assist MFS Financial, on a best efforts basis, in the distribution of the shares of common stock in the subscription offering and direct community offering. The services that Charles Webb & Company will provide include, but are not limited to:

      o training the employees of Mutual Federal who will perform certain ministerial functions in the subscription offering and direct community offering regarding the mechanics and regulatory requirements of the stock offering process;

      o managing the stock information centers by assisting interested stock subscribers and by keeping records of all stock orders;

      o  preparing marketing materials; and

      o assisting in the solicitation of proxies from Mutual Federal's members for use at the special meeting.

      For its services, Charles Webb & Company will receive a management fee of $40,000 and a success fee of $725,000. The success fee paid to Charles Webb & Company will be reduced by the amount of the management fee. In the event that selected dealers are used to assist in the sale of shares of MFS Financial common stock in the direct community offering, these dealers will be paid a fee of up to 5.5% of the total purchase price of the shares sold by such dealers. Mutual Federal has agreed to indemnify Charles Webb & Company against certain claims or liabilities, including certain liabilities under the Securities Act of 1933, as amended, and will contribute to payments Charles Webb & Company may be required to make in connection with any such claims or liabilities.

      Sales of shares of MFS Financial common stock will be made by registered representatives affiliated with Charles Webb & Company or by the broker-dealers managed by Charles Webb & Company. Charles Webb & Company has undertaken that the shares of MFS Financial common stock will be sold in a manner which will ensure that the distribution standards of the Nasdaq Stock Market will be met. A stock information center will be established at the main office of Mutual Federal in Muncie, Indiana. MFS Financial will rely on Rule 3a4-1 of the Securities Exchange Act of 1934 and sales of MFS Financial common stock will be conducted within the requirements of this rule, so as to permit officers, directors and employees to participate in the sale of MFS Financial common stock in those states where the law permits. No officer, director or employee of MFS Financial or Mutual Federal will be compensated directly or indirectly by the payment of commissions or other remuneration in connection with his or her participation in the sale of common stock.

PROCEDURE FOR PURCHASING SHARES IN THE SUBSCRIPTION OFFERING

      To ensure that each purchaser receives a prospectus at least 48 hours before the Subscription Expiration Date, unless extended, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus.

      To purchase shares in the subscription offering, an executed order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from a deposit account at Mutual Federal, which may be given by completing the appropriate blanks in the order form, must be received by Mutual Federal by 12:00 Noon, Muncie, Indiana time, on the Subscription Expiration Date, unless extended. In addition, MFS Financial and Mutual Federal will require a prospective purchaser to execute a certification in the form required by applicable Office of Thrift Supervision regulations in connection with any sale of common stock. Order forms which are not received by this time or are executed defectively or are received without full payment, or appropriate withdrawal instructions, are not required to be accepted. In addition, Mutual Federal will not accept orders submitted on photocopied or facsimiled order forms nor order forms unaccompanied by an executed certification form. Mutual Federal has the right to waive or permit the correction of incomplete or improperly executed forms, but does not represent that it will do so. Once received, an executed order form may not be modified, amended or rescinded without the consent of Mutual Federal, unless the conversion has not been completed within 45 days after the end of the subscription offering, or this period has been extended.

      In order to ensure that Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders, Other Members and directors, officers and employees are properly identified as to their stock purchase priority, depositors as of the close of business on the Eligibility Record Date, July 31, 1998, or the Supplemental Eligibility Record Date, September 30, 1999, and depositors and certain borrowers as of the close of business on the Voting Record Date, __________, 1999, must list all accounts on the stock order form giving all names in each account and the account numbers.

      Payment for subscriptions may be made:

      o  by check or money order;

      o by authorization of withdrawal from deposit accounts maintained with Mutual Federal (including a certificate of deposit); or

      o in cash, if delivered in person at any full-service banking office of Mutual Federal, although we request that you exchange cash for a check with any of our tellers;

No wire transfers will be accepted. Interest will be paid on payments made by cash, check or money order at our then-current passbook rate from the date payment is received until completion of the conversion. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rate, but may not be used by the subscriber until all of MFS Financial common stock has been sold or the plan of conversion is terminated, whichever is earlier.

      If a subscriber authorizes Mutual Federal to withdraw the amount of the purchase price from his deposit account, Mutual Federal will do so as of the effective date of the conversion. Mutual Federal will waive any applicable penalties for early withdrawal from certificate accounts.

      In the event of an unfilled amount of any subscription order, Mutual Federal will make an appropriate refund or cancel an appropriate portion of the related withdrawal authorization, after completion of the conversion. If for any reason the conversion is not consummated, purchasers will have refunded to them all payments made, with interest, and all withdrawal authorizations will be canceled in the case of subscription payments authorized from accounts at Mutual Federal.

      If any Tax-Qualified Employee Plans or Non-Tax-Qualified Employee Plans subscribe for shares during the subscription offering, these plans will not be required to pay for the shares subscribed for at the time they subscribe, but rather, may pay for shares of common stock subscribed for at the purchase price upon completion of the subscription offering and direct community offering, if all shares are sold, or upon completion of the public offering if shares remain to be sold in such offering. In the event that, after the completion of the subscription offering, the amount of shares to be issued is increased above the maximum of the estimated valuation range included in this prospectus, the Tax-Qualified and Non-Tax-Qualified Employee Plans will be entitled to increase their subscriptions by a percentage equal to the percentage increase in the amount of shares to be issued above the maximum of the estimated valuation range, provided that such subscription will continue to be subject to applicable purchase limits and stock allocation procedures.

      Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of MFS Financial common stock in the subscription offering and direct community offering. ERISA provisions and IRS regulations require that officers, directors and 10% stockholders who use self-directed IRA funds to purchase shares of common stock in the offerings make such purchases for the exclusive benefit of the IRAs. IRAs maintained at Mutual Federal are not self- directed IRAs and any interested parties wishing to use IRA funds for stock purchases may do so, but are advised to contact the stock information center at (765) 213-2963 for additional information.


      The records of Mutual Federal will be deemed to control with respect to all matters related to the existence of subscription rights and/or one's ability to purchase shares of common stock in the subscription offering.

RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS AND SHARES

      Pursuant to the rules and regulations of the Office of Thrift Supervision, no person with subscription rights may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for such person's account. Each person exercising such subscription rights will be required to certify that the person is purchasing shares solely for the person's own account and that such person has no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of common stock prior to the completion of the conversion.

      Mutual Federal will refer to the Office of Thrift Supervision any situations that it believes may involve a transfer of subscription rights and will not honor orders believed by it to involve the transfer of such rights.

DELIVERY OF CERTIFICATES

      Certificates representing common stock issued in the conversion will be mailed by MFS Financial's transfer agent to the persons entitled thereto at the addresses of such persons appearing on the stock order form as soon as practicable following completion of the conversion. Any certificates returned as undeliverable will be held by MFS Financial until claimed by persons legally entitled to them or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to subscribers, they may not be able to sell the shares of common stock for which they have subscribed, even though trading of the common stock may have commenced.

REQUIRED APPROVALS

      Various approvals of the Office of Thrift Supervision are required in order to consummate the conversion. The Office of Thrift Supervision has approved the plan of conversion, subject to approval by Mutual Federal's members and other standard conditions. MFS Financial's holding company application has been approved.

      MFS Financial is required to make certain filings with state securities regulatory authorities in connection with the issuance of MFS Financial common stock in the offerings.

JUDICIAL REVIEW

     Any person hurt by a final action of the Office of Thrift Supervision which approves, with or without conditions, or disapproves a plan of conversion may obtain review of this action by filing in the court of appeals of the United States for the circuit in which the principal office or residence of the person is located, or in the United States Court of Appeals for the District of Columbia, a written petition asking that the final action of the Office of Thrift Supervision be modified, terminated or set aside. This petition must be filed within 30 days after the publication of notice of final action in the Federal Register, or 30 days after the mailing by the applicant of the notice to members as provided for in 12 C.F.R. ss.563b.6(c), whichever is later. The further procedure for review is as follows: A copy of the petition is promptly transmitted to the Office of Thrift Supervision by the clerk of the court and then the Office of Thrift Supervision files in the court the record in the proceeding, as provided in Section 2112 of Title 28 of the United States Code. Upon the filing of the petition, the court has jurisdiction, which upon the filing of the record is exclusive, to affirm, modify, terminate, or set aside in whole or in part, the final action of the Office of Thrift Supervision. Review of these proceedings is as provided in Chapter 7 of Title 5 of the United States Code. The judgment and decree of the court is final, except that they are subject to review by the Supreme Court upon certiorari as provided in Section 1254 of Title 28 of the United States Code.

RESTRICTIONS ON PURCHASE OR TRANSFER OF SHARES AFTER THE CONVERSION

      All shares of common stock purchased in connection with the conversion by a director or an executive officer of MFS Financial and Mutual Federal will be subject to a restriction that the shares not be sold for a period of one year following the conversion except in the event of the death of the director or officer or pursuant to a merger or similar transaction approved by the Office of Thrift Supervision. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within such time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date within this one year period as a stock dividend, stock split or otherwise with respect to the restricted stock will be subject to the same restrictions.

      Purchases of common stock of MFS Financial by directors, executive officers and their associates during the three-year period following completion of the conversion may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of MFS Financial's outstanding common stock or to certain purchases of stock pursuant to an employee stock benefit plan.

      Pursuant to Office of Thrift Supervision regulations, MFS Financial will generally be prohibited from repurchasing any shares of the common stock for a period of three years following the conversion other than pursuant to (a) an offer to all stockholders on a pro rata basis which is approved by the Office of Thrift Supervision or (b) the repurchase of qualifying shares of a director, if any.

      The above limitations are subject to Office of Thrift Supervision policies which generally provide that MFS Financial may repurchase its capital stock provided:

      o no repurchases occur within the first six months following the conversion;

      o repurchases during the second six months following the conversion do not exceed 5% of its outstanding capital stock (subject to certain exceptions) and repurchases prior to the third anniversary of the conversion do not exceed 25% of its outstanding capital stock;

      o repurchases prior to the third anniversary of the conversion are part of an open-market stock repurchase program;

      o the repurchases do not cause Mutual Federal to become undercapitalized; and

      o Mutual Federal provides to the Regional Director of the Office of Thrift Supervision no later than 10 days prior to the commencement of a repurchase program written notice containing a full description of the program to be undertaken and such program is not disapproved by the Regional Director.

The Office of Thrift Supervision may permit stock repurchases in excess of such amounts prior to the third anniversary of the conversion if exceptional circumstances are shown to exist.

                        PROPOSED PURCHASES BY MANAGEMENT

      The following table sets forth, for each of Mutual Federal's directors, directors emeritus and executive officers and for all of the directors, directors emeritus and executive officers as a group, the proposed purchases of common stock, assuming sufficient shares are available to satisfy their subscriptions. The amounts include shares that may be purchased through individual retirement accounts and by associates.


                                                            At the Minimum of the        At the Maximum of
                                                           Estimated Offering Range  Estimated Offering Range
                                                           ------------------------  ------------------------
                                                                       As a Percent              As a Percent
                                                           Number of    of Shares    Number of    of Shares
     Name                                   Amount          Shares       Offered       Shares      Offered
----------------------------------       ----------        ---------   ------------  ---------   ------------
Directors:
---------
Linn A. Crull                            $  400,000         40,000        1.05         40,000        0.77
Wilbur R. Davis                             400,000         40,000        1.05         40,000        0.77
Edward Dobrow                               400,000         40,000        1.05         40,000        0.77
William V. Hughes                           200,000         20,000        0.52         20,000        0.39
R. Donn Roberts                             430,000         43,000        1.12         43,000        0.83
James D. Rosema                             400,000         40,000        1.05         40,000        0.77
Julie Skinner                               400,000         40,000        1.05         40,000        0.77

Directors Emeritus:
------------------
G. Richard Benson                           200,000         20,000        0.52         20,000        0.39
Jack E. Buckles                             100,000         10,000        0.26         10,000        0.19
Gene B. Kern                                 50,000          5,000        0.13          5,000        0.10
Charles R. McCormick                         20,000          2,000        0.05          2,000        0.04

Executive Officers:
------------------
Timothy J. McArdle                          430,000         43,000        1.12         43,000        0.83
Steven R. Campbell                           50,000          5,000        0.13          5,000        0.10
Stephen C. Selby                             50,000          5,000        0.13          5,000        0.10
David W. Heeter                              50,000          5,000        0.13          5,000        0.10
All directors, directors emeritus         3,580,000        358,000        9.36        358,000        6.92
 and executive officers as a
 group (15 persons)


                                       MUTUAL FEDERAL SAVINGS BANK AND SUBSIDIARIES
                                             Consolidated Statement of Income

                                                    Six Months Ended
                                                         June 30                       Year Ended December 31
                                            -------------------------------------------------------------------------------
                                                 1999           1998            1998            1997            1996
---------------------------------------------------------------------------------------------------------------------------
                                                   (Unaudited)
Interest Income
     Loans receivable, including fees       $15,766,994      $16,651,091    $32,488,310     $32,241,792     $30,676,153
     Trading account securities                  24,441           16,965         19,983          39,203          67,255
     Investment securities
       Mortgage-backed securities               158,332          147,664        329,093         334,605         372,072
       Federal Home Loan Bank stock             143,308          131,808        277,765         288,838         242,985
       Other investment securities              543,361          471,792        999,945         964,289         874,079
     Deposits with financial institutions       109,777          120,556        358,346         216,646         194,440
                                            -------------------------------------------------------------------------------
            Total interest income            16,746,213       17,539,876     34,473,442      34,085,373      32,426,984
                                            -------------------------------------------------------------------------------

Interest Expense
     Deposits                                 7,916,065        8,177,932     16,442,842      15,403,164      14,382,071
     Federal Home Loan Bank advances          1,325,858        1,782,261      3,223,168       3,647,970       3,282,285
     Other interest expense                       9,576           12,594         23,685          31,421         186,343
                                            -------------------------------------------------------------------------------
            Total interest expense            9,251,499        9,972,787     19,689,695      19,082,555      17,850,699
                                            -------------------------------------------------------------------------------

Net Interest Income                           7,494,714        7,567,089     14,783,747      15,002,818      14,576,285
Provision for loan losses                       380,000          382,500      1,265,000         700,000         570,000
                                            -------------------------------------------------------------------------------

Net Interest Income After Provision
 for Loan Losses                              7,114,714        7,184,589     13,518,747      14,302,818      14,006,285
                                            -------------------------------------------------------------------------------


Other Income
     Service fee income                         777,508          747,311      1,544,398       1,315,902       1,132,128
     Net realized gains on sales of
     available-for-sale securities               32,326            1,000          1,000           3,000
     Net trading account profit (loss)          (74,703)          14,375         24,922          31,173         (45,704)
     Equity in income (losses) of limited
      partnerships                              (10,327)          12,580        (14,435)       (311,874)         (6,902)
     Commissions                                183,574          216,587        420,414         504,193         441,742
     Net gains on loan sales                                     217,054        805,676         184,828          11,946
     Increase in cash surrender value of
      life insurance                            210,000          138,000        383,856         240,000         161,365
     Other income                               152,766          165,940        262,302         115,701         212,220
                                            -------------------------------------------------------------------------------
            Total other income                1,271,144        1,512,847      3,428,133       2,082,923       1,906,795
                                            -------------------------------------------------------------------------------


Other Expenses
     Salaries and employee benefits           3,162,038        2,934,854      6,115,471       5,548,356       5,257,585
     Net occupancy expenses                     326,260          323,307        636,396         609,199         528,486
     Equipment expenses                         340,240          304,290        613,329         680,395         685,118
     Data processing fees                       249,908          227,769        479,001         477,643         474,156
     Deposit insurance expense                   99,181          106,296        212,032         209,758       2,671,567
     Advertising and promotion                  234,002          224,315        462,632         401,419         385,156
     Other expenses                           1,116,785        1,182,673      2,239,799       2,163,995       1,945,486
                                            -------------------------------------------------------------------------------
            Total other expenses              5,528,414        5,303,504     10,758,660      10,090,765      11,947,554
                                            -------------------------------------------------------------------------------

Income Before Income Tax                      2,857,444        3,393,932      6,188,220       6,294,976       3,965,526
     Income tax expense                         934,000        1,163,000      2,049,000       2,160,000       1,266,000
                                            -------------------------------------------------------------------------------

   Net Income                               $ 1,923,444      $ 2,230,932    $ 4,139,220     $ 4,134,976     $ 2,699,526
                                            ===============================================================================

See notes to consolidated financial statements.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

      The following discussion is intended to assist in understanding the financial condition and results of operations of Mutual Federal. The discussion and analysis does not include any comments relating to MFS Financial since MFS Financial has no significant operations. The information contained in this section should be read in conjunction with the consolidated financial statements and the accompanying notes to consolidated financial statements and the other sections contained in the prospectus.

      Mutual Federal's results of operations depend primarily on its net interest income, which is the difference between interest income on interest-earning assets, which principally consist of loans and mortgage-backed and investment securities, and interest expense on interest-bearing liabilities, which principally consist of deposits and borrowings. Mutual Federal's results of operations also are affected by the level of its noninterest income and expenses and income tax expense.

FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements which are based on assumptions and describe future plans, strategies and expectations of MFS Financial and Mutual Federal. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar words. Our ability to predict results or the actual effect of future plans or strategies is uncertain. Factors which could have a material adverse effect on our operations include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market areas and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and you should not rely too much on these statements.

MANAGEMENT STRATEGY

      Our strategy is to operate as an independent, retail oriented financial institution dedicated to serving the needs of customers in our market areas. Our commitment is to provide a broad range of products and services to meet the needs of our customers. As part of this commitment, we are looking to increase our emphasis on commercial business products and services. We are also in the process of creating a fully interactive transactional website. In addition, we are continually looking at cost-effective ways to expand our market area.

      Financial highlights of our strategy include:


      o CONTINUING AS A DIVERSIFIED LENDER. We have been successful in diversifying our loan portfolio to reduce our reliance on any one type of loan. Since 1994, approximately 32% of our loan portfolio has consisted of consumer, multi-family and commercial real estate and commercial business loans. This diversification, however, increases the potential credit risk of our loan portfolio. See "Risk Factors - Our loan portfolio possesses increased risk due to our substantial number of consumer, multi-family and commercial real estate and commercial business loans."


      o CONTINUING AS A LEADING ONE- TO FOUR-FAMILY LENDER. We are one of the largest originators of one- to four-family residential loans in our three county market area. During 1998, we originated $116.5 million of one- to four-family loans, and during the first six months of 1999 we originated $40.4 million of these loans.

      o CONTINUING OUR STRONG ASSET QUALITY. Since 1994, our ratio of non-performing assets to total assets has not exceeded .62% and at June 30, 1999 this ratio was .34%.

      o CONTINUING OUR STRONG CAPITAL POSITION. As a result of our conservative risk management and consistent profitability, we have historically maintained a strong capital position. At June 30, 1999, our ratio of equity to total assets was 9.3%.

ASSET AND LIABILITY MANAGEMENT AND MARKET RISK

      OUR RISK WHEN INTEREST RATES CHANGE. The rates of interest we earn on assets and pay on liabilities generally are established contractually for a period of time. Market interest rates change over time. Accordingly, our results of operations, like those of other financial institutions, are impacted by changes in interest rates and the interest rate sensitivity of our assets and liabilities. The risk associated with changes in interest rates and our ability to adapt to these changes is known as interest rate risk and is our most significant market risk.

      HOW WE MEASURE OUR RISK OF INTEREST RATE CHANGES. As part of our attempt to manage our exposure to changes in interest rates and comply with applicable regulations, we monitor our interest rate risk. In monitoring interest rate risk we continually analyze and manage assets and liabilities based on their payment streams and interest rates, the timing of their maturities, and their sensitivity to actual or potential changes in market interest rates.

     In order to minimize the potential for adverse effects of material and prolonged increases in interest rates on our results of operations, we adopted asset and liability management policies to better match the maturities and repricing terms of our interest-earning assets and interest-bearing liabilities. The board of directors sets and recommends the asset and liability policies of Mutual Federal which are implemented by the asset and liability management committee. The asset and liability management committee is chaired by the chief financial officer and is comprised of members of our senior management. The purpose of the asset and liability management committee is to communicate, coordinate and control asset/liability management consistent with our business plan and board approved policies. The asset and liability management committee establishes and monitors the volume and mix of assets and funding sources taking into account relative costs and spreads, interest rate sensitivity and liquidity needs. The objectives are to manage assets and funding sources to produce results that are consistent with liquidity, capital adequacy, growth, risk and profitability goals. The asset and liability management committee generally meets on a monthly basis to review, among other things, economic conditions and interest rate outlook, current and projected liquidity needs and capital position, anticipated changes in the volume and mix of assets and liabilities and interest rate risk exposure limits versus current projections pursuant to net present value of portfolio equity analysis and income simulations. At each meeting, the asset and liability management committee recommends appropriate strategy changes based on this review. The chief financial officer or his designee is responsible for reviewing and reporting on the effects of the policy implementations and strategies to the board of directors, at least quarterly.

      In order to manage our assets and liabilities and achieve the desired liquidity, credit quality, interest rate risk, profitability and capital targets, we have focused our strategies on:

      o originating and purchasing adjustable rate mortgage loans and commercial business loans,

      o  originating shorter-term consumer loans,

      o  managing our deposits to establish stable deposit relationships,


      o acquiring longer-term borrowings at fixed interest rates, when appropriate, to offset the negative impact of longer-term fixed rate loans in our loan portfolio, and


      o attempting to limit the percentage of fixed-rate loans in our portfolio.

At times, depending on the level of general interest rates, the relationship between long- and short-term interest rates, market conditions and competitive factors, the asset and liability management committee may determine to increase Mutual Federal's interest rate risk position somewhat in order to maintain its net interest margin. In the future, we intend to increase our emphasis on the origination of relatively short-term and/or adjustable rate loans. In addition, in an effort to maintain our limit on the percentage of fixed-rate loans, in 1998, we sold $35.1 million of fixed-rate, one- to four-family mortgage loans in the secondary market.

      The asset and liability management committee regularly reviews interest rate risk by forecasting the impact of alternative interest rate environments on net interest income and market value of portfolio equity, which is defined as the net present value of an institution's existing assets, liabilities and off-balance sheet instruments, and evaluating such impacts against the maximum potential changes in net interest income and market value of portfolio equity that are authorized by the board of directors of Mutual Federal.

      The Office of Thrift Supervision provides Mutual Federal with the information presented in the following table. It presents the change in Mutual Federal's net portfolio value at June 30, 1999, that would occur upon an immediate change in interest rates based on Office of Thrift

Supervision assumptions, but without effect to any steps that management might take to counteract that change.


     Change in
 Interest Rates in
Basis Points ("bp")
    (Rate Shock                                           Net Portfolio Value
    in Rates)(1)              Net Portfolio Value         as % of Pv of Assets
-------------------    -------------------------------    --------------------
                       $ Amount    $ Change   % Change    Npv Ratio     Change


  +300 bp               21,591     (24,027)     (53)         4.75        (460)
  +200 bp               30,255     (15,363)     (34)         6.49        (286)
  +100 bp               38,555      (7,063)     (15)         8.07        (128)
     0 bp               45,618          --       --          9.35          --
  -100 bp               50,475       4,858       11         10.18          83
  -200 bp               53,776       8,158       18         10.69         135
  -300 bp               56,963      11,345       25         11.18         183

-----------

(1) Assumes an instantaneous uniform change in interest rates at all maturities.


      The Office of Thrift Supervision uses certain assumptions in assessing the interest rate risk of savings associations. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under differing interest rate scenarios, among others.

      As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate mortgage loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, if interest rates change, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table.

CHANGES IN FINANCIAL CONDITION FROM DECEMBER 31, 1998 TO JUNE 30, 1999

      GENERAL. Mutual Federal's total assets increased by $20.5 million or 4.4% to $490.0 million at June 30, 1999 compared to $469.5 million at December 31, 1998. The increase was primarily due to a $22.4 million or 5.6% increase in loans, which totaled $420.5 million at June 30, 1999 compared to $398.1 million at December 31, 1998.

      LOANS. Mutual Federal's net loan portfolio increased from $398.1 million at December 31, 1998 to $420.5 million at June 30, 1999. The increase in the loan portfolio over this time period was due to increased loan demand caused both by low interest rates and significant increases in home-building activities in some of our markets. The loan portfolio increased in most categories, with the largest increase occurring in the one- to four-family category, from $264.5 million at December 31, 1998 to $277.9 million at June 30, 1999.

      SECURITIES. Investment securities amounted to $25.2 million at December 31, 1998, and $23.0 million at June 30, 1999. The decrease of $2.2 million or 8.9% was primarily due to the sale of certain securities available for sale to fund loan growth.

      LIABILITIES. Mutual Federal's total liabilities increased $18.7 million or 4.4% to $444.4 million at June 30, 1999 compared to $425.7 million at December 31, 1998. This increase was due primarily to an increase in deposits of $18.6 million, principally through more aggressive bidding on public funds.


      EQUITY. Total equity amounted to $45.6 million at June 30, 1999 and $43.9 million at December 31, 1998, or 9.3% of total assets at both dates. The increase in equity over the period was due to continued profitable operations.

CHANGES IN FINANCIAL CONDITION FROM DECEMBER 31, 1997 TO DECEMBER 31, 1998

      GENERAL. Mutual Federal's total assets increased by $10.8 million or 2.4% to $469.5 million at December 31, 1998 compared to $458.7 million at December 31, 1997, despite the sale of $35.1 million of loans during 1998, and the use of a portion of the proceeds from this sale to pay down Federal Home Loan Bank advances.


      LOANS. Mutual Federal's net loan portfolio decreased from $399.3 million at December 31, 1997 to $398.1 million at December 31, 1998. The decrease in the loan portfolio over this time period was due to the sale of $35.1 million of one- to four-family fixed-rate long term loans during the year for asset/liability management purposes. Loan origination volume for 1998 exceeded 1997 by $47.3 million.


      SECURITIES. Investment securities amounted to $22.5 million at December 31, 1997, and $25.2 million at December 31, 1998. The increase of $2.7 million or 11.9% was primarily a result of the reinvestment of some of the proceeds from the loan sales discussed above.


      LIABILITIES. Mutual Federal's total liabilities increased $6.7 million or 1.6% to $425.7 million at December 31, 1998 compared to $419.0 million at December 31, 1997. This increase was due primarily to an increase in deposits of $21.1 million, partially due to aggressively marketing our money market accounts. In November 1997, Mutual Federal acquired $14.1 million in deposits and an insignificant amount of loans and other assets as part of an acquisition of a branch facility of another bank in Albany, Indiana. This increase was partially offset by a $13.8 million decrease in borrowed funds, which were paid off through the proceeds from the loan sales.


      EQUITY. Total equity amounted to $43.8 million at December 31, 1998 and $39.7 million at December 31, 1997, or 9.3%, and 8.7% of total assets at such dates. The increase in equity over the period was due to continued profitable operations.

AVERAGE BALANCES, NET INTEREST INCOME, YIELDS EARNED AND RATES PAID

      The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are daily average balances. Non-accruing loans have been included in the table as loans carrying a zero yield.


                                                                            Six Months Ended June 30,
                                                   ----------------------------------------------------------------------
                                                                    1999                                1998
                                                   ----------------------------------   ---------------------------------
                                                     Average     Interest     Average     Average    Interest     Average
                                                   Outstanding    Earned/     Yield/    Outstanding   Earned/     Yield/
                                                     Balance       Paid        Rate       Balance      Paid        Rate
                                                   -----------   --------     -------   -----------  --------     -------
                                                                                               (Dollars in Thousands)
 Interest-Earning Assets:
  Interest-bearing deposits .....................   $  4,882    $    110       4.51%     $  5,231    $    121      4.63%
  Trading account securities ....................        872          24       5.50           570          17      5.96
  Mortgage-backed securities:
     Available-for-sale .........................      4,652         158       6.79         3,958         148      7.48
  Investment securities
     Available-for-sale .........................      8,244         214       5.19         6,617         197      5.95
     Held-to-maturity ...........................     11,310         330       5.84         9,140         274      6.00
  Loans receivable ..............................    408,095      15,767       7.73       405,683      16,651      8.21
  Stock in FHLB of Indianapolis .................      3,612         143       7.92         3,612         132      7.31
                                                     -------     -------                  -------     -------
  Total interest-earning assets(1) ..............    441,667      16,746       7.58       434,811      17,540      8.07
                                                                 -------                              -------
Non-interest earning assets, net of allowance for
 loan losses and unrealized gain/loss ...........     36,509                               30,109
                                                     -------                              -------
  Total assets ..................................   $478,176                             $464,920
                                                     =======                              =======

Interest-Bearing Liabilities:
 Demand and NOW accounts ........................   $ 53,743         324       1.21      $ 48,950         379      1.55
 Savings deposits ...............................     43,182         388       1.80        40,962         527      2.57
 Money market accounts ..........................     26,819         468       3.49        13,055         206      3.16
 Certificate accounts............................    252,263       6,736       5.34       251,484       7,066      5.62
                                                     -------     -------                  -------     -------
 Total deposits .................................    376,007       7,916       4.21       354,451       8,178      4.61
 Borrowings .....................................     47,667       1,335       5.61        60,919       1,795      5.89
                                                     -------     -------                  -------     -------
  Total interest-bearing liabilities ............    423,674       9,251       4.37       415,370       9,973      4.80
                                                                 -------                              -------
 Other liabilities ..............................      9,494                                8,565
                                                     -------                              -------
  Total liabilities .............................    433,168                              423,935
 Equity capital .................................     45,008                               40,985
                                                     -------                              -------
   Total liabilities and equity capital .........   $478,176                             $464,920
                                                    ========                             ========

Net earning assets ..............................   $ 17,993                             $ 19,441
                                                    ========                             ========
Net interest income .............................                $ 7,495                              $ 7,567
                                                                 =======                              =======
Net interest rate spread ........................                              3.21%                              3.27%
                                                                               ====                               ====
Net yield on average interest-earning assets ....                              3.39%                              3.48%
                                                                               ====                               ====
Average interest-earning assets to
 average interest-bearing liabilities ...........    104.25%                              104.68%
                                                    ========                             ========


                                                                               Year Ended December 31,
                                        ------------------------------------------------------------------------------------------
                                                       1998                              1997                              1996
                                        ----------------------------  -----------------------------  -----------------------------
                                          Average   Interest Average    Average   Interest  Average    Average   Interest  Average
                                        Outstanding  Earned/ Yield/   Outstanding  Earned/  Yield/   Outstanding  Earned/  Yield/
                                          Balance     Paid    Rate      Balance     Paid     Rate      Balance     Paid     Rate
                                        ----------- -------- -------  ----------- --------  -------  ----------- --------  -------

                                                                             (Dollars in Thousands)
 Interest-Earning Assets:
  Interest-bearing deposits ............ $  7,330   $   358   4.88%     $  3,908   $   217    5.55%   $  3,714    $    194    5.22%
  Trading account securities ...........      337        20   5.93           603        39    6.47       1,008          67    6.65
  Mortgage-backed securities:
     Available-for-sale ................    4,575       329   7.19         4,498       334    7.43       5,060         372    7.35
  Investment securities
     Available-for-sale ................    7,001       416   5.94         8,164       486    5.95       5,345         305    5.71
     Held-to-maturity ..................    9,642       584   6.06         8,995       478    5.31      10,996         570    5.18
  Loans receivable .....................  399,982    32,488   8.12       389,731    32,242    8.27     368,688      30,676    8.32
  Stock in FHLB of Indianapolis ........    3,612       279   7.72         3,470       289    8.33       3,108         243    7.82
                                          -------   -------              -------   -------             -------    --------
  Total interest-earning assets(1) .....  432,479    34,474   7.97       419,369    34,085    8.13     397,919      32,427    8.15
                                                    -------                        -------                        --------
Non-interest earning assets, net of
 allowance for loan losses and
 unrealized gain/loss ..................   32,362                         23,849                        22,594
                                          -------                        -------                       -------
  Total assets ......................... $464,841                       $443,218                      $420,513
                                          =======                        =======                       =======

Interest-Bearing Liabilities:
 Demand and NOW accounts ............... $ 49,646       745   1.50      $ 44,803       719    1.60    $ 42,423         696    1.64
 Savings deposits ......................   41,332     1,038   2.51        40,224     1,114    2.77      40,761       1,135    2.78
 Money market accounts .................   16,442       560   3.41        12,888       391    3.03      13,945         426    3.05
 Certificates of deposit ...............  250,953    14,100   5.62       239,311    13,179    5.51     220,469      12,125    5.50
                                          -------   -------              -------    ------             -------    --------
 Total deposits ........................  358,373    16,443   4.59       337,226    15,403    4.57     317,598      14,382    4.53
 Borrowings ............................   55,234     3,247   5.88        61,491     3,679    5.98      59,646       3,469    5.82
                                          -------   -------              -------   -------            --------    --------
  Total interest-bearing liabilities ...  413,607    19,690   4.76       398,717    19,082    4.79     377,244      17,851    4.73
                                                    -------                        -------                        --------
 Other liabilities .....................    9,115                          8,086                         8,625
                                          -------                        -------                      --------
  Total liabilities ....................  422,722                        406,803                       385,869
 Equity capital ........................   42,119                         36,415                        34,644
                                          -------                        -------                      --------
   Total liabilities and equity capital  $464,841                       $443,218                      $420,513
                                         ========                       ========                      ========

Net earning assets ..................... $ 18,872                       $ 20,652                      $ 20,675
                                         ========                       ========                      ========
Net interest income ....................            $14,784                        $15,003                        $ 14,576
                                                    =======                        =======                        ========
Net interest rate spread ...............                     3.21%                            3.34%                           3.42%
                                                             ====                             ====                            ====
Net yield on average interest-
  earning assets .......................                     3.42%                            3.58%                           3.66%
                                                             ====                             ====                            ====
Average interest-earning assets to
 average interest-bearing liabilities ..  104.56%                        105.18%                       105.48%
                                         ========                       ========                      ========


-----------------

(1) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

RATE/VOLUME ANALYSIS

      The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(1) changes in volume, which are changes in volume multiplied by the old rate, and (2) changes in rate, which are changes in rate multiplied by the old volume. Changes attributable to both rate and volume which cannot be segregated have been allocated proportionately to the change due to volume and the change due to rate.


                                                     Six Months Ended
                                                         June 30,                           Year Ended December 31,
                                             ---------------------------- -------------------------------------------------------
                                                       1999 Vs. 1998               1998 Vs. 1997                1997 Vs. 1996
                                             ---------------------------- -------------------------- ----------------------------
                                                  Increase                     Increase                     Increase
                                                 (Decrease)                   (Decrease)                   (Decrease)
                                                   Due to         Total         Due to       Total          Due to         Total
                                             ---------------    Increase  --------------   Increase   ---------------    Increase
                                             Volume     Rate   (Decrease) Volume    Rate  (Decrease)  Volume     Rate   (Decrease)
                                             ------     ----   ---------- ------    ----  ----------  ------     ----   ----------
                                                                            (Dollars in Thousands)
Interest-earning assets:
 Interest-bearing deposits ...............   $  (8)   $    (3)   $ (11)   $ 170    $ (29)   $ 141    $    10    $  13    $    23
 Trading accounting securities ...........       8         (1)       7      (16)      (3)     (19)       (26)      (2)       (28)
 Mortgage-backed securities ..............      24        (14)      10        6      (11)      (5)       (42)       4        (38)
 Investment securities:
   Available-for-sale ....................      44        (27)      17      (69)      (1)     (70)       168       14        181
   Held-to-maturity ......................      63         (7)      56       36       70      106       (106)      14        (92)
 Loans receivable ........................      98       (982)    (884)     839     (593)     246      1,742     (176)     1,566
 Stock in FHLB of Indianapolis ...........      --         11       11       12      (22)     (10)        29       17         46
                                             -----    -------    -----    -----    -----    -----    -------    -----    -------

   Total interest-earning assets .........   $ 229    $(1,023)    (794)   $ 978    $(589)     389    $ 1,775    $(116)     1,658
                                             =====    =======    -----    =====    =====    -----    =======    =====    -------

Interest-bearing liabilities:
 Demand and NOW accounts .................   $  35    $   (90)     (55)   $  75    $ (49)      26    $    38    $ (15)        23
 Savings deposits ........................      27       (166)    (139)      30     (106)     (76)       (15)      (6)       (21)
 Money market accounts ...................     238         24      262      117       52      169        (32)      (3)       (35)
 Certificate accounts ....................      22       (352)    (330)     650      271      921      1,038       16      1,054
 Borrowings ..............................    (375)       (85)    (460)    (369)     (63)    (432)       109      101        210
                                             -----    -------    -----    -----    -----    -----    -------    -----    -------

   Total interest-bearing liabilities ....   $ (53)   $  (669)    (722)   $ 503    $ 105      608    $ 1,138    $  93      1,231
                                             =====    =======    -----    =====    =====    -----    =======    =====    -------

Net interest income.......................                       $ (72)                     $(219)                       $   427
                                                                 =====                      =====                        =======

      The following table presents the weighted average yields earned on loans, investments and other interest-earning assets, and the weighted average rates paid on savings deposits and borrowings and the resultant interest rate spreads at June 30, 1999.

                                                            At
                                                          June 30,
                                                           1999
                                                         ----------
               Weighted average yield on:
                Interest earning deposits ..............   4.50%
                Trading account securities .............   5.50%
                Mortgage-backed securities .............   6.12%
                Investment securities:
                 Available-for-sale ....................   5.95%
                 Held-to-maturity ......................   6.24%
                Loans receivable .......................   7.73%
                FHLB stock .............................   8.00%
                  Combined weighted average yield on
                     interest-earning assets ...........   7.64%

               Weighted average rate paid on:
                Demand and NOW accounts ................   0.96%
                Savings deposits .......................   1.95%
                Money market accounts ..................   3.57%
                Certificate accounts ...................   5.26%
                Borrowings .............................   5.46%
                  Combined weighted average rate paid on
                     interest-bearing liabilities ......   4.33%

               Spread ..................................   3.31%


COMPARISON OF RESULTS FOR SIX MONTHS ENDED JUNE 30, 1999 AND 1998


      GENERAL. Mutual Federal reported net income of $1.9 million for the six month period ended June 30, 1999 compared to net income of $2.2 million for the six month period ended June 30, 1998. The decrease was primarily due to a 16.0% decrease in other income, due to a gain on loan sales in the 1998 period with no corresponding gain in the 1999 period, and a 4.2% increase in other expenses, due to an increase in compensation expense.


      NET INTEREST INCOME. Net interest income decreased $72,000 or 1.0% to $7.5 million for the 1999 period compared to the 1998 period, reflecting a $794,000 or 4.5% decrease in interest income which was offset by a $722,000 or 7.2% decrease in interest expense. Mutual Federal's interest rate spread decreased to 3.21% for the 1999 period compared to 3.27% for the 1998 period. In addition, the ratio of average interest-earning assets to average interest-bearing liabilities decreased to 104.3% for the 1999 period compared to 104.7% for the 1998 period.

      INTEREST INCOME. The decrease in interest income for the 1999 period was primarily due to a decrease in earning assets yield partially offset by an increase in the average balance of Mutual Federal's interest-earning assets. The average yield earned on Mutual Federal's loan portfolio decreased from 8.21% in the 1998 period to 7.73% in the 1999 period, primarily due to the effect of refinancing activity and loan sales in the last half of 1998. In addition, the average yield earned on Mutual Federal's mortgage-backed and investment securities and trading securities portfolios decreased from 6.28% for the 1998 period to 5.79% for the 1999 period, primarily due to a reduction in market rates of interest. The average balance of Mutual Federal's mortgage-backed securities, investment securities and trading securities portfolios increased $4.8 million or 23.6% to $25.1 million for the 1999 period compared to the 1998 period primarily as a result of the purchase of additional securities.

      INTEREST EXPENSE. The decrease in interest expense during the 1999 period was primarily due to the decrease in the average rate paid on liabilities and the average balance of borrowings, partially offset by an increase in the average balance of deposits. The reduction in rates was primarily due to a general reduction in market rates of interest. The reduction in the average balance of borrowings was primarily due to the pay down of borrowings. The increase in deposits was primarily due to aggressive marketing of our money market accounts.


      PROVISION FOR LOAN LOSSES. For the six month period ended June 30, 1999, the provision for loan losses amounted to $380,000 compared to a provision for loan losses in the 1998 period of $382,000. At June 30, 1999, Mutual Federal's allowance for loan losses was $3.7 million or .86% of the total loan portfolio and approximately 300.82% of total non-performing loans. This compares with an allowance for loan loses of $3.2 million or .80% of the total loan portfolio and approximately 563.94% of the total non-performing loans as of June 30, 1998. See "Business of Mutual Federal - Asset Quality - Allowance for Loan Losses."


      OTHER INCOME. Other income amounted to $1.3 million and $1.5 million for the six months ended June 30, 1999 and 1998, respectively. The decrease was primarily the result of a $217,000 gain on the sale of loans in the 1998 period with no corresponding gain in the 1999 period.


      OTHER EXPENSES. Other expenses increased $225,000 or 4.2% to $5.5 million for the six months ended June 30, 1999, compared to the 1998 period. This increase was primarily due to a $227,000 or 7.7% increase in personnel expenses due to merit increases and additions to staff in the consumer and commercial loan areas and the new branch.


COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1998 AND
1997

      GENERAL. Mutual Federal reported net income of $4.1 million for the years ended December 31, 1998 and 1997.

      NET INTEREST INCOME. Net interest income decreased $219,000 or 1.5% to $14.8 million for 1998 compared to 1997, reflecting a $608,000 or 3.2% increase in interest expense, partially offset by a $389,000 or 1.1% increase in interest income. Mutual Federal's interest rate spread decreased to 3.21% for 1998 compared to 3.34% for 1997. In addition, the ratio of average interest-earning assets to average interest-bearing liabilities decreased to 104.6% for 1998 compared to 105.2% for 1997.

      INTEREST INCOME. The increase in interest income during the year ended December 31, 1998 was primarily due to an increase in the average balance of interest-earning assets offset by a lower yield. The average balance of the loan portfolio increased $10.3 million or 2.6% to $400.0 million for 1998 compared to 1997 due to increased loan demand. The average yield earned on Mutual Federal's loan portfolio decreased from 8.27% in 1997 to 8.12% in 1998, primarily due to refinancing activity resulting from a general decrease in market rates of interest.

      INTEREST EXPENSE. The increase in interest expense during the year ended December 31, 1998 was primarily due to the increase of $21.1 million or 6.3% in the average balance of deposits, primarily due to the acquisition of $14.0 million in deposits at the end of 1997. This was partially offset by a decrease in the average balance of borrowings. The average rate paid on deposits increased slightly from 4.57% in 1997 to 4.59% in 1998, due to an increase in the average rate paid on certificate accounts. The average rate paid on borrowings decreased from 5.98% in 1997 to 5.88% in 1998.


      PROVISION FOR LOAN LOSSES. For the year ended December 31, 1998, the provision for loan losses amounted to $1.3 million compared to a provision for loan losses in 1997 of $700,000. The increase was primarily due to a $500,000 provision for loans in litigation. See "Business of Mutual Federal - Asset Quality - Allowance for Loan Losses."


      OTHER INCOME. Other income amounted to $3.4 million and $2.1 million for the years ended December 31, 1998 and 1997, respectively. The increase consisted primarily of a $806,000 gain from the sale of mortgage loans in 1998 compared to a $184,000 gain in 1997, as well as a growth in transaction accounts.

      OTHER EXPENSES. Other expenses increased $668,000 or 6.6% to $10.8 million for the year ended December 31, 1998 compared to the year ended December 31, 1997. This increase was primarily due to a $567,000 or 10.2% increase in personnel expenses and a $27,000 or 4.5% increase in occupancy costs resulting from the purchase of a full service branch office late in 1997.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1997 AND
1996

      GENERAL. Mutual Federal reported net income of $4.1 million for the year ended December 31, 1997 compared to net income of $2.7 million for the year ended December 31, 1996. The increase in 1997 was primarily due to a reduction in Savings Association Insurance Fund premium expenses of $2.5 million.

      NET INTEREST INCOME. Net interest income increased $427,000 or 2.9% to $15.0 million for 1997 compared to 1996, reflecting a $1.7 million or 5.1% increase in interest income which was partially offset by a $1.2 million or 6.9% increase in interest expense. Mutual Federal's interest rate spread decreased to 3.34% for 1997 compared to 3.42% for 1996. In addition, the ratio of average interest-earning assets to average interest-bearing liabilities decreased to 105.2% for 1997 compared to 105.5% for 1996.

      INTEREST INCOME. The increase in interest income during the year ended December 31, 1997 was primarily due to an increase in the average balance of interest-earning assets. The average balance of the loan portfolio increased $21.0 million or 5.7% to $389.73 million for 1997 compared to 1996 due to loan originations exceeding repayments. The average yield earned on our loan portfolio decreased from 8.32% in 1996 to 8.27% in 1997, due to a decrease in general market rates of interest.

      INTEREST EXPENSE. The increase in interest expense during the year ended December 31, 1997 was primarily due to the increase of $19.6 million or 6.2% in the average balance of deposits, partially as a result of the branch purchase in 1997 and partially due to customer demand for certificate products.


      PROVISION FOR LOAN LOSSES. For the year ended December 31, 1997, the provision for loan losses amounted to $700,000 compared to a provision for loan losses in 1996 of $570,000, primarily as a result of an increase in the consumer and commercial loan portfolios. See "Business of Mutual Federal - Lending Activities - Consumer and Other Lending," "Commercial Business Lending" and "- Asset Quality - Allowance for Loan Losses."

      OTHER INCOME. Other income amounted to $2.1 million and $1.9 million for the years ended December 31, 1997 and 1996, respectively. The increase consisted primarily of a $184,000 gain from sale of mortgage loans in 1997 compared to a $12,000 gain in 1996 and an increase in service fee income of $183,000, partially offset by an increase in equity in losses of limited partnerships of $305,000.

      OTHER EXPENSES. Other expenses decreased $1.9 million or 15.5% to $10.1 million for the year ended December 31, 1997 compared to $12.0 million for the year ended December 31, 1996. This decrease was primarily due to the special Savings Association Insurance Fund insurance assessment of $2.0 million in 1996.

LIQUIDITY AND COMMITMENTS

      We are required to maintain minimum levels of investments that qualify as liquid assets under Office of Thrift Supervision regulations. Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans. Historically, we have maintained liquid assets at levels above the minimum requirements imposed by Office of Thrift Supervision regulations and above levels believed to be adequate to meet the requirements of normal operations, including potential deposit outflows. Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is maintained. At June 30, 1999, our regulatory liquidity ratio, which is our liquid assets as a percentage of net withdrawable savings deposits with a maturity of one year or less and current borrowings, was 7.31%.

      Mutual Federal's liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. Mutual Federal's primary sources of funds are deposits, amortization, prepayments and maturities of outstanding loans and mortgage-backed securities, maturities of investment securities and other short-term investments and funds provided from operations. While scheduled payments from the amortization of loans and mortgage-backed securities and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. In addition, Mutual Federal invests excess funds in short-term interest-earning assets, which provide liquidity to meet lending requirements. Mutual Federal also generates cash through borrowings. Mutual Federal utilizes Federal Home Loan Bank advances to leverage its capital base and provide funds for its lending and investment activities, and to enhance its interest rate risk management.

      Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments such as overnight deposits or U.S. Agency securities. On a longer term basis, Mutual Federal maintains a strategy of investing in various lending products as described in greater detail under "Business of Mutual Federal Lending Activities." Mutual Federal uses its sources of funds primarily to meet its ongoing commitments, to pay maturing certificates of deposit and savings withdrawals, to fund loan commitments and to maintain its portfolio of mortgage-backed securities and investment securities. At June 30, 1999, the total approved loan origination commitments outstanding amounted to $40.7 million. At the same date, the unadvanced portion of construction loans was $4.1 million. Unused home equity lines of credit were $16.9 million as of June 30, 1999 and outstanding letters of credit totaled $2.5 million. Certificates of deposit scheduled to mature in one year or less at June 30, 1999, totaled $192.8 million. Investment and mortgage-backed securities scheduled to mature in one year or less at June 30, 1999 totaled $1.6 million. Based on historical experience, management believes that a significant portion of maturing deposits will remain with Mutual Federal. Mutual Federal anticipates that it will continue to have sufficient funds, through deposits and borrowings, to meet its current commitments.

CAPITAL

      Consistent with its goals to operate a sound and profitable financial organization, Mutual Federal actively seeks to maintain a "well capitalized" institution in accordance with regulatory standards. Total equity was $45.6 million at June 30, 1999, or 9.3% of total assets on that date. As of June 30, 1999, Mutual Federal exceeded all capital requirements of the Office of Thrift Supervision. Mutual Federal's regulatory capital ratios at June 30, 1999 were as follows: core capital 9.0%; Tier I risk-based capital, 14.1%; and total risk-based capital, 15.2%. The regulatory capital requirements to be considered well capitalized are 5.0%, 6.0% and 10.0%, respectively.


IMPACT OF INFLATION

      The consolidated financial statements presented herein have been prepared in accordance with generally accepted accounting principles. These principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

      Our primary assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on our performance than the effects of general levels of inflation. Interest rates, however, do not necessarily move in the same direction or with the same magnitude as the price of goods and services, since such prices are affected by inflation. In a period of rapidly rising interest rates, the liquidity and maturities structures of our assets and liabilities are critical to the maintenance of acceptable performance levels.

      The principal effect of inflation, as distinct from levels of interest rates, on earnings is in the area of noninterest expense. Such expense items as employee compensation, employee benefits and occupancy and equipment costs may be subject to increases as a result of inflation. An additional effect of inflation is the possible increase in the dollar value of the collateral securing loans that we have made. We are unable to determine the extent, if any, to which properties securing our loans have appreciated in dollar value due to inflation.

YEAR 2000 ISSUES

      GENERAL. The Year 2000 ("Y2K") issue confronting Mutual Federal, its suppliers and customers centers on the inability of computer systems to recognize the year 2000. Many existing computer programs and systems originally were programmed with six digit dates that provided only two digits to identify the calendar year in the date field. With the impending new millennium, these programs and computers may recognize "00" as the year 1900 rather than the year 2000.

      Financial institution regulators have increased their focus upon Y2K compliance issues and have issued guidance concerning the responsibilities of senior management and directors. The Federal Financial Institution Examination Council has issued several interagency statements on Y2K project management awareness. These statements require financial institutions to, among other things, examine the Y2K implications of their reliance on vendors with respect to data exchange and the potential impact of the Y2K issue on their customers, suppliers and borrowers. These statements also require each federally regulated financial institution to survey its exposure, measure its risk and prepare a plan to address the Y2K issue. In addition, the federal banking regulators have issued safety and soundness guidelines to be followed by insured depository institutions to assure resolution of any Y2K problems. The federal banking agencies have assured that Y2K testing and certification is a key safety and soundness issue in conjunction with regulatory exams. Therefore, an institution's failure to address appropriately the Y2K issue could result in supervisory action, including the reduction of the institution's supervisory ratings, the denial of applications for approval of mergers or acquisitions or the imposition of civil money penalties.

      RISK. Like most financial service providers, Mutual Federal and its operations may be significantly affected by the Y2K issue due to its dependence on technology and date-sensitive data. Computer software, hardware and other equipment, both within and outside Mutual Federal's direct control and third parties with whom Mutual Federal electronically or operationally interfaces are likely to be affected. If computer systems are not modified in order to be able to identify the year 2000, many computer applications could fail or create erroneous results. As a result, many calculations which rely on date field information, such as interest, payment or due dates and other operating functions, could generate results which are significantly misstated. Consequently, Mutual Federal could experience an inability to process transactions, prepare statements or engage in similar normal business activities. Likewise, under certain circumstances a failure to adequately address the Y2K issue could adversely affect the viability of Mutual Federal's suppliers and creditors and the creditworthiness of its borrowers. Thus, if not adequately addressed, the Y2K issue could result in a significant adverse impact on Mutual Federal's operations and, in turn, its financial condition and results of operations.

      STATE OF READINESS. During April 1997, Mutual Federal formulated its plan to address the Y2K issue. Since that time, Mutual Federal has taken the following steps:

      o  established senior management advisory and review responsibilities;

      o  completed a company-wide inventory of application and system software;


      o completed a review of mechanical systems, i.e.: HVAC, elevators, and security systems for potential impact to operation readiness;


      o built an internal tracking database for application and vendor software;

      o developed compliance plans and schedules for all mission critical systems;

      o installed upgrades or replacements of all non-compliant system components;

      o  initiated vendor and customer compliance verification;

      o began awareness and education activities for employees through existing internal communication channels; and

      o developed a process to respond to customer inquiries as well as help educate customers on the Y2K issue.

      The following paragraphs summarize the phases of Mutual Federal's Y2K plan:

            AWARENESS PHASE. Mutual Federal's senior management formally established a Y2K plan, and a project team was assembled for management of the Y2K project. The project team created a plan of action that include milestones, budget estimates, strategies, and methodologies to track and report the status of the project. Leaders of the project team also attended conferences and information sharing sessions to gain more insight into the Y2K issue and potential strategies for addressing it. This stage is substantially complete.

            ASSESSMENT PHASE. Mutual Federal's strategies were further developed with respect to how the objectives of the Y2K plan would be achieved, and a Y2K business risk assessment was made to quantify the extent of Mutual Federal's Y2K exposure. An inventory, which is periodically updated as new technology is acquired and as systems progress through subsequent phases, was developed to identify and monitor Y2K readiness for information systems, including hardware, software, utilities and vendors, as well as environmental systems, including security systems and facilities. Systems were prioritized based on business impact and available alternatives. As part of this process, mission critical systems were reviewed to determine Y2K readiness. All of Mutual Federal's mission critical systems involve in part an interface with outside vendors. This assessment phase included an evaluation of the components of each system including hardware and software. Determinations were made that identified viable upgrades to systems as well as these components needing outright replacement. A plan was then developed to install the necessary changes and to prioritize the project for completion. This phase is substantially complete.

            Mechanical systems such as those that provide heating, air-conditioning and environmentally related services were also evaluated. The HVAC management software was replaced and the keyless entry system was upgraded. Other mechanical systems, including elevator and fire protection were found to be compliant.

            Mutual Federal's larger borrowers were also evaluated for Y2K exposure. Communication was initiated with commercial customers to determine their level of readiness. As part of the current credit approval process, all new and renewed loans are evaluated for Y2K risk. Mutual Federal's loan policy clearly states that all loans, especially commercial loans, require an analysis of the impact of Y2K issues on the creditworthiness of the borrower prior to approval. Commercial loans represent 5.31% of total loans. No commercial borrower was identified as problematic during the assessment process due to the size, nature, and collateral of commercial loans at Mutual Federal. Mutual Federal continues to monitor the progress being made by its larger borrowers in addressing their own Y2K issue, to date Mutual Federal is generally satisfied with these customers' responses to our inquiries.

            RENOVATION PHASE. Mutual Federal's project team identified the hardware and software upgrades or replacements needed and embarked upon an aggressive plan to meet the compliance requirements. Y2K-ready versions have been delivered, installed and were scheduled to be tested as part of the validation phase. Mutual Federal has completed the installation of these upgrades and replacements to all mission critical systems. This phase is substantially complete.


            VALIDATION PHASE. The validation phase is designed to test the ability of hardware and software to accurately process date sensitive data. Mutual Federal has essentially completed the validation testing of each mission critical system. Mutual Federal conducted multiple scheduled tests of the core processing system with our primary service provider. Additionally, tests were scheduled to validate the changes made to the imaging system, electronic delivery systems and the communication system with the Federal Reserve to which we subscribe. Testing was completed in June 1999 with all systems successful in processing activity on selected dates in the new millennium. No significant problems have been identified relating to any of the changes to these mission critical systems.

            IMPLEMENTATION PHASE. With the completion of successful testing, Mutual Federal continues to promote customer awareness of these issues and is striving to help borrowers, customers and the general public to be knowledgeable regarding their business affairs. We continue to monitor our vendors and any significant changes in the expectations at year end.

      BANK RESOURCES INVESTED. Mutual Federal's Y2K project team has been assigned the task of ensuring that all of Mutual Federal's mission critical systems are identified, analyzed for Y2K compliance, corrected if necessary, tested, and have changes put into service. The Y2K project team members represent the functional areas of Mutual Federal, including data processing, deposit and loan administration, item processing and internal operations, which have been reviewed. Internal audit personnel have provided an independent review of our plan. The team is headed by a Senior Vice President who reports directly to the President. Mutual Federal's board of directors oversees the Y2K plan and provides guidance and resources to and receives regular updates from the Y2K project team leader.

      The total cost of the Y2K conversion project for Mutual Federal was budgeted to be $1.0 million. Expenditures in 1998 totaled approximately $700,000, and $25,000 has been budgeted for 1999. Y2K expenses are not expected to exceed the budget, and Mutual Federal does not expect significant increases in future data processing costs relating to Y2K compliance.

      CONTINGENCY PLANS. Mutual Federal has developed back-up or contingency plans for each of its mission critical systems. Most of Mutual Federal's mission critical systems are dependent upon third party vendors or service providers, therefore, contingency plans include alternate methods of providing services associated with each system. As successful validation of each of these systems has been achieved, contingency planning is now focused on a cash readiness plan. For some scenarios, contingency plans consist of using or reverting to manual systems until system problems can be corrected. Various contingency plans require training and education of bank personnel. The remaining preparation time is being spent by developing these training plans to ensure that services can be provided in the event of unplanned failures.

      Contingency planning is an integral part of Mutual Federal's Y2K readiness plan. Key operating personnel are actively analyzing services that will be supported during extended outages and preparing written plans and procedures to train bank personnel. The contingency plans are tested when practical to validate the effectiveness of contingent procedures.

IMPACT OF ACCOUNTING PRONOUNCEMENTS

      NEW STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS. In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 128, "EARNINGS PER SHARE". The Statement establishes standards for computing and presenting earnings per share. It replaces the presentation of primary earnings per share with a presentation of basic earnings per share. The Statement is effective for Mutual Federal's financial statements as of December 31, 1999. Mutual Federal will compute earnings per share under the new standard upon completion of the conversion.

      In February 1997, the FASB issued SFAS No. 129, "DISCLOSURE OF INFORMATION ABOUT CAPITAL STRUCTURE". The Statement establishes standards for disclosing information about an entity's capital structure. The Statement is effective for Mutual Federal's financial statements as of December 31, 1999. Mutual Federal is prepared to comply with the additional reporting requirements of this Statement, and does not anticipate that the implementation of this Statement will have a material impact on Mutual Federal's consolidated financial statements.

      In June 1997, FASB issued SFAS No. 131, "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION". The Statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Statement is effective for Mutual Federal's financial statements for the fiscal year ending December 31, 1999. Mutual Federal is prepared to comply with the additional reporting requirements of this Statement and does not anticipate that the implementation of this Statement will have a material impact on Mutual Federal's consolidated financial statements.

      In February 1998, the FASB issued SFAS No. 132, "EMPLOYERS' DISCLOSURE ABOUT PENSIONS AND OTHER POST-RETIREMENT BENEFITS". The Statement revises employers' disclosures about pensions and other post-retirement benefit plans. The Statement does not change the measurement or recognition of those plans. The Statement is effective for Mutual Federal's financial statements for the year ending December 31, 1999. Mutual Federal is prepared to comply with the additional reporting requirements of this Statement and does not anticipate that the implementation of this Statement will have a material impact on Mutual Federal's consolidated financial statements.

      In June 1998, the FASB issued SFAS No. 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES". The Statement establishes accounting and reporting standards for derivative instruments including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and hedging activities. The Statement requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Statement is effective for Mutual Federal's financial statements for all fiscal quarters for the fiscal year ending December 31, 2001. The adoption of this Statement is not expected to have a material impact on Mutual Federal's consolidated financial statements.

      In October 1998, FASB issued SFAS No. 134, "ACCOUNTING FOR MORTGAGE-BACKED SECURITIES RETAINED AFTER THE SECURITIZATION OF MORTGAGE LOANS HELD FOR SALE BY A MORTGAGE BANKING ENTERPRISE". The Statement changes the way mortgage banking firms account for certain securities and other interests they retain after securitizing mortgage loans that were held for sale. The Statement became effective for Mutual Federal's financial statements as of January 1, 1999. The implementation of this Statement did not have a material impact on Mutual Federal's financial statements.

                         BUSINESS OF MFS FINANCIAL, INC.

      Mutual Federal is converting to the stock form of organization and will become a wholly owned subsidiary of MFS Financial. MFS Financial initially will not be an operating company and, after the conversion, is not expected to engage in any significant business activity other than to hold the common stock of Mutual Federal and the employee stock ownership plan loan, and to invest the funds retained by it.

      MFS Financial is not expected to own or lease real or personal property initially, but will instead use the facilities of Mutual Federal. At the present time, MFS Financial does not intend to employ any persons other than certain officers of Mutual Federal, but will utilize the support staff of Mutual Federal from time to time.


                           BUSINESS OF MUTUAL FEDERAL

GENERAL

      Our principal business consists of attracting retail deposits from the general public and investing those funds primarily in permanent loans secured by first mortgages on owner-occupied, one- to four-family residences and a variety of consumer loans. We also originate loans secured by commercial and multi-family real estate, commercial business loans and construction loans secured primarily by residential real estate.

      Our revenues are derived principally from interest on loans and interest on investment and mortgage-backed securities.

      We offer a variety of deposit accounts having a wide range of interest rates and terms, which generally include passbook and statement savings accounts, money market deposit accounts, NOW and non-interest bearing checking accounts and certificates of deposit with varied terms ranging from seven days to 71 months. We solicit deposits in our market areas and we have not accepted brokered deposits.

MARKET AREAS


      We intend to continue to be a community-oriented financial institution offering a variety of financial services to meet the needs of the communities we serve. We are headquartered in Muncie, Indiana and have thirteen retail offices primarily serving Delaware, Randolph and Kosciusko counties in Indiana. We also originate mortgage loans in contiguous counties and we originate indirect consumer loans throughout Indiana and western Ohio. See "- Consumer and Other Lending."

LENDING ACTIVITIES

      GENERAL. Our mortgage loans carry either a fixed or an adjustable rate of interest. Mortgage loans are generally long-term and amortize on a monthly basis with principal and interest due each month. At June 30, 1999, our net loan portfolio totaled $420.5 million, which constituted 85.8% of our total assets.

      Mortgage loans up to $240,000 may be approved by individual officers. Any mortgage loan over the individual approval limits, up to $300,000, must be approved by the local market area committee (i.e., Muncie, Warsaw or Winchester markets comprising Delaware, Randolph and Kosciusko counties). Individual loan officers may approve multi-family and commercial real estate loans up to $250,000, with authority up to $500,000 with the approval of two senior officers. Loans over $300,000 for mortgage loans or $500,000 for multi-family and commercial real estate, or outside our general underwriting guidelines, must be approved by the board of directors.

      At June 30, 1999, the maximum amount which we could have loaned to any one borrower and the borrower's related entities was approximately $6.8 million. Our largest lending relationship to a single borrower or a group of related borrowers consisted of ten loans to a local developer/entrepreneur and related entities totaling $3.8 million at June 30, 1999. Although the relationship dates back to 1980, 87.4% of the outstanding debt has been originated since June 30, 1998, and consists of refinancing existing debt. The loans are diverse and are secured by apartment complexes, medical facilities and a bank branch, each with independent income streams to support debt service requirements. Each of the loans to this group of borrowers was current and performing in accordance with its terms at June 30, 1999.

      The following table presents information concerning the composition of Mutual Federal's loan portfolio in dollar amounts and in percentages as of the dates indicated.

                                                                              December 31,
                                     June 30,          -----------------------------------------------------------
                                       1999                   1998                1997                 1996
                                 ------------------    -----------------    -----------------    -----------------
                                 Amount     Percent    Amount    Percent    Amount    Percent    Amount    Percent
                                 ------     -------    ------    -------    ------    -------    ------    -------
                                                                (Dollars in Thousands)
Real Estate Loans:
 One- to four-family .........   $277,852    64.94%   $264,461    65.42%   $266,971    65.77%   $244,518    63.17%
 Multi-family ................      5,702     1.33       6,282     1.56       7,694     1.90       9,598     2.48
 Commercial ..................     13,136     3.07      10,293     2.54       8,131     2.00       7,878     2.03
 Construction and development       8,874     2.08      11,805     2.92      10,385     2.56      22,040     5.69
                                 --------   ------    --------   ------    --------   ------    --------   ------
     Total real estate loans .    305,564    71.42     292,841    72.44     293,181    72.23     284,034    73.37
                                 --------   ------    --------   ------    --------   ------    --------   ------

Other Loans:
 Consumer Loans:
  Automobile .................     17,644     4.12      17,820     4.41      19,977     4.92      20,164     5.21
  Home equity ................     10,047     2.36      10,253     2.54      11,366     2.80      10,885     2.81
  Home improvement ...........     12,134     2.84      12,108     2.99      14,485     3.57      12,066     3.12
  Manufactured housing........     13,708     3.20      15,466     3.83      20,017     4.93      24,933     6.44
  R.V ........................     22,418     5.24      19,100     4.72      14,564     3.59      11,503     2.97
  Boat .......................     32,275     7.54      23,608     5.84      21,553     5.31      17,244     4.45
  Other ......................      4,446     1.04       5,753     1.42       5,585     1.38       5,676     1.47
                                 --------   ------    --------   ------    --------   ------    --------   ------
     Total consumer loans ....    112,672    26.34     104,108    25.75     107,547    26.50     102,471    26.47
 Commercial business loans ...      9,600     2.24       7,285     1.81       5,211     1.27         596     0.16
                                 --------   ------    --------   ------    --------   ------    --------   ------
     Total other loans .......    122,272    28.58     111,393    27.56     112,758    27.77     103,067    26.63
                                 --------   ------    --------   ------    --------   ------    --------   ------
 Total loans receivable, gross    427,836   100.00%    404,234   100.00%    405,939   100.00%    387,101   100.00%
                                            =======              ======               ======               ======

Less:
 Undisbursed portion of loans.      4,647                3,353                3,998                6,073
 Deferred loan fees and costs.     (1,014)                (689)                (440)                (252)
 Allowance for losses.........      3,664                3,424                3,091                2,990
                                   ------             ---------            --------             --------
 Total loans receivable, net..   $420,539             $398,146             $399,290             $378,290
                                 ========             ========             ========             ========


                                               December 31,
                                ---------------------------------------
                                       1995                 1994
                                 -----------------    -----------------
                                 Amount    Percent    Amount    Percent
                                 ------    -------    ------    -------

Real Estate Loans:
 One- to four-family .........  $224,526    63.02%   $206,926    62.75%
 Multi-family ................     6,544     1.84       6,613     2.01
 Commercial ..................    10,090     2.83      11,621     3.53
 Construction and development     17,201     4.83      12,181     3.69
                                --------   ------    --------   ------
     Total real estate loans .   258,361    72.52     237,341    71.98
                                --------   ------    --------   ------

Other Loans:
 Consumer Loans:
  Automobile .................    19,297     5.42      17,784     5.39
  Home equity ................     9,246     2.59       8,549     2.59
  Home improvement ...........    10,994     3.08      10,012     3.04
  Manufactured housing........    29,768     8.36      35,061    10.63
  R.V ........................    10,528     2.96       8,036     2.44
  Boat .......................    11,721     3.29       6,101     1.85
  Other ......................     6,340     1.78       6,371     1.93
                                --------   ------    --------   ------
     Total consumer loans ....    97,894    27.48      91,914    27.87
 Commercial business loans ...        --       --         490     0.15
                                --------   ------    --------   ------
     Total other loans .......    97,894    27.48      92,404    28.02
                                --------   ------    --------   ------
 Total loans receivable, gross   356,255   100.00%    329,745   100.00%
                                           ======               ======

Less:
 Undisbursed portion of loans.     7,951                5,088
 Deferred loan fees and costs.      (188)                 125
 Allowance for losses.........     2,754                2,430
                                --------             --------
 Total loans receivable, net..  $345,738             $322,102
                                ========             ========


            The following table shows the composition of Mutual Federal's loan portfolio by fixed- and adjustable-rate at the dates indicated.

                                                                               December 31,
                                         June 30,         ----------------------------------------------------------
                                          1999                  1998                1997                 1996
                                    -----------------     ----------------    -----------------    -----------------
                                    Amount    Percent     Amount   Percent    Amount    Percent    Amount    Percent
                                    ------    -------     ------   -------    ------    -------    ------    -------
                                                                  (Dollars in Thousands)
Fixed-Rate Loans:
 Real estate:
  One- to four-family ..........   $179,172    41.88%   $163,262    40.39%   $141,024    34.74%   $132,095    34.12%
  Multi-family .................      2,289     0.53       2,656     0.66       2,485     0.61       3,161     0.82
  Commercial ...................      4,285     1.00       2,398     0.59       1,447     0.36       1,280     0.33
  Construction and development .      4,348     1.02       8,076     2.00       4,108     1.01      11,271     2.91
                                   --------   ------    --------   ------    --------   ------    --------   ------
     Total real estate loans ...    190,094    44.43     176,392    43.64     149,064    36.72     147,807    38.18


 Consumer ......................    102,625    23.99      93,855    23.22      96,181    23.70      91,586    23.66
 Commercial business ...........      3,262     0.76       1,972     0.49       4,454     1.09         596     0.16
                                   --------   ------    --------   ------    --------   ------    --------   ------
     Total fixed-rate loans ....    295,981    69.18     272,219    67.35     249,699    61.51     239,989    62.00
                                   --------   ------    --------   ------    --------   ------    --------   ------

Adjustable-Rate Loans:
 Real estate:
  One- to four-family ..........     98,680    23.06     101,199    25.03     125,947    31.03     112,423    29.05
  Multi-family .................      3,413     0.80       3,626     0.90       5,209     1.29       6,437     1.66
  Commercial ...................      8,851     2.07       7,895     1.95       6,684     1.64       6,598     1.70
  Construction and development .      4,526     1.06       3,729     0.92       6,277     1.55      10,769     2.78
                                   --------   ------    --------   ------    --------   ------    --------   ------
     Total real estate loans ...    115,470    26.99     116,449    28.80     144,117    35.51     136,227    35.19


 Consumer ......................     10,047     2.35      10,253     2.53      11,366     2.80      10,885     2.81
 Commercial business ...........      6,338     1.48       5,313     1.32         757     0.18          --       --
                                   --------   ------    --------   ------    --------   ------    --------   ------
     Total adjustable-rate loans    131,855    30.82     132,015    32.65     156,240    38.49     147,112    38.00
                                   --------   ------    --------   ------    --------   ------    --------   ------
     Total loans ...............    427,836   100.00%    404,234   100.00%    405,939   100.00%    387,101   100.00%
                                              ======               ======               ======               ======

Less:
 Undisbursed portion of loans .       4,647                3,353                3,998                6,073
 Deferred loan fees and costs .      (1,014)                (689)                (440)                (252)
 Allowance for loan losses ....       3,664                3,424                3,091                2,990
                                  ---------            ---------            ---------            ---------
    Total loans receivable, net   $ 420,539            $ 398,146            $ 399,290            $ 378,290
                                  =========            =========            =========            =========

                                                   December 31,
                                   ----------------------------------------
                                           1995                 1994
                                     -----------------    -----------------
                                     Amount    Percent    Amount    Percent
                                     ------    -------    ------    -------

Fixed-Rate Loans:
 Real estate:
  One- to four-family ..........    $118,381    33.23%   $102,114    30.97%
  Multi-family .................         734     0.21         793     0.24
  Commercial ...................       2,030     0.57       2,307     0.70
  Construction and development .       6,710     1.88       4,232     1.28
                                    --------   ------    --------   ------
     Total real estate loans ...     127,855    35.89     109,446    33.19

 Consumer ......................      88,648    24.88      83,365    25.28
 Commercial business ...........          --       --         490     0.15
                                    --------   ------    --------   ------
     Total fixed-rate loans ....     216,503    60.77     193,301    58.62
                                    --------   ------    --------   ------

Adjustable-Rate Loans:
 Real estate:
  One- to four-family ..........     106,145    29.79     104,812    31.78
  Multi-family .................       5,810     1.63       5,820     1.77
  Commercial ...................       8,060     2.26       9,314     2.83
  Construction and development .      10,491     2.95       7,949     2.41
                                    --------   ------    --------   ------
     Total real estate loans ...     130,506    36.63     127,895    38.79

 Consumer ......................       9,246     2.60       8,549     2.59
 Commercial business ...........          --       --          --       --
                                    --------   ------    --------   ------
     Total adjustable-rate loans     139,752    39.23     136,444    41.38
                                    --------   ------    --------   ------
     Total loans ...............     356,255   100.00%    329,745   100.00%
                                               ======               ======

Less:
 Undisbursed portion of loans .        7,951                5,088
 Deferred loan fees and costs .         (188)                 125
 Allowance for loan losses ....        2,754                2,430
                                  ----------            ---------
    Total loans receivable, net    $ 345,738            $ 322,102
                                  ==========            =========


      The following schedule illustrates the contractual maturity of Mutual Federal's loan portfolio at June 30, 1999. Mortgages which have adjustable or renegotiable interest rates are shown as maturing in the period during which the contract is due. The schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses.



                                                              Real Estate
                             ------------------------------------------------------------------------------
                                                             Multi-family and             Construction
                              One- to Four-Family               Commercial               and Development(1)
                             ---------------------        ---------------------      ----------------------
                                          Weighted                     Weighted                    Weighted
                                          Average                      Average                     Average
                             Amount        Rate           Amount        Rate         Amount         Rate
                             ------        ----           ------        ----         ------         ----
                                                            (Dollars in Thousands)
   Due During
  Years Ending
  December 31,
--------------------
1999(2) ............      $    181         8.59%        $   106         8.75         $  ---         0.00%
2000 ...............         1,171         7.24             584         8.30             --         0.00
2001 ...............         1,183         7.47              54         8.88              3         9.38
2002 and 2003 ......         4,696         7.44           1,195         8.56             --          ---
2004 to 2005 .......         5,463         7.67             935         7.62             80         8.13
2006 to 2020 .......       137,949         7.16          15,898         8.37          3,331         7.19
2021 and following..       127,209         7.31              66         7.25          5,460         7.02

                                                                  Commercial
                                     Consumer                      Business                       Total
                             ----------------------        ----------------------       ----------------------
                                           Weighted                      Weighted                     Weighted
                                           Average                       Average                      Average
                             Amount         Rate           Amount         Rate          Amount         Rate
                             ------         ----           ------         ----          ------         ----
                                                            (Dollars in Thousands)
   Due During
  Years Ending
  December 31,
--------------------
1999(2) ............        $  5,102        10.46%          $2,102         6.86%       $  7,491         9.38%
2000 ...............           2,091         9.52            2,295         9.11           6,141         8.82
2001 ...............           4,880         9.18              150         8.91           6,270         8.85
2002 and 2003 ......          18,176         8.95            2,689         8.48          26,756         8.62
2004 to 2005 .......          14,929         9.40            1,452         8.60          22,859         8.86
2006 to 2020 .......          67,346(3)      8.95              912         8.36         225,436         7.79
2021 and following..             148        10.15              ---          ---         132,883         7.30


-----------------

(1) Includes construction loans that automatically convert to permanent financing.
(2) Includes demand loans, loans having no stated maturity and overdraft loans.
(3) Includes home equity, mobile home and recreational vehicle loans that generally have maturities in excess of 10 years.

      The total amount of loans due after December 31, 2000 which have predetermined interest rates is $ 289.4 million, while the total amount of loans due after such date which have floating or adjustable interest rates is $124.8 million.

      ONE- TO FOUR-FAMILY RESIDENTIAL REAL ESTATE LENDING. We focus our lending efforts primarily on the origination of loans secured by first mortgages on owner-occupied, one- to four-family residences in our market areas. At June 30, 1999, one- to four-family residential mortgage loans totaled $277.9 million, or 64.9% of our gross loan portfolio.

      We generally underwrite our one- to four-family loans based on the applicant's employment and credit history and the appraised value of the subject property. Presently, we lend up to 100% of the lesser of the appraised value or purchase price for one- to four-family residential loans. For loans with a loan-to-value ratio in excess of 80%, we generally require private mortgage insurance in order to reduce our exposure below 80%. Properties securing our one- to four-family loans are appraised by independent fee appraisers approved by the board of directors. We require our borrowers to obtain title and hazard insurance, and flood insurance, if necessary, in an amount not less than the value of the property improvements.

      We currently originate one- to four-family mortgage loans on either a fixed- or adjustable-rate basis, as consumer demand dictates. Our pricing strategy for mortgage loans includes setting interest rates that are competitive with Freddie Mac and other local financial institutions, and consistent with our internal needs. Adjustable-rate mortgage, or ARM loans, are offered with either a six-month, one-year, three-year, five-year or seven-year term to the initial repricing date. After the initial period, the interest rate for each ARM loan adjusts consistently with the initial term for the six-month, one-year and three-year terms, respectively, and annually for the five-year and seven-year terms, for the remainder of the term of the loan. We use the weekly average of the appropriate term Treasury Bill Constant Maturity to reprice our ARM loans. During the six months ended June 30, 1999, we originated $8.6 million of one-to four-family ARM loans and $31.8 million of one- to four-family fixed rate mortgage loans. During the year ended December 31, 1998, we originated $19.8 million of one- to four-family ARM loans, and $96.7 million of one- to four-family fixed-rate mortgage loans.

      Fixed-rate loans secured by one- to four-family residences have contractual maturities of up to 30 years, and are generally fully amortizing, with payments due monthly. These loans normally remain outstanding, however, for a substantially shorter period of time because of refinancing and other prepayments. A significant change in the current level of interest rates could alter the average life of a residential loan in our portfolio considerably. Our one- to four-family loans are generally not assumable, do not contain prepayment penalties and do not permit negative amortization of principal. Most are written using underwriting guidelines which make them saleable in the secondary market. Our real estate loans generally contain a "due on sale" clause allowing us to declare the unpaid principal balance due and payable upon the sale of the security property.

      Our one- to four-family residential ARM loans are fully amortizing loans with contractual maturities of up to 30 years, with payments due monthly. Our ARM loans generally provide for specified minimum and maximum interest rates, with a lifetime cap and floor, and a periodic adjustment on the interest rate over the rate in effect on the date of origination. As a consequence of using caps, the interest rates on these loans may not be as rate sensitive as is our cost of funds. We offer a one-year ARM loan that is convertible into a fixed-rate loan. When these loans convert, they are usually sold in the secondary market.

      In order to remain competitive in our market areas, we originate ARM loans at initial rates below the fully indexed rate.

      ARM loans generally pose different credit risks than fixed-rate loans, primarily because as interest rates rise, the borrower's payment rises, increasing the potential for default. We have not experienced difficulty with the payment history for these loans. See "- Asset Quality -- Non-Performing Assets" and "-- Classified Assets." At June 30, 1999, our one- to four-family ARM loan portfolio totaled $98.7 million, or 23.1% of our gross loan portfolio. At that date the fixed-rate one- to four-family mortgage loan portfolio totaled $179.2 million, or 41.9% of our gross loan portfolio.

      MULTI-FAMILY AND COMMERCIAL REAL ESTATE LENDING. We offer a variety of multi-family and commercial real estate loans. These loans are secured primarily by multi-family dwellings, small retail establishments, churches and small office buildings located in our market areas. At June 30, 1999, multi-family and commercial real estate loans totaled $18.8 million or 4.4% of our gross loan portfolio.

      Our loans secured by multi-family and commercial real estate are originated with either a fixed or adjustable interest rate. The interest rate on adjustable-rate loans is based on a variety of indices, generally determined through negotiation with the borrower. Loan-to-value ratios on our multi-family and commercial real estate loans typically do not exceed 80% of the appraised value of the property securing the loan. These loans typically require monthly payments, may not be fully amortizing and have maximum maturities of 20 years.

      Loans secured by multi-family and commercial real estate are underwritten based on the income producing potential of the property and the financial strength of the borrower. The net operating income, which is the income derived from the operation of the property less all operating expenses, must be sufficient to cover the payments related to the outstanding debt. We generally require personal guarantees of the borrowers in addition to the security property as collateral for such loans. We generally require an assignment of rents or leases in order to be assured that the cash flow from the project will be used to repay the debt. Appraisals on properties securing multi-family and commercial real estate loans are performed by independent state licensed fee appraisers approved by the board of directors. See "-- Loan Originations, Purchases, Sales and Repayments."

      We do not generally maintain a tax or insurance escrow account for loans secured by multi-family and commercial real estate. In order to monitor the adequacy of cash flows on income-producing properties, the borrower is requested or required to provide periodic financial information.

      Loans secured by multi-family and commercial real estate properties are generally larger and involve a greater degree of credit risk than one- to four-family residential mortgage loans. Such loans typically involve large balances to single borrowers or groups of related borrowers.

Because payments on loans secured by multi-family and commercial real estate properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. If the cash flow from the project is reduced, or if leases are not obtained or renewed, the borrower's ability to repay the loan may be impaired. See "- Asset Quality -- Non-performing Loans."

      CONSTRUCTION AND DEVELOPMENT LENDING. We originate construction loans primarily secured by existing residential building lots. We make construction loans to builders and to individuals for the construction of their residences. Substantially all of these loans are secured by property located within our market areas. At June 30, 1999, we had $8.9 million in construction and development loans outstanding, representing 2.1% of our gross loan portfolio.

      Construction and development loans are obtained through continued business with builders who have previously borrowed from us, from walk-in customers and through referrals from realtors and architects. The application process includes submission of accurate plans, specifications and costs of the project to be constructed. These items are used as a basis to determine the appraised value of the subject property. Loans are based on the lesser of current appraised value and/or the cost of construction, including the land and the building. We generally conduct regular inspections of the construction project being financed.

      Loans secured by building lots are generally granted with terms of up to one year and are available with either fixed or adjustable interest rates and on individually negotiated terms. During the construction phase, the borrower generally pays interest only on a monthly basis. Loans to individuals for the construction of their residences may be either short term construction financing or a construction/permanent loan which automatically converts to a long term mortgage consistent with our one- to four-family residential loan products. Loan-to-value ratios on our construction and development loans typically do not exceed 80% of the appraised value of the project on an as completed basis. Single family construction loans with a loan-to-value ratio over 80% require private mortgage insurance.

      Because of the uncertainties inherent in estimating construction and development costs and the market for the project upon completion, it is relatively difficult to evaluate accurately the total loan funds required to complete a project, the related loan-to-value ratios and the likelihood of ultimate success of the project. These loans also involve many of the same risks discussed above regarding multi-family and commercial real estate loans and tend to be more sensitive to general economic conditions than many other types of loans. In addition, payment of interest from loan proceeds can make it difficult to monitor the progress of a project.

      CONSUMER AND OTHER LENDING. Consumer loans generally have shorter terms to maturity, which reduces our exposure to changes in interest rates, and carry higher rates of interest than do one- to four-family residential mortgage loans. In addition, management believes that offering consumer loan products helps to expand and create stronger ties to our existing customer base by increasing the number of customer relationships and providing cross-marketing opportunities. At June 30, 1999, our consumer loan portfolio totaled $112.7 million, or 26.3% of our gross loan portfolio. We offer a variety of secured consumer loans, including home equity loans and lines of credit, home improvement loans, auto loans, boat and recreational vehicle loans, manufactured housing loans and loans secured by savings deposits. We also offer a limited amount of unsecured loans. We originate our consumer loans both in our market areas and throughout Indiana and western Ohio.


      Our home equity loans, including lines of credit, and home improvement loans totaled $22.2 million, and comprised 5.2% of our gross loan portfolio at June 30, 1999. These loans may be originated in amounts, together with the amount of the existing first mortgage, of up to 100% of the value of the property securing the loan. The term to maturity on our home equity and home improvement loans may be up to 10 years. Home equity lines of credit have a maximum term to maturity of 20 years and require the payment of 2% of the outstanding loan balance per month, which amount may be reborrowed at any time. Other consumer loan terms vary according to the type of collateral, length of contract and creditworthiness of the borrower.


      We originate auto loans, boat and recreational vehicle loans and manufactured housing loans on both a direct and an indirect basis. We generally buy indirect auto loans on a rate basis, paying the dealer a cash payment for loans with an interest rate in excess of the rate we require. This premium is currently amortized over 24 months. Any prepayments or delinquencies are charged to future amounts owed to that dealer, with no dealer reserve or other guarantee of payment if the dealer stops doing business with us.

      We underwrite indirect auto loans using the Fair-Isaacs credit scoring system. We have experienced some difficulty in building the volume of our indirect auto loan portfolio due to our willingness to accept only the more qualified buyers based on our scoring. We also directly originate auto loans through bank personnel. These loans are underwritten more traditionally, with a review of the borrower's employment and credit history and an assessment of the borrower's financial ability to repay the loan.

      Auto loans totaled $17.6 million at June 30, 1999, or 4.1% of our gross loan portfolio. Auto loans may be written for up to six years and usually have fixed rates of interest. Loan to value ratios are up to 100% of the sales price for new autos and 110% of value on used cars, based on valuation from official used car guides.

      Our boat and recreational vehicle loans are generally originated on an indirect basis. We utilize an independent company to market our loan products and help service and collect our boat and RV loans, keeping our marketing, collection and related personnel costs down. We pay a fee based on a percentage of the loan amounts originated through this company as well as monthly service fees, for these services. We pay dealers a premium for each loan based on the interest rate charged on each loan. We amortize this premium, which is usually significantly smaller than the premium we pay dealers for our indirect auto loans, over six months. After this six month period, the dealer has no further liability for any prepayments or delinquencies.

      For our two largest boat and RV dealers, we pay for each loan on a rate basis, just as with our indirect auto loans. With these two dealers, however, we pay only a portion of the cash payment due, holding back a reserve in a Mutual Federal savings account. This dealer holdback is released to the dealer pro-rata over the life of the loan.

      We underwrite indirect boat and RV loans using the Fair-Isaacs credit scoring system and, as with our indirect auto loans, tend to accept only the more qualified buyers based on our scoring.

      Loans for boats and recreational vehicles totaled $54.7 million at June 30, 1999, or 12.8% of our gross loan portfolio. This has been the fastest growing portion of our consumer loan portfolio over the past five years. We will finance up to 100% of the purchase price for a new recreational vehicle and 95% for a new boat. The maximum loan to value ratio for used recreational vehicles and boats is 100% of value and 95% of value, respectively, based on the applicable official used vehicle guides. The term to maturity for these types of loans is up to 10 years for used vehicles and up to 15 years for new vehicles. These loans are generally written with fixed rates of interest.

      Manufactured housing loans totaled $13.7 million at June 30, 1999, or 3.2% of our gross loan portfolio. This amount is down significantly over the last five years, due to increased competition and regulatory restrictions. Manufactured housing loans are offered at fixed or adjustable rates of interest for terms up to 25 years, and at a maximum loan to value ratio of 95%.

      Consumer loans may entail greater risk than do one- to four-family residential mortgage loans, particularly in the case of consumer loans which are secured by rapidly depreciable assets, such as automobiles, boats and recreational vehicles. In these cases, any repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance. As a result, consumer loan collections are dependent on the borrower's continuing financial stability and, thus, are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. See "Risk Factors - Our Loan Portfolio Possesses Increased Risk Due to Our Substantial Number of Consumer, Multi-Family and Commercial Real Estate and Commercial Business Loans."

COMMERCIAL BUSINESS LENDING

      At June 30, 1999, commercial business loans comprised $9.6 million, or 2.2% of Mutual Federal's gross loan portfolio. Most of our commercial business loans have been extended to finance local businesses and include short term loans to finance machinery and equipment purchases, inventory and accounts receivable. Commercial business loans also involve the extension of revolving credit for a combination of equipment acquisitions and working capital needs and agricultural purposes such as seed, farm equipment and livestock.

      The terms of loans extended on the security of machinery and equipment are based on the projected useful life of the machinery and equipment, generally not to exceed seven years. Lines of credit generally are available to borrowers for up to 13 months, and may be renewed by Mutual Federal. We issue a few standby letters of credit which are offered at competitive rates and terms and are generally on a secured basis. We are attempting to expand our volume of commercial business loans.

      Our commercial business lending policy includes credit file documentation and analysis of the borrower's background, capacity to repay the loan, the adequacy of the borrower's capital and collateral as well as an evaluation of other conditions affecting the borrower. Analysis of the

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



borrower's past, present and future cash flows is also an important aspect of our credit analysis. We generally obtain personal guarantees on our commercial business loans. Nonetheless, these loans are believed to carry higher credit risk than more traditional single family loans.

      Unlike residential mortgage loans, commercial business loans are typically made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself (which, in turn, is often dependent in part upon general economic conditions). Our commercial business loans are usually, but not always, secured by business assets. However, the collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.

LOAN ORIGINATIONS, PURCHASES, SALES AND REPAYMENTS

      We originate loans through referrals from real estate brokers and builders, our marketing efforts, and our existing and walk-in customers. We also originate many of our consumer loans through relationships with dealerships. While we originate both adjustable-rate and fixed-rate loans, our ability to originate loans is dependent upon customer demand for loans in our market areas. Demand is affected by local competition and the interest rate environment. During the last several years, due to low market interest rates, our dollar volume of fixed-rate, one- to four-family loans has exceeded the dollar volume of the same type of adjustable-rate loans. From time to time, we sell fixed rate, one- to four-family residential loans. We have also, on a very limited basis, purchased commercial real estate loans. Furthermore, during the past few years, we, like many other financial institutions, have experienced significant prepayments on loans due to the low interest rate environment prevailing in the United States.

      In periods of economic uncertainty, the ability of financial institutions, including us, to originate or purchase large dollar volumes of real estate loans may be substantially reduced or restricted, with a resultant decrease in interest income.

      The following table shows the loan origination, purchase, sale and repayment activities of Mutual Federal for the periods indicated.


                                                    Six Months Ended
                                                        June 30,                 Year Ended December 31,
                                               ----------------------    ------------------------------------
                                                  1999         1998          1998         1997          1996
                                               ---------    ---------    ---------     ---------    ---------
                                                                              (In Thousands)
Originations by type:
 Adjustable rate:
  Real estate - one- to four-family .......    $   8,590    $  11,417    $  19,835     $  29,502    $  27,625
              - multi-family ..............           --          380        1,051            29          618
              - commercial ................        1,486        1,550        2,701           657          430
              - construction or development        3,504        2,064        4,160         7,389       15,922
  Non-real estate - consumer ..............           --           --           --            --           --
                  - commercial business ...          611        1,724        3,003         1,106           --
                                               ---------    ---------    ---------     ---------    ---------
         Total adjustable-rate ............       14,191       17,135       30,750        38,683       44,595
                                               ---------    ---------    ---------     ---------    ---------
 Fixed rate:
  Real estate - one- to four-family .......       31,819       47,020       96,672        39,223       40,110
              - multi-family ..............           --          274          514            --           --
              - commercial ................        1,982           --        1,240            --           --
              - construction or development        3,696        3,478        7,297         6,857        6,350
  Non-real estate - consumer ..............       27,255       18,492       32,492        34,730       32,556
                  - commercial business ...          491          219          810         2,992          426
                                               ---------    ---------    ---------     ---------    ---------
         Total fixed-rate .................       65,243       69,483      139,025        83,802       79,442
                                               ---------    ---------    ---------     ---------    ---------
         Total loans originated ...........       79,434       86,618      169,775       122,485      124,037
                                               ---------    ---------    ---------     ---------    ---------

Purchases:
  Real estate - one- to four-family .......           --           --           --            --           --
              - multi-family ..............           --           --           --            --           --
              - commercial ................           --          325          325           334          500
              - construction or development           --           --           --            --           --
  Non-real estate - consumer ..............           --           --           --            --           --
                  - commercial business ...           --           --           --            --           --
                                               ---------    ---------    ---------     ---------    ---------
         Total loans purchased ............           --          325          325           334          500

Sales and Repayments:
Sales:
  Real estate - one- to four-family .......           --       16,520       35,123         5,753        5,825
              - multi-family ..............           --           --           --            --           --
              - commercial ................           --           --           --            --           --
              - construction or development           --           --           --            --           --
 Non-real estate - consumer ...............           --           --           --            --           --
                 - commercial business ....           --           --           --            --           --
                                               ---------    ---------    ---------     ---------    ---------
         Total loans sold .................           --       16,520       35,123         5,753        5,825
Principal repayments ......................       55,661       67,865      135,909       102,867       90,365
                                               ---------    ---------    ---------     ---------    ---------
         Total reductions .................       55,661       84,385      171,032       108,620       96,190
Increase (decrease) in other items, net ...         (171)         587         (773)        4,639        2,499
                                               ---------    ---------    ---------     ---------    ---------
         Net increase (decrease) ..........    $  23,602    $   3,145    $  (1,705)    $  18,838    $  30,846
                                               =========    =========    =========     =========    =========

ASSET QUALITY

      When a borrower fails to make a payment on a mortgage loan on or before the default date, a late charge notice is mailed 16 days after the due date. When the loan is 31 days past due (16 days for an ARM), we mail a delinquent notice to the borrower. All delinquent accounts are reviewed by a collector, who attempts to cure the delinquency by contacting the borrower once the loan is 30 days past due. If the loan becomes 60 days delinquent, the collector will generally contact by phone or send a personal letter to the borrower in order to identify the reason for the delinquency. Once the loan becomes 90 days delinquent, contact with the borrower is made requesting payment of the delinquent amount in full, or the establishment of an acceptable repayment plan to bring the loan current. Between 100 and 120 days delinquent a drive-by inspection is made. If the account becomes 120 days delinquent, and an acceptable repayment plan has not been agreed upon, a collection officer will generally refer the account to legal counsel, with instructions to prepare a notice of intent to foreclose. The notice of intent to foreclose allows the borrower up to 30 days to bring the account current. During this 30 day period, the collector may accept a written repayment plan from the borrower which would bring the account current within the next 90 days. Once the loan becomes 150 days delinquent, and an acceptable repayment plan has not been agreed upon, the collection officer will turn over the account to our legal counsel with instructions to initiate foreclosure.

      For consumer loans a similar process is followed, with the initial written contact being made once the loan is 16 days past due. Follow-up contacts are generally on an accelerated basis compared to the mortgage loan procedure.

      DELINQUENT LOANS. The following table sets forth our loans delinquent 60 - 89 days by type, number, amount and percentage of type at June 30, 1999.



                                                 Loans Delinquent For:
                                           ----------------------------------
                                                      60-89 Days
                                           ----------------------------------
                                                                      Percent
                                                                      of Loan
                                           Number       Amount       Category
                                                  (Dollars in Thousands)
Real Estate:
  One- to four-family ...............        11          $271          0.10%
  Multi-family ......................        --            --            --
  Commercial ........................         1             4          0.03
  Construction and development ......        --            --            --

Consumer ............................        74           585          0.52
Commercial business .................        --            --            --
                                           ----          ----

     Total ..........................        86          $860          0.20%
                                             ==          ====

      NON-PERFORMING ASSETS. The table below sets forth the amounts and categories of non-performing assets in our loan portfolio. Loans are placed on non-accrual status when the loan becomes more than 90 days delinquent. At all dates presented, we had no troubled debt restructurings which involve forgiving a portion of interest or principal on any loans or making loans at a rate materially less than that of market rates. Foreclosed assets owned include assets acquired in settlement of loans.


                                                                            December 31,
                                              June 30,   --------------------------------------------------
                                               1999       1998       1997       1996       1995       1994
                                               ----       ----       ----       ----       ----       ----
                                                                     (Dollars in Thousands)
Non-accruing loans:
  One- to four-family ....................    $  290     $  500     $  243     $  558     $  625     $  220
  Multi-family ...........................        --         --         --         --         19         --
  Commercial real estate .................        31         31        108        471        943        990
  Construction and development ...........        --         --         --         --         --         --
  Consumer ...............................       321        485        331         --         --         --
  Commercial business ....................        --         --         --         --         --         --
                                              ------     ------     ------     ------     ------     ------
     Total ...............................       642      1,016        682      1,029      1,587      1,210
                                              ------     ------     ------     ------     ------     ------

Accruing loans delinquent 90 days or more:
  One- to four-family ....................        27         88         27          8         13         51
  Multi-family ...........................        --         --         --         --         --         --
  Commercial real estate .................       504         --         --         --         --         --
  Construction and development ...........        --         --         --         --         --         --
  Consumer ...............................        45         10         51        507        525        497
  Commercial business ....................        --         --         --         --         --         --
                                              ------     ------     ------     ------     ------     ------
     Total ...............................       576         98         78        515        538        548
                                              ------     ------     ------     ------     ------     ------
     Total nonperfoming loans ............     1,218      1,114        760      1,544      2,125      1,758
                                              ------     ------     ------     ------     ------     ------

Foreclosed assets:
  One- to four-family ....................       210         46         83         20         28        103
  Multi-family ...........................        --         --         --         --         --         --
  Commercial real estate .................        --         --      1,498         --         --         --
  Construction and development ...........        --         --         --         --         --         --
  Consumer ...............................       257        223        486        561        232        115
  Commercial business ....................        --         --         --         --         --         --
                                              ------     ------     ------     ------     ------     ------
     Total ...............................       467        269      2,067        581        260        218
                                              ------     ------     ------     ------     ------     ------

Total non-performing assets ..............    $1,685     $1,383     $2,827     $2,125     $2,385     $1,976
                                              ======     ======     ======     ======     ======     ======
Total as a percentage of total assets ....      0.34%      0.29%      0.62%      0.49%      0.59%      0.52%
                                              ======     ======     ======     ======     ======     ======


      For the year ended December 31, 1998 and the six months ended June 30, 1999, gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $39,000 and $34,000, respectively. No amount was included in interest income on these loans for these periods.


      At December 31, 1997, foreclosed commercial real estate consisted of two properties acquired during 1997 from a troubled debtor. The properties, comprised of a 50 unit apartment building and a food pantry, were subsequently sold in 1998.

      OTHER LOANS OF CONCERN. In addition to the non-performing assets set forth in the table above, as of June 30, 1999, there was also an aggregate of $3.3 million of loans with respect to which known information about the possible credit problems of the borrowers have caused management to have doubts as to the ability of the borrowers to comply with present loan repayment terms and which may result in the future inclusion of such items in the non-performing asset categories. These loans have been considered in management's determination of the adequacy of our allowance for loan losses.

      Included in the $3.3 million above are several residential mortgage loans which were obtained from a mortgage broker in 1998. In July 1998, the broker filed for bankruptcy protection. Shortly before that, we had become aware that there were documentation problems with these loans.


      On four of these loans, totaling approximately $770,000, the broker failed to pay off and secure a release of the original mortgage loans we refinanced. As a result, none of these loans was fully performing because the borrowers refused to make double loan payments to satisfy both our loan and the loan they thought they had refinanced. We have since bought out the first lien position for two of these loans.

      A fifth loan, totaling approximately $160,000, had a similar issue, but we have been informed that the broker subsequently paid sufficient funds to satisfy the prior lienholder's balance, although the prior lien has not yet been released. This loan is current.

      The two other loans at issue, totaling approximately $875,000, are both current. On one, our lien position is currently behind that of three other financial institutions. On the other, the mortgage broker failed to assign the mortgage to us.

      We are working with two other lenders, in similar situations with the mortgage broker, in order to obtain a release of assets from the bankruptcy trustee. In addition, we have filed a claim with our insurance carrier, although to date the carrier has denied coverage.


      This situation has been considered in determining our allowance for loan losses. A portion of the provision in 1998 was attributable to these loans, and two loans, totaling $214,000 were charged-off during 1998. Based on the information available, significant additional losses are not anticipated at this time. There can be no assurances, however, that changes in circumstances or adverse actions by the bankruptcy court will not result in additional losses in the future.


      CLASSIFIED ASSETS. Federal regulations provide for the classification of loans and other assets, such as debt and equity securities considered by the Office of Thrift Supervision to be of lesser quality, as "substandard," "doubtful" or "loss." An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

      When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances for loan losses in an amount deemed prudent by management and approved by the board of directors. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as "loss," it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge off such amount. An institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the Office of Thrift Supervision and the FDIC, which may order the establishment of additional general or specific loss allowances.

      In connection with the filing of our periodic reports with the Office of Thrift Supervision and in accordance with our classification of assets policy, we regularly review the problem assets in our portfolio to determine whether any assets require classification in accordance with applicable regulations. On the basis of management's review of our assets, at June 30, 1999, we had classified $4.0 million of our assets as substandard, $755,000 as doubtful and $216,000 as loss. The total amount classified represented 10.9% of our equity capital and 1.0% of our assets at June 30, 1999.

      PROVISION FOR LOAN LOSSES. We recorded a provision for loan losses during the six months ended June 30, 1999 of $380,000, compared to $382,000 during the six months ended June 30, 1998, $1.3 million for the year ended December 31, 1998 and $700,000 for the year ended December 31, 1997. The provision for loan losses is charged to income to bring our allowance for loan losses to a level deemed appropriate by management based on the factors discussed below under "-- Allowance for Loan Losses." The provision for loan losses during the six months ended June 30, 1999 was based on management's review of such factors which indicated that the allowance for loan losses was adequate to cover losses inherent in the loan portfolio as of June 30, 1999.

      ALLOWANCE FOR LOAN LOSSES. We maintain an allowance for loan losses to absorb losses inherent in the loan portfolio. The allowance is based on ongoing, quarterly assessments of the estimated losses inherent in the loan portfolio. Our methodology for assessing the appropriateness of the allowance consists of several key elements, which include the formula allowance, specific allowances for identified problem loans and portfolio segments and the unallocated allowance. In addition, the allowance incorporates the results of measuring impaired loans as provided in SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." These accounting standards prescribe the measurement methods, income recognition and disclosures related to impaired loans.

      The formula allowance is calculated by applying loss factors to outstanding loans based on the internal risk evaluation of such loans or pools of loans. Changes in risk evaluations of both performing and nonperforming loans affect the amount of the formula allowance. Loss factors are based both on our historical loss experience as well as on significant factors that, in management's judgment, affect the collectibility of the portfolio as of the evaluation date.

      The appropriateness of the allowance is reviewed by management based upon its evaluation of then-existing economic and business conditions affecting our key lending areas and other conditions, such as credit quality trends (including trends in nonperforming loans expected to result from existing conditions), collateral values, loan volumes and concentrations, specific industry conditions within portfolio segments and recent loss experience in particular segments of the portfolio that existed as of the balance sheet date and the impact that such conditions were believed to have had on the collectibility of the loan. Senior management reviews these conditions quarterly in discussions with our senior credit officers. To the extent that any of these conditions is evidenced by a specifically identifiable problem credit or portfolio segment as of the evaluation date, management's estimate of the effect of such condition may be reflected as a specific allowance applicable to such credit or portfolio segment. Where any of these conditions is not evidenced by a specifically identifiable problem credit or portfolio segment as of the evaluation date, management's evaluation of the loss related to this condition is reflected in the unallocated allowance. The evaluation of the inherent loss with respect to these conditions is subject to a higher degree of uncertainty because they are not identified with specific problem credits or portfolio segments.


      The allowance for loan losses is based on estimates of losses inherent in the loan portfolio. Actual losses can vary significantly from the estimated amounts. Our methodology as described permits adjustments to any loss factor used in the computation of the formula allowance in the event that, in management's judgment, significant factors which affect the collectibility of the portfolio as of the evaluation date are not reflected in the loss factors. By assessing the estimated losses inherent in the loan portfolio on a quarterly basis, we are able to adjust specific and inherent loss estimates based upon any more recent information that has become available. Due to the loss of more than 1,800 manufacturing jobs in the local community during recent years and the increase in higher risk loans, like consumer and commercial loans, as a percentage of total loans, management has concluded that our allowance for loan losses should be greater than historical loss experience would otherwise indicate.


      At June 30, 1999, our allowance for loan losses was $3.7 million or .86% of the total loan portfolio and approximately 301% of total non-performing loans. Assessing the adequacy of the allowance for loan losses is inherently subjective as it requires making material estimates, including the amount and timing of future cash flows expected to be received on impaired loans, that may be susceptible to significant change. In the opinion of management, the allowance, when taken as a whole, is adequate to absorb reasonable estimated loan losses inherent in our loan portfolios.

      The following table sets forth an analysis of our allowance for loan losses.



                                             Six Months
                                               Ended                       Year Ended December 31,
                                              June 30,   ---------------------------------------------------
                                               1999       1998       1997       1996       1995       1994
                                               ----       ----       ----       ----       ----       ----
                                                                     (Dollars in Thousands)
Balance at beginning of period ...........    $3,424     $3,091     $2,990     $2,754     $2,430     $2,293
                                              ------     ------     ------     ------     ------     ------

Charge-offs:
  One- to four-family ....................        61        446          3         30         67         94
  Multi-family ...........................        --         38         --         --         --        341
  Commercial real estate .................        --         43        237         --        180         --
  Construction and development ...........        --         --         --         --         --         --
  Consumer ...............................       184        511        450        353        242        307
  Commercial business ....................        --         --         --         --         --         --
                                              ------     ------     ------     ------     ------     ------
                                                 245      1,038        690        383        489        742
                                              ------     ------     ------     ------     ------     ------

Recoveries:
  One- to four-family ....................        79         40         47          6         32         58
  Multi-family ...........................        --         --         --         --         --         57
  Commercial real estate .................        --         --         --         --         96         --
  Construction and development ...........        --         --         --         --         --         --
  Consumer ...............................        26         66         44         43         35         39
  Commercial business ....................        --         --         --         --         --         --
                                              ------     ------     ------     ------     ------     ------
                                                 105        106         91         49        163        154
                                              ------     ------     ------     ------     ------     ------

Net charge-offs ..........................       140        932        599        334        326        588
Provisions charged to operations .........       380      1,265        700        570        650        725
                                              ------     ------     ------     ------     ------     ------
Balance at end of period .................    $3,664     $3,424     $3,091     $2,990     $2,754     $2,430
                                              ======     ======     ======     ======     ======     ======

Ratio of net charge-offs during the period
 to average loans outstanding during the
 period ..................................      0.03%      0.23%      0.15%      0.09%      0.10%      0.18%
                                              ======     ======     ======     ======     ======     ======

Allowance as a percentage of
 non-performing loans ....................    300.82%    307.36%    406.71%    193.65%    129.60%    138.22%
                                              ======     ======     ======     ======     ======     ======

Allowance as a percentage of total loans
 (end of period) .........................      0.86%      0.85%      0.77%      0.78%      0.79%      0.75%
                                              ======     ======     ======     ======     ======     ======

      The distribution of our allowance for loan losses at the dates indicated is summarized as follows:



                                                                                        December 31,
                                       June 30,              -------------------------------------------------------------------
                                         1999                             1998                                1997
                         ----------------------------------  --------------------------------   --------------------------------
                                                   Percent                           Percent                           Percent
                                                   of Loans                          of Loans                          of Loans
                                        Loan       in Each                 Loan      in Each                  Loan     in Each
                          Amount of    Amounts     Category  Amount of    Amounts    Category   Amount of    Amounts   Category
                          Loan Loss      by        to Total  Loan Loss      by       to Total   Loan Loss      by      to Total
                          Allowance   Category      Loans    Allowance   Category     Loans     Allowance   Category     Loans
                        -----------  ----------   ---------  ---------   --------    --------   ---------   --------   --------
                                                                                       (In thousands)
One- to four-family ..    $  1,291    $277,852     64.94%    $  1,181    $264,461     65.42%    $    583    $266,971     65.77%
Multi-family .........          57       5,702      1.33           57       6,282      1.56          275       7,694      1.90
Commercial real estate         195      13,136      3.07          174      10,293      2.54          234       8,131      2.00
Construction or
  development ........          44       8,874      2.08           59      11,805      2.92           52      10,385      2.56
Consumer .............       1,632     112,672     26.34        1,535     104,108     25.75        1,480     107,547     26.50
Commercial business ..         192       9,600      2.24          146       7,285      1.81          104       5,211      1.27
Unallocated ..........         253          --        --          272          --        --          363          --        --
                          --------    --------    ------     --------    --------    ------     --------    --------    ------
     Total ...........    $  3,664    $427,836    100.00%    $  3,424    $404,234    100.00%    $  3,091    $405,939    100.00%
                          ========    ========    ======     ========    ========    ======     ========    ========    ======


                                                                            December 31,
                         -------------------------------------------------------------------------------------------------------
                                       1996                               1995                                1994
                         --------------------------------    -------------------------------    --------------------------------
                                                Percent                            Percent                             Percent
                                                of Loans                           of Loans                            of Loans
                                       Loan     in Each                   Loan     in Each                    Loan     in Each
                         Amount of    Amounts   Category     Amount of   Amounts   Category     Amount of    Amounts   Category
                         Loan Loss      by      to Total     Loan Loss     by      to Total     Loan Loss      by      to Total
                         Allowance   Category     Loans      Allowance   Category    Loans      Allowance   Category    Loans
                        -----------  ---------- ---------    ---------   --------  --------     ---------   --------   --------

One- to four-family ..   $    683    $244,518     63.17%    $    674    $224,526     63.02%    $    712    $206,926     62.75%
Multi-family .........        363       9,598      2.48          253       6,544      1.84          245       6,613      2.01
Commercial real estate        282       7,878      2.03          558      10,090      2.83          560      11,621      3.53
Construction or
  development ........        110      22,040      5.69           86      17,201      4.83           61      12,181      3.69
Consumer .............      1,367     102,471     26.47        1,094      97,894     27.48          833      91,914     27.87
Commercial business ..         12         596      0.16           --          --        --           10         490      0.15
Unallocated ..........        173          --        --           89          --        --            9          --        --
                         --------    --------    ------     --------    --------    ------     --------    --------    ------
     Total ...........   $  2,990    $387,101    100.00%    $  2,754    $356,255    100.00%    $  2,430    $329,745    100.00%
                         ========    ========    ======     ========    ========    ======     ========    ========    ======


INVESTMENT ACTIVITIES

      Federally chartered savings institutions have the authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies, including callable agency securities, certain certificates of deposit of insured banks and savings institutions, certain bankers' acceptances, repurchase agreements and federal funds. Subject to various restrictions, federally chartered savings institutions may also invest their assets in investment grade commercial paper and corporate debt securities and mutual funds whose assets conform to the investments that a federally chartered savings institution is otherwise authorized to make directly. See "How We Are Regulated - Mutual Federal Savings" and "- Qualified Thrift Lender Test" for a discussion of additional restrictions on our investment activities.

      The Chief Financial Officer has the basic responsibility for the management of our investment portfolio, subject to the direction and guidance of the asset and liability management committee. The Chief Financial Officer considers various factors when making decisions, including the marketability, maturity and tax consequences of the proposed investment. The maturity structure of investments will be affected by various market conditions, including the current and anticipated slope of the yield curve, the level of interest rates, the trend of new deposit inflows, and the anticipated demand for funds via deposit withdrawals and loan originations and purchases.

      The general objectives of our investment portfolio are to provide liquidity when loan demand is high, to assist in maintaining earnings when loan demand is low and to maximize earnings while satisfactorily managing risk, including credit risk, reinvestment risk, liquidity risk and interest rate risk. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset and Liability Management and Market Risk."


      Our investment securities currently consist of U.S. Government and Agency securities, mortgage-backed securities, marketable equity securities (which consist of shares in mutual funds that invest in government obligations, corporate obligations and mortgage-backed securities) and corporate obligations. See Note 3 of the Notes to Consolidated Financial Statements. Our mortgage-backed securities portfolio currently consists of securities issued under government- sponsored agency programs.

      While mortgage-backed securities carry a reduced credit risk as compared to whole loans, these securities remain subject to the risk that a fluctuating interest rate environment, along with other factors like the geographic distribution of the underlying mortgage loans, may alter the prepayment rate of the mortgage loans and so affect both the prepayment speed and value of the securities.

      At times over the past several years, we have also maintained a trading portfolio of U.S. Government securities. Our trading portfolio totaled $1.4 million at June 30, 1999. We are permitted by the board of directors to have a portfolio of up to $5.0 million, and to trade up to $2.0 million in these securities at any one time. See Note 3 of the Notes to Consolidated Financial Statements.

      Mutual Federal has investments in four separate Indiana limited partnerships that were organized to construct, own and operate three multi-unit apartment complexes in the Indianapolis area and one in Findley, Ohio (the Pedcor Projects). The general partner in each of these Pedcor Projects is Pedcor Investments. We have no financial or other relationships with Pedcor Investments. The three Indianapolis area Pedcor Projects, which are operated as multi-family, low and moderate-income housing projects have been completed and have been performing as planned for several years. The Findley, Ohio Pedcor Project, which will also be operated as a multi-family, low and moderate-income housing project is expected to be completed by year-end 1999. At the inception of the Findley, Ohio Pedcor Project in February 1998, we invested $2.1 million and committed to invest an additional $1.9 million, of which $1.8 million remains payable over the next ten years.

      A low and moderate-income housing project qualifies for certain federal income tax credits if (1) it is a residential rental property, (2) the units are used on a non-transient basis, and (3) 20% or more of the units in the project are occupied by tenants whose incomes are 50% or less of the area median gross income, adjusted for family size, or alternatively, at least 40% of the units in the project are occupied by tenants whose incomes are 60% or less of the area median gross income. Qualified low-income housing projects generally must comply with these and other rules for 15 years, beginning with the first year the project qualified for the tax credit, or some or all of the tax credit together with interest may be recaptured. The tax credit is subject to the limitation as the use of general business credit, but no basis reduction is required for any portion of the tax credit claimed. As of June 30, 1999, at least 90% of the units in the Indianapolis area Pedcor Projects were occupied, and all the tenants met the income test required for the tax credits.

      We have received tax credits of $131,000 and $262,000 from the Indianapolis Pedcor Projects for the six months ended June 30, 1999 and for the year ended December 31, 1998, respectively. Additionally, the Pedcor Projects have incurred operating losses in the early years of their operations primarily due to accelerated depreciation of assets. Mutual Federal has accounted for its investment in three of the four Pedcor Projects on the equity method. Accordingly, Mutual Federal has recorded its share of these losses as reductions to its investment in the Pedcor Projects. Mutual Federal has less than a 20% ownership interest in the remaining Pedcor Project, and has recorded its investment in this project at amortized cost.

      The following summarizes Mutual Federal's equity in the Pedcor Projects' losses and tax credits recognized in our consolidated financial statements.



                                      Six Months
                                        Ended          For the Year Ended
                                       June 30,           December 31,
                                      ----------   -----------------------------
                                         1999        1998      1997       1996
                                         ----        ----      ----       ----
                                                  (In Thousands)

Investments in Pedcor low
 income housing projects ...........   $ 5,282    $ 5,266    $ 1,407    $ 1,865
                                        ======     ======     ======     ======
Equity in losses, net of income
  Tax effect .......................   $    (6)   $    (9)   $  (187)   $    (4)
  Tax credit .......................       131        262        262        262
                                      --------   --------   --------   --------
Increase in after tax income
 from Pedcor Investments ...........   $   125    $   253    $    75    $   258
                                       =======    =======   ========    =======


      See Note 6 of the Notes to Consolidated Financial Statements for additional information regarding our limited partnership investments.

      The following table sets forth the composition of our investment and mortgage-related securities portfolio and other investments at the dates indicated. Our investment securities portfolio at June 30, 1999, did not contain securities of any issuer with an aggregate book value in excess of 10% of our equity capital, excluding those issued by the United States Government or its agencies.


                                                                                               December 31,
                                                           June 30,      -----------------------------------------------------------
                                                             1999                1998                 1997                 1996
                                                     ------------------  ------------------- -------------------  ------------------
                                                     Amortized    Fair   Amortized     Fair  Amortized     Fair   Amortized    Fair
                                                       Cost      Value      Cost      Value     Cost      Value     Cost      Value
                                                     ---------   ------  ---------    ------ ---------    ------  ---------   ------
                                                                               (Dollars in Thousands)
Investment securities held-to-maturity:
  Federal agency obligations .......................  $10,551   $10,346   $ 6,220   $ 6,220     8,381     8,371     7,835     7,675
  Corporate obligations ............................    2,125     2,125     4,634     4,651     1,636     1,646     1,011     1,031
  Municipal obligations ............................      150       150       150       150       150       150       151       151
                                                      -------   -------   -------   -------   -------   -------   -------   -------
     Total investment securities held to maturity ..   12,826    12,621    11,004    11,021    10,167    10,167     8,997     8,857
                                                      -------   -------   -------   -------   -------   -------   -------   -------

Investment securities available-for-sale:
  Mutual funds .....................................  $ 5,983   $ 5,844   $ 7,761   $ 7,625   $ 6,843   $ 6,704   $ 5,434   $ 5,274
  Federal agency obligations .......................      798       828     1,244     1,286     1,406     1,426     1,620     1,747
  Mortgage-backed securities .......................    3,515     3,449     5,129     5,297     4,125     4,240     4,791     4,744
                                                      -------   -------   -------   -------   -------   -------   -------   -------
     Total investment securities held for sale .....   10,296    10,121    14,134    14,208    12,374    12,370    11,845    11,765
                                                      -------   -------   -------   -------   -------   -------   -------   -------

Trading account securities:
  U.S. Treasury obligations ........................  $ 1,447   $ 1,356   $    --   $    --   $    --   $    --   $   479   $   455
                                                      -------   -------   -------   -------   -------   -------   -------   -------
     Total trading account securities ..............    1,447     1,356        --        --        --        --       479       455
                                                      -------   -------   -------   -------   -------   -------   -------   -------

Total investment securities ........................   24,569    24,098    25,138    25,229    22,541    22,537    21,321    21,077
Investment in limited partnerships .................    5,282       N/A     5,266       N/A     1,407       N/A     1,865       N/A
Investment in insurance company ....................      590       N/A       590       N/A       590       N/A       590       N/A
Federal Home Loan Bank stock .......................    3,612       N/A     3,612       N/A     3,612       N/A     3,371       N/A
                                                      -------             -------             -------             -------
Total investments ..................................  $34,053             $34,606             $28,150             $27,147
                                                      =======             =======             =======             =======

      The composition and maturities of the investment securities and mortgage-backed securities portfolio, excluding Federal Home Loan Bank stock and our trading portfolio as of June 30, 1999 are indicated in the following table.


                                                                         Due in
                                 -----------------------------------------------------------------------------------
                                 Less Than       1 to 5          5 to 10          Over               Total
                                   1 Year         Years           Years         10 Years      Investment Securities
                                 ---------      ---------       ---------      ---------     -----------------------
                                 Amortized      Amortized       Amortized      Amortized     Amortized         Fair
                                    Cost           Cost            Cost           Cost          Cost           Value
                                 ---------      ---------       ---------      ---------     ---------        ------
                                                                (Dollars in Thousands)
Corporate obligations .....       $   505        $ 1,620        $    --        $    --        $ 2,125        $ 2,125
Federal agency obligations          1,048          4,508          4,495          1,298         11,349         11,174
Municipal obligations .....            --             --             --            150            150            150
Mutual funds ..............         5,983             --             --             --          5,983          5,844
Mortgage-backed securities:
  Freddie Mac .............            10            621             --            489          1,120          1,130
  Fannie Mae ..............            --            894            120          1,381          2,395          2,319
                                  -------        -------        -------        -------        -------        -------
                                  $ 7,546        $ 7,643        $ 4,615        $ 3,318        $23,122        $22,742
                                  =======        =======        =======        =======        =======        =======

Weighted average yield ....          5.61%          6.10%          6.41%          6.46%          6.05%


SOURCES OF FUNDS

      GENERAL. Our sources of funds are deposits, borrowings, payment of principal and interest on loans, interest earned on or maturation of other investment securities and funds provided from operations.

      DEPOSITS. We offer a variety of deposit accounts to both consumer and businesses having a wide range of interest rates and terms. Our deposits consist of passbook accounts, money market deposit accounts, NOW and demand accounts and certificates of deposit. We solicit deposits in our market areas and have not accepted brokered deposits. We primarily rely on competitive pricing policies, marketing and customer service to attract and retain these deposits.

      The flow of deposits is influenced significantly by general economic conditions, changes in money market and prevailing interest rates and competition. The variety of deposit accounts we offer has allowed us to be competitive in obtaining funds and to respond with flexibility to changes in consumer demand. We have become more susceptible to short-term fluctuations in deposit flows, as customers have become more interest rate conscious. We try to manage the pricing of our deposits in keeping with our asset/liability management, liquidity and profitability objectives, subject to competitive factors. Based on our experience, we believe that our deposits are relatively stable sources of funds. Despite this stability, our ability to attract and maintain these deposits and the rates paid on them has been and will continue to be significantly affected by market conditions.

      The following table sets forth our deposit flows during the periods indicated.


                                 Six Months Ended
                                     June 30,                                  Year Ended December 31,
                        --------------------------------        ----------------------------------------------------
                            1999                1998                1998                 1997                1996
                        ------------        ------------        ------------        ------------        ------------
                                                         (Dollars in Thousands)
Opening balance ....    $   365,999         $   344,860         $   344,860         $   330,235         $   312,218
Deposits ...........        559,844             498,510           1,010,169           1,027,102             993,088
Withdrawals ........       (548,529)           (491,490)         (1,003,062)         (1,025,662)           (987,244)
Interest credited...          7,248               7,438              14,032              13,185              12,173
                        -----------         -----------         -----------         -----------         -----------

Ending balance .....    $   384,562         $   359,318         $   365,999         $   344,860         $   330,235
                        ===========         ===========         ===========         ===========         ===========

Net increase .......    $    18,563         $    14,458         $    21,139         $    14,625         $    18,017
                        ===========         ===========         ===========         ===========         ===========

Percent increase....           5.07%               4.19%               6.13%               4.43%               5.77%
                        ===========         ===========         ===========         ===========         ===========

      The following table sets forth the dollar amount of savings deposits in the various types of deposit programs we offered at the dates indicated.


                                                                                  At December 31,
                                             At June 30,      ----------------------------------------------------------
                                               1999                  1998                1997                 1996
                                         -----------------    -----------------   ------------------    ----------------
                                                  Percent              Percent              Percent             Percent
                                         Amount   of Total    Amount   of Total   Amount    of Total    Amount  of Total
                                         ------   --------    ------   --------   ------    --------    ------  --------
                                                                                         (Dollars in Thousands)
Transactions and Savings Deposits:

Passbook accounts...................   $ 42,896    11.16%   $ 42,242    11.54%   $ 42,359    12.28%   $ 42,019    12.72%
NOW and demand accounts.............     52,186    13.57      57,239    15.64      46,703    13.54      44,402    13.45
Money market accounts...............     39,035    10.15      33,686     9.20      26,236     7.61      24,063     7.29
                                       --------   ------    --------   ------    --------   ------    --------   ------

Total non-certificates .............    134,117    34.88     133,167    36.38     115,298    33.43     110,484    33.46
                                       --------   ------    --------   ------    --------   ------    --------   ------

Certificates:

 0.00 - 1.99% ......................         --       --          --       --          --       --          --       --
 2.00 - 3.99% ......................      8,704     2.26       8,691     2.38          --       --         373     0.11
 4.00 - 5.99% ......................    196,300    51.05     171,455    46.85     166,424    48.26     149,256    45.20
 6.00 - 7.99% ......................     43,768    11.38      50,928    13.91      61,398    17.80      68,463    20.73
 8.00 - 9.99% ......................      1,673     0.43       1,758     0.48       1,740     0.51       1,629     0.49
10.00% and over ....................         --       --          --       --          --       --          30     0.01
                                       --------   ------    --------   ------    --------   ------    --------   ------

Total certificates .................    250,445    65.12     232,832    63.62     229,562    66.57     219,751    66.54
                                       --------   ------    --------   ------    --------   ------    --------   ------
Total deposits .....................   $384,562   100.00%   $365,999   100.00%   $344,860   100.00%   $330,235   100.00%
                                       ========   ======    ========   ======    ========   ======    ========   ======

      The following table shows rate and maturity information for Mutual Federal's certificates of deposit as of June 30, 1999.


                                                  2.00-          4.00-          6.00-          8.00-                        Percent
                                                  3.99%          5.99%          7.99%          9.99%          Total        of Total
                                                  -----          -----          -----          -----          -----        --------
                                                                               (Dollars in Thousands)
Certificate accounts maturing
in quarter ending:

September 30, 1999........................        $8,704       $ 63,848      $   4,348      $     ---      $  76,900         30.71%
December 31, 1999.........................           ---         35,785          5,226            ---         41,011         16.38
March 31, 2000............................           ---         17,246         11,406            ---         28,652         11.44
June 30, 2000.............................           ---         34,168         12,069            ---         46,237         18.46
September 30, 2000........................           ---         10,200          3,926            ---         14,126          5.64
December 31, 2000.........................           ---          9,970          1,105            ---         11,075          4.42
March 31, 2001............................           ---          9,834            269            ---         10,103          4.03
June 30, 2001.............................           ---          4,039            438            ---          4,477          1.79
September 30, 2001........................           ---          2,107             39            ---          2,146          0.86
December 31, 2001.........................           ---          1,424            ---            ---          1,424          0.57
March 31, 2002............................           ---            969          1,172            ---          2,141          0.85
June 30, 2002............................            ---            553          1,369             36          1,958          0.78
Thereafter................................           ---          6,157          2,401          1,637         10,195          4.07
                                                  ------       --------        -------         ------       --------        ------

   Total..................................        $8,704       $196,300        $43,768         $1,673       $250,445        100.00%
                                                  ======       ========        =======         ======       ========        ======

   Percent of total.......................         3.47%         78.38%         17.48%          0.67%
                                                   ====          =====          =====           ====


     The following table indicates the amount of Mutual Federal's certificates of deposit and other deposits by time remaining until maturity as of June 30, 1999.

                                                                                Maturity
                                                         ------------------------------------------------------
                                                                         Over            Over
                                                         3 Months       3 to 6          6 to 12         Over
                                                          or Less       Months          Months        12 months         Total
                                                         --------       -------         -------       ---------       --------
Certificates of deposit less than $100,000..............  $46,366       $31,876         $61,054        $47,364        $186,660

Certificates of deposit of $100,000 or more.............    8,353         6,535          12,660          9,381          36,929

Public funds (1)........................................   22,181         2,600           1,175            900          26,856
                                                         --------     ---------       ---------     ----------      ----------

Total certificates of deposit...........................  $76,900       $41,011         $74,889        $57,645        $250,445
                                                          =======       =======         =======        =======        ========

---------------

(1) Deposits from governmental and other public entities.


      BORROWINGS. Although deposits are our primary source of funds, we may utilize borrowings when they are a less costly source of funds and can be invested at a positive interest rate spread, when we desire additional capacity to fund loan demand or when they meet our asset/liability management goals. Our borrowings historically have consisted of advances from the Federal Home Loan Bank of Indianapolis and securities sold under agreement to repurchase. See Notes 8 and 9 of the Notes to Consolidated Financial Statements.

      We may obtain advances from the Federal Home Loan Bank of Indianapolis upon the security of certain of our mortgage loans and mortgage-backed securities. These advances may be made pursuant to several different credit programs, each of which has its own interest rate, range of maturities and call features. At June 30, 1999, we had $51.4 million in Federal Home Loan Bank advances outstanding.

      The following table sets forth the maximum month-end balance and average balance of Federal Home Loan Bank advances, securities sold under agreement to repurchase and other borrowings for the periods indicated.


                                                                Six Months Ended
                                                                     June 30,                     Year Ended December 31,
                                                             ---------------------         -----------------------------------
                                                              1999          1998            1998           1997         1996
                                                              ----          ----            ----           ----         ----
                                                                                       (In Thousands)
Maximum Balance:
  FHLB advances............................................  $51,362       $63,754         $63,754        $70,254      $64,522
  Securities sold under agreements to repurchase...........      ---           ---             ---            875        3,914
  Other borrowings.........................................    1,799         1,855           1,830            ---          ---

Average Balance:
  FHLB advances............................................  $47,667       $60,914         $55,232        $61,471      $56,929
  Securities sold under agreements to repurchase...........      ---           ---             ---             73        2,717
  Other borrowings.........................................    1,799         1,546           1,685            ---          ---


     The following table sets forth certain information as to our borrowings at the dates indicated.

                                                    Six Months Ended
                                                         June 30,                       December 31,
                                                 ---------------------       --------------------------------
                                                   1999          1998          1998         1997        1996
                                                 -------       -------       -------      -------     -------
                                                                         (Dollars in Thousands)
FHLB advances.................................   $51,362       $58,135       $50,632      $66,255     $59,709
Securities sold under agreements to
 repurchase...................................       ---           ---           ---          ---       1,400
Other borrowings..............................     1,799         1,856         1,830          ---         ---
                                                 -------       -------       -------      -------     -------

     Total borrowings.........................   $53,161       $59,991       $52,462      $66,255     $61,109
                                                 =======       =======       =======      =======     =======

Weighted average interest rate of FHLB
 advances.....................................     5.36%         5.78%         5.50%        5.89%       5.75%

Weighted average interest rate of securities
 sold under agreements to repurchase..........      ---%          ---%          ---%         ---%       5.51%

Weighted average interest rate of other
 borrowings...................................      ---%          ---%          ---%         ---%        ---%

SUBSIDIARY AND OTHER ACTIVITIES

      As a federally chartered savings bank, we are permitted by Office of Thrift Supervision regulations to invest up to 2% of our assets, or $9.8 million at June 30, 1999, in the stock of, or unsecured loans to, service corporation subsidiaries. We may invest an additional 1% of our assets in service corporations where such additional funds are used for inner-city or community development purposes.

      At June 30, 1999, we had two active subsidiaries, First M.F.S.B. Corporation and Third M.F.S.B. Corporation. First M.F.S.B. owns stock in Family Financial Life Insurance Company, a life and accident and health insurance company chartered in Indiana. Family Financial Life primarily sells mortgage and credit life insurance, as well as accident and disability insurance. It also issues and services annuity contracts. As of June 30, 1999, our total investment in this subsidiary was $665,000. For the six months ended June 30, 1999, First M.F.S.B. reported net income of $30,000, which consisted of dividends from Family Financial Life.

      Third M.F.S.B., which does business as Mutual Financial Services, offers tax-deferred annuities, long-term health and life insurance products. All securities related products and services made available through Mutual Financial Services are offered by a third party independent broker-dealer. As of June 30, 1999, our total investment in this subsidiary was $190,000. For the six months ended June 30, 1999, Third M.F.S.B. reported net income of $32,000, which consisted of commissions less expenses.

COMPETITION

      We face strong competition in originating real estate and other loans and in attracting deposits. Competition in originating real estate loans comes primarily from other savings institutions, commercial banks, credit unions and mortgage bankers. Other savings institutions, commercial banks, credit unions and finance companies provide vigorous competition in consumer lending.

      We attract all of our deposits through our branch office system. Competition for those deposits is principally from other savings institutions, commercial banks and credit unions located in the same community, as well as mutual funds and other alternative investments. We compete for these deposits by offering superior service and a variety of deposit accounts at competitive rates.

EMPLOYEES

      At June 30, 1999, we had a total of 201 employees, including 49 part-time employees. Our employees are not represented by any collective bargaining group. Management considers its employee relations to be good.

PROPERTIES

      At June 30, 1999, we had 13 full service offices. We own the office building in which our home office and executive offices are located. At June 30, 1999, we owned all but one of our other branch offices. The net book value of our investment in premises, equipment and leaseholds, excluding computer equipment, was approximately $6.7 million at June 30, 1999.

      We believe that our current facilities are adequate to meet the present and immediately foreseeable needs of Mutual Federal and MFS Financial.


      We utilize a third party service provider to maintain our data base of depositor and borrower customer information. The net book value of the data processing and computer equipment utilized by us at June 30, 1999 was $1.2 million.


LEGAL PROCEEDINGS

      From time to time we are involved as plaintiff or defendant in various legal actions arising in the normal course of business. We do not anticipate incurring any material liability as a result of such litigation.


                                   MANAGEMENT

MANAGEMENT OF MFS FINANCIAL, INC.

      The board of directors of MFS Financial consists of the same individuals who serve as directors of Mutual Federal. The board of directors of MFS Financial is divided into three classes, each of which contains approximately one-third of the board. The directors shall be elected by the stockholders of MFS Financial for three year terms, or until their successors are elected. One class of directors, consisting of William V. Hughes, R. Donn Roberts and James D. Rosema, has a term of office expiring at the first annual meeting of stockholders. A second class, consisting of Edward Dobrow and Julie Skinner, has a term of office expiring at the second annual meeting of stockholders. The third class, consisting of Linn A. Crull and Wilbur R. Davis, has a term of office expiring at the third annual meeting of stockholders.

      The following individuals are executive officers of MFS Financial and hold the offices set forth below opposite their names.



    Executive                    Position Held With MFS Financial
----------------------           -------------------------------------------

R. Donn Roberts                  President and Chief Executive Officer
Timothy J. McArdle               Senior Vice President, Treasurer and Controller



      The executive officers of MFS Financial are elected annually and hold office until their respective successors have been elected or until death, resignation or removal by the board of directors.

      Information concerning the principal occupations, employment and compensation of the directors and executive officers of MFS Financial is set forth under "- Management of Mutual

Federal" and "- Executive Officers Who Are Not Directors." Directors of MFS Financial initially will not be compensated by MFS Financial but will serve and be compensated by Mutual Federal. It is not anticipated that separate compensation will be paid to directors of MFS Financial until such time as these persons devote significant time to the separate management of MFS Financial's affairs, which is not expected to occur until MFS Financial becomes actively engaged in additional businesses other than holding the stock of Mutual Federal. MFS Financial may determine that such compensation is appropriate in the future.

MANAGEMENT OF MUTUAL FEDERAL

      Because Mutual Federal is a mutual savings bank, its members have elected its board of directors. Upon completion of the conversion, the directors of Mutual Federal immediately prior to the conversion will continue to serve as directors of Mutual Federal in stock form. The board of directors of Mutual Federal in stock form will consist of seven directors divided into three classes, with approximately one-third of the directors elected at each annual meeting of stockholders. Because MFS Financial will own all the issued and outstanding capital stock of Mutual Federal following the conversion, the board of directors of MFS Financial will elect the directors of Mutual Federal.

      The following table sets forth certain information regarding the board of directors of Mutual Federal.


                                                                                                             Term of
                                                                                           Director          Office
     Name               Age(1)        Positions Held With Mutual Federal                    Since            Expires
------------------      ------     -----------------------------------------------         --------          -------
William V. Hughes         51       Director                                                  1999              2000
R. Donn Roberts           60       President, Chief Executive Officer and Director           1985              2000
James D. Rosema           52       Director                                                  1998              2000
Edward J. Dobrow          52       Director                                                  1988              2001
Julie A. Skinner          58       Director and Vice Chairman of the Board                   1986              2001
Linn A. Crull             43       Director                                                  1997              2002
Wilbur R. Davis           44       Director and Chairman of the Board                        1991              2002


-----------------

(1) As of June 30, 1999.


      The business experience of each director for at least the past five years is set forth below.

      WILLIAM V. HUGHES. Mr. Hughes is a partner in the law firm of Beasley & Gilkison L.L.P., located in Muncie, Indiana. The firm serves as general counsel to Mutual Federal.


      R. DONN ROBERTS. Mr. Roberts is President, Chief Executive Officer and a Director of Mutual Federal, positions he has held since1985. He has been employed with Mutual Federal in various other capacities since 1965.

      JAMES D. ROSEMA. Since 1972, Mr. Rosema has served as President of Rosema Corporation, an interior finishing company located in Muncie and Fort Wayne, Indiana.

      EDWARD J. DOBROW. Mr. Dobrow is President of Dobrow Industries, a scrap metal processing company located in Muncie, Indiana. He has served in this capacity since 1981.

      JULIE A. SKINNER. Ms. Skinner is a civic leader. She is a co-founder of the Muncie Children's Museum and a member of the Delaware Advancement Committee and the Community Foundation Board. Ms. Skinner is also actively involved in many other civic organizations.

      LINN A. CRULL. Mr. Crull is a certified public accountant and, since 1979, has been a member of Whitinger & Company, L.L.C., an accounting firm located in Muncie, Indiana.

      WILBUR R. DAVIS. Mr. Davis is President and co-founder of Ontario Systems Corporation, a computer software company located in Muncie, Indiana. He has served in this capacity since 1980.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

      Each of the executive officers of Mutual Federal will retain his office following the conversion. Officers are elected annually by the board of directors of Mutual Federal. The business experience for at least the past five years for each of the four executive officers of Mutual Federal who do not serve as directors is set forth below.

      STEVEN R. CAMPBELL. Age 55 years. Mr. Campbell serves as Senior Vice President of the Retail Banking Division for Mutual Federal, a position he has held since 1991. He has been employed by Mutual Federal since 1984.

      DAVID W. HEETER. Age 38 years. Mr. Heeter is a Vice President of Human Resources, Marketing and Administration at Mutual Federal. He has served in these positions since 1993, and started with Mutual Federal in 1986.


      TIMOTHY J. MCARDLE. Age 48 years. Mr. McArdle, a certified public accountant, has served as Senior Vice President since 1995, and Treasurer and Controller of Mutual Federal since 1986. He has been employed by Mutual Federal since 1981.


      STEPHEN C. SELBY. Age 53 years. Mr. Selby is a Senior Vice President of the Operations Division at Mutual Federal. He has served in this capacity since 1995. Prior to that, he served as Vice President of the Operations Division for nine years. Mr. Selby has served in various other capacities at Mutual Federal since 1964.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

      Our board of directors meets twice monthly. During the year ended
December 31, 1998, the board of directors held 23 meetings. No director attended fewer than 75% of the total meetings of the board of directors and committees on which such board member served during this period.

      We currently have standing Audit/Compliance, Finance and Marketing and Advertising Committees. We do not have a standing Executive or Nominating Committee; rather, the entire board of directors performs these functions.

      The Audit/Compliance Committee is comprised of Director Crull (Chairman) and Directors Davis, Dobrow, Hughes, Rosema and Skinner. The Audit/Compliance Committee meets quarterly or on an as needed basis. The Audit/Compliance Committee recommends the independent auditors and reviews the audit report prepared by the independent auditors. This committee met six times in 1998.


      The Finance Committee is comprised of the full board of directors with Director Dobrow as Chairman. The Finance Committee meets quarterly or on an as needed basis. The Finance Committee deals with large financial transactions such as mergers, acquisitions and conversions. The committee also reviews and approves compensation and benefit program issues. This committee met six times in 1998.


      The Marketing and Advertising Committee is comprised of Director Skinner (Chairman) and Directors Dobrow, Roberts and Vice President Heeter. The Marketing and Advertising Committee meets on an as needed basis. This committee reviews major marketing and advertising programs and marketing research. This committee did not meet in 1998.

DIRECTORS' COMPENSATION

      Members of Mutual Federal's board of directors receive an annual fee of $22,200. The Chairman of the board receives an additional $5,000 per year.


      In addition, Mutual Federal maintains deferred compensation arrangements with some directors which allows them the opportunity to defer all or a portion of their board fees and to receive income when they are no longer active directors. See Note 16 of the Notes to Consolidated Financial Statements. Deferred amounts earn interest at the rate of 10% per year.

      Mr. Hughes, a director of Mutual Federal, is a partner in the law firm of Beasley & Gilkison L.L.P. The firm receives a retainer fee to serve as general counsel for Mutual Federal regarding real estate and litigation issues. The legal fees received by the law firm for professional services rendered to Mutual Federal during the year ending December 31, 1998 were $66,113.

EXECUTIVE COMPENSATION

      The following table sets forth a summary of certain information concerning the compensation paid by Mutual Federal, including amounts deferred to future periods by the officers, for services rendered in all capacities during the year ended December 31, 1998 to the President and Chief Executive Officer of Mutual Federal and the three other highest compensated executive officers of Mutual Federal whose salary and bonus exceeded $100,000.

                           SUMMARY COMPENSATION TABLE
                                                                                                Long Term
                                                         Annual Compensation               Compensation Awards
                                                  -----------------------------------    -----------------------
                                                                             Other       Restricted
                                                                            Annual         Stock                     All Other
                                         Fiscal                          Compensation       Award        Options      Compen-
   Name and Principal Position            Year     Salary      Bonus        ($)(1)         ($)(2)        (#)(2)      sation(3)
-------------------------------------    ------   --------    -------    ------------    -----------     -------     ---------
R. Donn Roberts, President, Chief         1998    $220,000    $37,092         ---           ---           ---        $67,680(3)
Executive Officer, Chief Operating
Officer and Director

Steven R. Campbell, Senior Vice           1998     102,000     11,353         ---           ---           ---         36,954(3)
President of the Retail Banking
Division

Timothy J. McArdle, Senior Vice           1998      96,500     11,754         ---           ---           ---         27,303(3)
President, Treasurer and Controller

Stephen C. Selby, Senior Vice             1998      92,000     14,048         ---           ---           ---         21,721(3)
President of the Operations Division


-------------

(1) Mutual Federal provides certain senior officers with automobile expenses and club membership dues. This amount does not include personal benefits or perquisites which did not exceed the lesser of $50,000 or 10% of the named individuals' salary and bonus.

(2) As a mutual institution, Mutual Federal does not have any stock option or restricted stock plans. Mutual Federal does, however, intend to adopt such plans following the conversion. See "- Benefits - Other Stock Benefit Plans."


(3) Amounts represent contributions under Mutual Federal's Supplemental Executive Retirement Plan and the Executive Deferral Program. These amounts, respectively include $49,260 and $6,920 for Mr. Roberts; $20,911 and $7,132 for Mr. Campbell; $8,091 and $10,818 for Mr.
         McArdle; and $7,130 and $6,593 for Mr. Selby. This amount also represents Mutual Federal's contribution to its 401(k) plan on behalf of Mr. Roberts for $11,500; Mr. Campbell for $8,911; Mr. McArdle for $8,394; and Mr. Selby for $7,998, respectively.



BENEFITS

      GENERAL. Mutual Federal currently provides health and welfare benefits to its employees, including hospitalization, comprehensive medical insurance, dental, life, short term and long-term disability insurance, subject to certain deductibles and copayments by employees. Mutual Federal also provides certain retirements benefits. See Note 16 of the Notes to Consolidated Financial Statements.

      SUPPLEMENTAL EXECUTIVE RETIREMENT PROGRAM. Mutual Federal maintains a non-qualified supplemental executive retirement program for the benefit of certain senior executives that have been designated to participate in the program. The payments under this program are funded by life insurance contracts which have been purchased by Mutual Federal.

Mutual Federal provides for monthly accruals of specified amounts necessary to meet future benefit obligations for each executive, as set forth in the "Summary Compensation Table" above. These retirement amounts are payable in monthly installments for a stated period of time as set forth under the program upon the executive's retirement, death, voluntary resignation, or termination by Mutual Federal without cause. In the event the employment of a participant in the program is terminated as a result of a change in control of Mutual Federal, we must pay the present value amount of all remaining contributions required to have been made if the participant continued with Mutual Federal until retirement age. If the named officers had been terminated as a result of a change in control of Mutual Federal as of December 31, 1998, we would have been required to pay $403,000, $295,000, $214,000 and $127,000 to Messrs. Roberts, Campbell,
McArdle and Selby, respectively.

      EXECUTIVE DEFERRAL PROGRAM. Mutual Federal also maintains an executive deferral program for the benefit of certain senior executives that have been designated to participate in the program. The program allows an additional opportunity for key executives to defer a portion of their income into a non-qualified deferral program to supplement their retirement earnings. Under this program, Mutual Federal matches $.50 for every dollar, up to a specified amount providing for an additional 10% of pre-retirement earnings for each participant other than Mr. Roberts. The amounts paid by Mutual Federal under this program for the named officers, which include matched funds, as applicable, and earnings on any funds in the program at the rate of 10%, are set forth in the "Summary Compensation Table" above.

      EMPLOYEES' INCENTIVE PLAN. Effective January 1, 1999, Mutual Federal established an incentive plan that will provide payment to employees of a percentage of their salaries based upon certain performance criteria. Under the plan, all employees are paid a certain percentage based upon the participant's employment status.

      Participants who are employed with Mutual Federal at the end of the year are eligible to participate in the plan. Any participant, however, who is terminated for cause or resigns for cause before payment under the incentive plan will be ineligible. In addition, a participant with a performance rating that is "below expectations" for a period of more than 60 consecutive days will not qualify for payment under the incentive plan for those days.

      EMPLOYEE STOCK OWNERSHIP PLAN. MFS Financial intends to adopt an employee stock ownership plan for employees of MFS Financial and Mutual Federal to become effective upon the conversion. Employees of MFS Financial and Mutual Federal who have been credited with at least 1,000 hours of service during a twelve month period are eligible to participate in the employee stock ownership plan.

      As part of the conversion, it is anticipated that the employee stock ownership plan will borrow funds from MFS Financial. The employee stock ownership plan will use these funds to purchase up to 8.0% of the common stock issued in the conversion. It is anticipated that this loan will equal 100% of the aggregate purchase price of the common stock acquired by the employee stock ownership plan. The loan to the employee stock ownership plan will be repaid principally from Mutual Federal's contributions to the employee stock ownership plan over a period of 15 years, and the collateral for the loan will be the common stock purchased by the employee stock ownership plan. The interest rate for the loan is expected to be the minimum rate prescribed by the Internal Revenue Code. MFS Financial may, in any plan year, make additional discretionary contributions for the benefit of plan participants in either cash or shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual stockholders, upon the original issuance of additional shares by MFS Financial or upon the sale of treasury shares by MFS Financial. These purchases, if made, would be funded through additional borrowings by the employee stock ownership plan or additional contributions from MFS Financial. The timing, amount and manner of future contributions to the employee stock ownership plan will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

      Shares purchased by the employee stock ownership plan with the proceeds of the loan will be held in a suspense account and released to participants' accounts as debt service payments are made. Shares released from the employee stock ownership plan will be allocated to each eligible participant's employee stock ownership plan account based on the ratio of each such participant's compensation to the total compensation of all eligible employee stock ownership plan participants. Forfeitures will be reallocated among remaining participating employees and may reduce any amount MFS Financial might otherwise have contributed to the employee stock ownership plan. The account balances of participants within the employee stock ownership plan will become 100% vested after five years of service. Credit for eligibility and vesting is given for years of service with Mutual Federal prior to adoption of the employee stock ownership plan. In the case of a "change in control," as defined in the employee stock ownership plan, which triggers a termination of the employee stock ownership plan, participants will become immediately fully vested in their account balances. Benefits are payable upon retirement or other separation from service. MFS Financial's contributions to the employee stock ownership plan are not fixed, so benefits payable under the employee stock ownership plan cannot be estimated.

      First Bankers Trust, Quincy, Illinois will serve as trustee of the employee stock ownership plan. Under the employee stock ownership plan, the trustee must vote all allocated shares held in the employee stock ownership plan in accordance with the instructions of the participating employees, and unallocated shares will be voted in the same ratio on any matter as those allocated shares for which instructions are given.

      GAAP requires that any third party borrowing by the employee stock ownership plan be reflected as a liability on MFS Financial's statement of financial condition. Since the employee stock ownership plan is borrowing from MFS Financial, such obligation is not treated as a liability, but will be excluded from stockholders' equity. If the employee stock ownership plan purchases newly issued shares from MFS Financial, total stockholders' equity would neither increase nor decrease, but per share stockholders' equity and per share net earnings would decrease as the newly issued shares are allocated to the employee stock ownership plan participants.

      The employee stock ownership plan will be subject to the requirements of ERISA, and the regulations of the IRS and the Department of Labor thereunder.

      OTHER STOCK BENEFIT PLANS. In the future, we intend to adopt a stock option plan and a restricted stock plan for the benefit of selected directors, officers and employees. We anticipate that the stock option plan and restricted stock plan will have reserved a number of shares equal to

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10% and 4%, respectively, of the MFS Financial common stock sold in the conversion. Grants of common stock pursuant to the restricted stock plan will be issued without cost to the recipient. If a determination is made to implement a stock option plan or restricted stock plan, it is anticipated that any such plans will be submitted to stockholders for their consideration at which time stockholders would be provided with detailed information regarding such plan. If such plans are approved, and effected, they will have a dilutive effect on MFS Financial's stockholders as well as affect MFS Financial's net income and stockholders' equity, although the actual results cannot be determined until such plans are implemented. Any such stock option plan or restricted stock plan will not be implemented less than six months after the date of the completion of the conversion, subject to continuing Office of Thrift Supervision jurisdiction.

      EMPLOYMENT AGREEMENTS FOR EXECUTIVE OFFICERS. In connection with the conversion, Mutual Federal intends to enter into three-year employment agreements with Messrs. Roberts and McArdle. Under the employment agreements, the initial salary levels will be $238,000 and $101,500, respectively, and the agreements also provide for equitable participation by the executive's in Mutual Federal's employee benefit plans. Salaries may be increased at the discretion of the board of directors. The agreements may be terminated by Mutual Federal at any time, by the executive if he is assigned duties inconsistent with his initial position, duties, responsibilities and status, or upon the occurrence of certain events specified by federal regulations. In the event that the executive's employment is terminated without cause or upon the executives voluntary termination following the occurrence of an event described in the preceding sentence, Mutual Federal would be required to honor the terms of the agreement through the expiration of the contract, including payment of then current cash compensation and continuation of employee benefits.

      The employment agreements also provide for a severance payment and other benefits if the executive is involuntarily terminated because of a change in control of MFS Financial or Mutual Federal. The agreements authorize severance payments on a similar basis if the executive involuntarily terminates his employment following a change in control because he is assigned duties inconsistent with his position, duties, responsibilities and status immediately prior to the change in control.

      The maximum value of the severance benefits under the employment agreements is 2.99 times the executive's average annual W-2 compensation during the five calendar year period prior to the effective date of the change in control (base amount). Assuming that a change in control had occurred at June 30, 1999 Messrs. Roberts and McArdle would be entitled to a payment of approximately $702,000 and $304,000, respectively. Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times the individual's base amount are deemed to be "excess parachute payments" if they are conditioned upon a change in control. Individuals receiving parachute payments in excess of three times of their base amount are subject to a 20% excise tax on the amount of the excess payments. If excess parachute payments are made, MFS Financial and Mutual Federal would not be entitled to deduct the amount of the excess payments. The employment agreements provide that severance and other payments that are subject to a change in control will be reduced as much as necessary to ensure that no amounts payable to the executive will be considered excess parachute payments.


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LOANS AND OTHER TRANSACTIONS WITH OFFICERS AND DIRECTORS

      Mutual Federal has followed a policy of granting loans to officers and directors, which fully complies with all applicable federal regulations. Loans to directors and executive officers are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with non-insider employees prevailing at the time, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features.


      All loans we make to our directors and executive officers are subject to Office of Thrift Supervision regulations restricting loans and other transactions with affiliated persons of Mutual Federal. Loans to all directors and executive officers and their associates totaled approximately $1.2 million at December 31, 1998, which was 2.6% of our equity at that date. All loans to directors and executive officers were performing in accordance with their terms at December 31, 1998.



                              HOW WE ARE REGULATED

      Set forth below is a brief description of certain laws and regulations which are applicable to MFS Financial and Mutual Federal. The description of these laws and regulations, as well as descriptions of laws and regulations contained elsewhere herein, does not purport to be complete and is qualified in its entirety by reference to the applicable laws and regulations.

      Legislation is introduced from time to time in the United States Congress that may affect the operations of MFS Financial and Mutual Federal. In addition, the regulations governing MFS Financial and Mutual Federal may be amended from time to time by the Office of Thrift Supervision. Any such legislation or regulatory changes in the future could adversely affect MFS Financial or Mutual Federal. No assurance can be given as to whether or in what form any such changes may occur.

GENERAL

      Mutual Federal, as a federally chartered savings institution, is subject to federal regulation and oversight by the Office of Thrift Supervision extending to all aspects of its operations. Mutual Federal also is subject to regulation and examination by the FDIC, which insures the deposits of Mutual Federal to the maximum extent permitted by law, and requirements established by the Federal Reserve Board. Federally chartered savings institutions are required to file periodic reports with the Office of Thrift Supervision and are subject to periodic examinations by the Office of Thrift Supervision and the FDIC. The investment and lending authority of savings institutions are prescribed by federal laws and regulations, and such institutions are prohibited from engaging in any activities not permitted by such laws and regulations. Such regulation and supervision primarily is intended for the protection of depositors and not for the purpose of protecting shareholders. This regulatory oversight will continue to apply to Mutual Federal following the reorganization.


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      The Office of Thrift Supervision regularly examines Mutual Federal and prepares reports for the consideration of Mutual Federal's board of directors on any deficiencies that it may find in Mutual Federal's operations. The FDIC also has the authority to examine Mutual Federal in its role as the administrator of the Savings Association Insurance Fund. Mutual Federal's relationship with its depositors and borrowers also is regulated to a great extent by both Federal and state laws, especially in such matters as the ownership of savings accounts and the form and content of Mutual Federal's mortgage requirements. Any change in such regulations, whether by the FDIC, the Office of Thrift Supervision or Congress, could have a material adverse impact on MFS Financial and Mutual Federal and their operations.

MFS FINANCIAL

      Pursuant to regulations of the Office of Thrift Supervision and the terms of MFS Financial's Maryland articles of incorporation, the purpose and powers of MFS Financial are to pursue any or all of the lawful objectives of a thrift holding company and to exercise any of the powers accorded to a thrift holding company.

      If Mutual Federal fails the qualified thrift lender test, MFS Financial must obtain the approval of the Office of Thrift Supervision prior to continuing after such failure, directly or through other subsidiaries, any business activity other than those approved for multiple thrift companies or their subsidiaries. In addition, within one year of such failure MFS Financial must register as, and will become subject to, the restrictions applicable to bank holding companies. The activities authorized for a bank holding company are more limited than are the activities authorized for a unitary or multiple thrift holding company. See "--Qualified Thrift Lender Test."

MUTUAL FEDERAL

      The Office of Thrift Supervision has extensive authority over the operations of savings institutions. As part of this authority, Mutual Federal is required to file periodic reports with the Office of Thrift Supervision and is subject to periodic examinations by the Office of Thrift Supervision and the FDIC. The last regular Office of Thrift Supervision examination of Mutual Federal was as of June 30, 1998. Under agency scheduling guidelines, it is likely that another examination will be initiated in the fourth quarter of 1999. When these examinations are conducted by the Office of Thrift Supervision and the FDIC, the examiners may require Mutual Federal to provide for higher general or specific loan loss reserves. All savings institutions are subject to a semi-annual assessment, based upon the savings institution's total assets, to fund the operations of the Office of Thrift Supervision. Mutual Federal's Office of Thrift Supervision assessment for the year ended December 31, 1998 was $107,000.

      The Office of Thrift Supervision also has extensive enforcement authority over all savings institutions and their holding companies, including Mutual Federal and MFS Financial. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the Office of Thrift Supervision.

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Except under certain circumstances, public disclosure of final enforcement actions by the Office of Thrift Supervision is required.

      In addition, the investment, lending and branching authority of Mutual Federal is prescribed by federal laws and it is prohibited from engaging in any activities not permitted by such laws. For instance, no savings institution may invest in non-investment grade corporate debt securities. In addition, the permissible level of investment by federal institutions in loans secured by non-residential real property may not exceed 400% of total capital, except with approval of the Office of Thrift Supervision. Federal savings institutions are also generally authorized to branch nationwide. Mutual Federal is in compliance with the noted restrictions.

      Mutual Federal's general permissible lending limit for loans-to-one-borrower is equal to the greater of $500,000 or 15% of unimpaired capital and surplus (except for loans fully secured by certain readily marketable collateral, in which case this limit is increased to 25% of unimpaired capital and surplus). At June 30, 1999, Mutual Federal's lending limit under this restriction was $6.8 million. Mutual Federal is in compliance with the loans-to-one-borrower limitation.

      The Office of Thrift Supervision, as well as the other federal banking agencies, has adopted guidelines establishing safety and soundness standards on such matters as loan underwriting and documentation, asset quality, earnings standards, internal controls and audit systems, interest rate risk exposure and compensation and other employee benefits. Any institution which fails to comply with these standards must submit a compliance plan.

INSURANCE OF ACCOUNTS AND REGULATION BY THE FDIC

      Mutual Federal is a member of the Savings Association Insurance Fund, which is administered by the FDIC. Deposits are insured up to the applicable limits by the FDIC and such insurance is backed by the full faith and credit of the United States Government. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the Savings Association Insurance Fund or the Bank Insurance Fund. The FDIC also has the authority to initiate enforcement actions against savings institutions, after giving the Office of Thrift Supervision an opportunity to take such action, and may terminate the deposit insurance if it determines that the institution has engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

      The FDIC's deposit insurance premiums are assessed through a risk-based system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. Under the system, institutions classified as well capitalized (i.e., a core capital ratio of at least 5%, a ratio of Tier 1 or core capital to risk-weighted assets ("Tier 1 risk-based capital") of at least 6% and a risk-based capital ratio of at least 10%) and considered healthy pay the lowest premium while institutions that are less than adequately capitalized (i.e., core or Tier 1 risk-based capital ratios of less than 4% or a risk-based capital ratio of less than 8%) and considered of substantial

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supervisory concern pay the highest premium. Risk classification of all insured institutions is made by the FDIC for each semi-annual assessment period.

      The FDIC is authorized to increase assessment rates, on a semi-annual basis, if it determines that the reserve ratio of the Savings Association Insurance Fund will be less than the designated reserve ratio of 1.25% of Savings Association Insurance Fund insured deposits. In setting these increased assessments, the FDIC must seek to restore the reserve ratio to that designated reserve level, or such higher reserve ratio as established by the FDIC. The FDIC may also impose special assessments on Savings Association Insurance Fund members to repay amounts borrowed from the United States Treasury or for any other reason deemed necessary by the FDIC. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," for an explanation on the special Savings Association Insurance Fund assessment amount paid by Mutual Federal in 1996.

      Since January 1, 1997, the premium schedule for Bank Insurance Fund and Savings Association Insurance Fund insured institutions has ranged from 0 to 27 basis points. However, Savings Association Insurance Fund insured institutions are required to pay a Financing Corporation assessment, in order to fund the interest on bonds issued to resolve thrift failures in the 1980s, equal to approximately 6 basis points for each $100 in domestic deposits, while Bank Insurance Fund insured institutions pay an assessment equal to approximately 1 basis point for each $100 in domestic deposits. The Savings Association Insurance Fund assessment is expected to be reduced to about 2 basis points no later than January 1, 2000, when Bank Insurance Fund insured institutions fully participate in the assessment. These assessments, which may be revised based upon the level of Bank Insurance Fund and Savings Association Insurance Fund deposits will continue until the bonds mature in the year 2017.

REGULATORY CAPITAL REQUIREMENTS

      Federally insured savings institutions, such as Mutual Federal, are required to maintain a minimum level of regulatory capital. The Office of Thrift Supervision has established capital standards, including a tangible capital requirement, a leverage ratio or core capital requirement and a risk-based capital requirement applicable to such savings institutions. These capital requirements must be generally as stringent as the comparable capital requirements for national banks. The Office of Thrift Supervision is also authorized to impose capital requirements in excess of these standards on individual institutions on a case-by-case basis.

      The capital regulations require tangible capital of at least 1.5% of adjusted total assets, as defined by regulation. Tangible capital generally includes common stockholders' equity and retained income, and certain noncumulative perpetual preferred stock and related income. In addition, all intangible assets, other than a limited amount of purchased mortgage servicing rights, must be deducted from tangible capital for calculating compliance with the requirement. At June 30, 1999, Mutual Federal had $1.6 million of intangible assets.

      At June 30, 1999, Mutual Federal had tangible capital of $44.1 million, or 9.04% of adjusted total assets, which is approximately $36.8 million above the minimum requirement of 1.5% of adjusted total assets in effect on that date.


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      The capital standards also require core capital equal to at least 3.0% of adjusted total assets. Core capital generally consists of tangible capital plus certain intangible assets, including a limited amount of purchased credit card relationships. As a result of the prompt corrective action provisions discussed below, however, a savings institution must maintain a core capital ratio of at least 4.0% to be considered adequately capitalized unless its supervisory condition is such to allow it to maintain a 3.0% ratio. At June 30, 1999, Mutual Federal had $1.6 million of intangibles which were subject to these tests.

      At June 30, 1999, Mutual Federal had core capital equal to $44.1 million, or 9.04% of adjusted total assets, which is $29.5 million above the minimum requirement of 3.0% in effect on that date.


      The Office of Thrift Supervision also requires savings institutions to have total capital of at least 8.0% of risk-weighted assets. Total capital consists of core capital, as defined above, and supplementary capital. Supplementary capital consists of certain permanent and maturing capital instruments that do not qualify as core capital and general valuation loan and lease loss allowances up to a maximum of 1.25% of risk-weighted assets. Supplementary capital may be used to satisfy the risk-based requirement only to the extent of core capital. The Office of Thrift Supervision is also authorized to require a savings institution to maintain an additional amount of total capital to account for concentration of credit risk and the risk of non-traditional activities. At June 30, 1999, Mutual Federal had $3.5 million of general loan loss reserves, which was less than 1.25% of risk-weighted assets.



      In determining the amount of risk-weighted assets, all assets, including certain off- balance sheet items, will be multiplied by a risk weight, ranging from 0% to 100%, based on the risk inherent in the type of asset. For example, the Office of Thrift Supervision has assigned a risk weight of 50% for prudently underwritten permanent one- to four-family first lien mortgage loans not more than 90 days delinquent and having a loan-to-value ratio of not more than 80% at origination unless insured to such ratio by an insurer approved by Fannie Mae or Freddie Mac.

      On June 30, 1999, Mutual Federal had total risk-based capital of $47.5 million and risk- weighted assets of $312.9 million; or total capital of 15.2% of risk-weighted assets. This amount was $22.5 million above the 8.0% requirement in effect on that date.

      The Office of Thrift Supervision and the FDIC are authorized and, under certain circumstances, required to take certain actions against savings institutions that fail to meet their capital requirements. The Office of Thrift Supervision is generally required to take action to restrict the activities of an "undercapitalized institution," which is an institution with less than either a 4% core capital ratio, a 4% Tier 1 risked-based capital ratio or an 8.0% risk-based capital ratio. Any such institution must submit a capital restoration plan and until such plan is approved by the Office of Thrift Supervision may not increase its assets, acquire another institution, establish a branch or engage in any new activities, and generally may not make capital distributions. The Office of Thrift Supervision is authorized to impose the additional restrictions that are applicable to significantly undercapitalized institutions.


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      As a condition to the approval of the capital restoration plan, any company controlling an undercapitalized institution must agree that it will enter into a limited capital maintenance guarantee with respect to the institution's achievement of its capital requirements.

      Any savings institution that fails to comply with its capital plan or has Tier 1 risk-based or core capital ratios of less than 3.0% or a risk-based capital ratio of less than 6.0% and is considered "significantly undercapitalized" must be made subject to one or more additional specified actions and operating restrictions which may cover all aspects of its operations and may include a forced merger or acquisition of the institution. An institution that becomes "critically undercapitalized" because it has a tangible capital ratio of 2.0% or less is subject to further mandatory restrictions on its activities in addition to those applicable to significantly undercapitalized institutions. In addition, the Office of Thrift Supervision must appoint a receiver, or conservator with the concurrence of the FDIC, for a savings institution, with certain limited exceptions, within 90 days after it becomes critically undercapitalized. Any undercapitalized institution is also subject to the general enforcement authority of the Office of Thrift Supervision and the FDIC, including the appointment of a conservator or a receiver.

      The Office of Thrift Supervision is also generally authorized to reclassify an institution into a lower capital category and impose the restrictions applicable to such category if the institution is engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

      The imposition by the Office of Thrift Supervision or the FDIC of any of these measures on Mutual Federal may have a substantial adverse effect on its operations and profitability.

LIMITATIONS ON DIVIDENDS AND OTHER CAPITAL DISTRIBUTIONS

      Office of Thrift Supervision regulations impose various restrictions on savings institutions with respect to their ability to make distributions of capital, which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital account.

      Generally, savings institutions, such as Mutual Federal, that before and after the proposed distribution remain well-capitalized, may make capital distributions during any calendar year equal to the greater of 100% of net income for the year-to-date plus retained net income for the two preceding years. However, an institution deemed to be in need of more than normal supervision by the Office of Thrift Supervision may have its dividend authority restricted by the Office of Thrift Supervision. Mutual Federal may pay dividends in accordance with this general authority.

      Savings institutions proposing to make any capital distribution need not submit written notice to the Office of Thrift Supervision prior to such distribution unless they are a subsidiary of a holding company or would not remain well-capitalized following the distribution. Savings institutions that do not, or would not meet their current minimum capital requirements following a proposed capital distribution or propose to exceed these net income limitations must obtain Office of Thrift Supervision approval prior to making such distribution. The Office of Thrift Supervision may object to the distribution during that 30-day period based on safety and soundness concerns. See "-- Regulatory Capital Requirements."

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LIQUIDITY

      All savings institutions, including Mutual Federal, are required to maintain an average daily balance of liquid assets equal to a certain percentage of the average daily balance of its liquidity base during the preceding calendar quarter or a percentage of the amount of its liquidity base at the end of the preceding quarter. This liquid asset ratio requirement may vary from time to time between 4% and 10% depending upon economic conditions and savings flows of all savings institutions. At the present time, the minimum liquid asset ratio is 4%.

      Penalties may be imposed upon institutions for violations of the liquid asset ratio requirement. At June 30, 1999, Mutual Federal was in compliance with the requirement, with an overall liquid asset ratio of 7.31%.

QUALIFIED THRIFT LENDER TEST

      All savings institutions, including Mutual Federal, are required to meet a qualified thrift lender test to avoid certain restrictions on their operations. This test requires a savings institution to have at least 65% of its portfolio assets, as defined by regulation, in qualified thrift investments on a monthly average for nine out of every 12 months on a rolling basis. As an alternative, the savings institution may maintain 60% of its assets in those assets specified in Section 7701(a)(19) of the Internal Revenue Code. Under either test, such assets primarily consist of residential housing related loans and investments. At June 30, 1999, Mutual Federal met the test and has always met the test since its effectiveness.


      Any savings institution that fails to meet the qualified thrift lender test must convert to a national bank charter, unless it requalifies as a qualified thrift lender and thereafter remains a qualified thrift lender. If an institution does not requalify and converts to a national bank charter, it must remain Savings Association Insurance Fund-insured until the FDIC permits it to transfer to the Bank Insurance Fund. If such an institution has not yet requalified or converted to a national bank, its new investments and activities are limited to those permissible for both a savings institution and a national bank, and it is limited to national bank branching rights in its home state. In addition, the institution is immediately ineligible to receive any new Federal Home Loan Bank borrowings and is subject to national bank limits for payment of dividends. If such an institution has not requalified or converted to a national bank within three years after the failure, it must divest of all investments and cease all activities not permissible for a national bank. In addition, it must repay promptly any outstanding Federal Home Loan Bank borrowings, which may result in prepayment penalties. If any institution that fails the qualified thrift lender test is controlled by a holding company, then within one year after the failure, the holding company must register as a bank holding company and become subject to all restrictions on bank holding companies.

COMMUNITY REINVESTMENT ACT

      Under the Community Reinvestment Act, every FDIC-insured institution has a continuing and affirmative obligation consistent with safe and sound banking practices to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs for

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financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the Community Reinvestment Act. The Community Reinvestment Act requires the Office of Thrift Supervision, in connection with the examination of Mutual Federal, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications, such as a merger or the establishment of a branch, by Mutual Federal. An unsatisfactory rating may be used as the basis for the denial of an application by the Office of Thrift Supervision. Due to the heightened attention being given to the Community Reinvestment Act in the past few years, Mutual Federal may be required to devote additional funds for investment and lending in its local community. Mutual Federal was examined for Community Reinvestment Act compliance in May 1997, and received a rating of satisfactory.

TRANSACTIONS WITH AFFILIATES

      Generally, transactions between a savings institution or its subsidiaries and its affiliates are required to be on terms as favorable to the institution as transactions with non-affiliates. In addition, certain of these transactions, such as loans to an affiliate, are restricted to a percentage of the institution's capital. Affiliates of Mutual Federal include MFS Financial and any company which is under common control with Mutual Federal. In addition, a savings institution may not lend to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of most affiliates. The Office of Thrift Supervision has the discretion to treat subsidiaries of savings institutions as affiliates on a case by case basis.

      Certain transactions with directors, officers or controlling persons are also subject to conflict of interest regulations enforced by the Office of Thrift Supervision. These conflict of interest regulations and other statutes also impose restrictions on loans to such persons and their related interests. Among other things, such loans must generally be made on terms substantially the same as for loans to unaffiliated individuals.

FEDERAL SECURITIES LAW

      The stock of MFS Financial is registered with the SEC under the Securities Exchange Act of 1934, as amended. MFS Financial will be subject to the information, proxy solicitation, insider trading restrictions and other requirements of the SEC under the Securities Exchange Act of 1934.

      MFS Financial stock held by persons who are affiliates of MFS Financial may not be resold without registration unless sold in accordance with certain resale restrictions. Affiliates are generally considered to be officers, directors and principal stockholders. If MFS Financial meets specified current public information requirements, each affiliate of MFS Financial will be able to sell in the public market, without registration, a limited number of shares in any three-month period.

FEDERAL RESERVE SYSTEM

      The Federal Reserve Board requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts, primarily checking, NOW

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and Super NOW checking accounts. At June 30, 1999, Mutual Federal was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements that may be imposed by the Office of Thrift Supervision. See "- Liquidity."

      Savings institutions are authorized to borrow from the Federal Reserve Bank "discount window," but Federal Reserve Board regulations require institutions to exhaust other reasonable alternative sources of funds, including Federal Home Loan Bank borrowings, before borrowing from the Federal Reserve Bank.

FEDERAL HOME LOAN BANK SYSTEM

      Mutual Federal is a member of the Federal Home Loan Bank of Indianapolis, which is one of 12 regional Federal Home Loan Banks, that administers the home financing credit function of savings institutions. Each Federal Home Loan Bank serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the Federal Home Loan Bank System. It makes loans or advances to members in accordance with policies and procedures, established by the board of directors of the Federal Home Loan Bank, which are subject to the oversight of the Federal Housing Finance Board. All advances from the Federal Home Loan Bank are required to be fully secured by sufficient collateral as determined by the Federal Home Loan Bank. In addition, all long-term advances are required to provide funds for residential home financing.

      As a member, Mutual Federal is required to purchase and maintain stock in the Federal Home Loan Bank of Indianapolis. At June 30, 1999, Mutual Federal had $3.6 million in Federal Home Loan Bank stock, which was in compliance with this requirement. In past years, Mutual Federal has received substantial dividends on its Federal Home Loan Bank stock. Over the past five fiscal years such dividends have averaged 7.61% and were 8.01% for 1998.

      Under federal law the Federal Home Loan Banks are required to provide funds for the resolution of troubled savings institutions and to contribute to low- and moderately priced housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have affected adversely the level of Federal Home Loan Bank dividends paid and could continue to do so in the future. These contributions could also have an adverse effect on the value of Federal Home Loan Bank stock in the future. A reduction in value of Mutual Federal's Federal Home Loan Bank stock may result in a corresponding reduction in Mutual Federal's capital.


      For the six months ended June 30, 1999, dividends paid by the Federal Home Loan Bank of Indianapolis to Mutual Federal totaled $143,000, as compared to $289,000 for all of 1998.


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                                    TAXATION

FEDERAL TAXATION

      GENERAL. MFS Financial and Mutual Federal will be subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to MFS Financial or Mutual Federal. Mutual Federal's federal income tax returns have been closed without audit by the IRS through its year ended December 31, 1995.

      Following the conversion, MFS Financial anticipates that it will file a consolidated federal income tax return with Mutual Federal commencing with the first taxable year after completion of the conversion. Accordingly, it is anticipated that any cash distributions made by MFS Financial to its stockholders would be considered to be taxable dividends and not as a non-taxable return of capital to stockholders for federal and state tax purposes.

      METHOD OF ACCOUNTING. For federal income tax purposes, Mutual Federal currently reports its income and expenses on the accrual method of accounting and uses a fiscal year ending on December 31, for filing its federal income tax return.

      BAD DEBT RESERVES. Prior to the Small Business Job Protection Act, Mutual Federal was permitted to establish a reserve for bad debts under the percentage of taxable income method and to make annual additions to the reserve utilizing that method. These additions could, within specified formula limits, be deducted in arriving at taxable income. As a result of the Small Business Job Protection Act, savings associations of Mutual Federal's size may now use the experience method in computing bad debt deductions beginning with their 1996 Federal tax return. In addition, federal legislation requires Mutual Federal to recapture, over a six year period, the excess of tax bad debt reserves at December 31, 1997 over those established as of the base year reserve balance as of December 31, 1987. The amount of such reserve subject to recapture as of June 30, 1999 for Mutual Federal is approximately $445,000.

      TAXABLE DISTRIBUTIONS AND RECAPTURE. Prior to the Small Business Job Protection Act, bad debt reserves created prior to the year ended December 31, 1997, were subject to recapture into taxable income should Mutual Federal fail to meet certain thrift asset and definitional tests. New federal legislation eliminated these thrift related recapture rules. However, under current law, pre-1988 reserves remain subject to recapture should Mutual Federal make certain non-dividend distributions or cease to maintain a thrift/bank charter.

      MINIMUM TAX. The Internal Revenue Code imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, called alternative minimum taxable income. The alternative minimum tax is payable to the extent such alternative minimum taxable income is in excess of an exemption amount. Net operating losses can offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. Mutual Federal has not been subject to the alternative minimum tax, nor do we have any such amounts available as credits for carryover.

      NET OPERATING LOSS CARRYOVERS. A financial institution may carryback net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. This provision applies to losses incurred in taxable years beginning after August 6, 1997. For losses incurred in the taxable years prior to August 6, 1997, the carryback period was three years and the carryforward period was 15 years. At June 30, 1999, Mutual Federal had no net operating loss carryforwards for federal income tax purposes.

      CORPORATE DIVIDENDS-RECEIVED DEDUCTION. MFS Financial may eliminate from its income dividends received from Mutual Federal as a wholly owned subsidiary of MFS Financial if it elects to file a consolidated return with Mutual Federal. The corporate dividends-received deduction is 100% or 80%, in the case of dividends received from corporations with which a corporate recipient does not file a consolidated tax return, depending on the level of stock ownership of the payor of the dividend. Corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct 70% of dividends received or accrued on their behalf.

STATE TAXATION

      We are subject to Indiana's financial institutions tax, which is imposed at a flat rate of 8.5% on "adjusted gross income." "Adjusted gross income," for purposes of the financial institutions tax, begins with taxable income as defined by Section 63 of the Internal Revenue Code and incorporates federal tax law to the extent that it affects the computation of taxable income. Federal taxable income is then adjusted by several Indiana modifications.

      Other applicable state taxes include generally applicable sales and use taxes plus real and personal property taxes.


                           RESTRICTIONS ON ACQUISITION
                       OF MFS FINANCIAL AND MUTUAL FEDERAL

      The principal federal regulatory restrictions which affect the ability of any person, firm or entity to acquire MFS Financial, Mutual Federal or their respective capital stock are described below. Also discussed are certain provisions in MFS Financial's articles of incorporation and bylaws which may be deemed to affect the ability of a person, firm or entity to acquire MFS Financial.

FEDERAL LAW

      The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the Office of Thrift Supervision has been given 60 days prior written notice. The Home Owners' Loan Act provides that no company may acquire "control" of a savings institution without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the Office of Thrift Supervision. Pursuant to federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock of a savings institution, where certain enumerated "control factors" are also present in the acquisition. The Office of Thrift Supervision may prohibit an acquisition of control if:

      o  it would result in a monopoly or substantially lessen competition;

      o the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

      o the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person.

These restrictions do not apply to the acquisition of a savings institution's capital stock by one or more tax-qualified employee stock benefit plans, provided that the plans do not have beneficial ownership of more than 25% of any class of equity security of the savings institution.

      For a period of three years following completion of the conversion, Office of Thrift Supervision regulations generally prohibit any person from acquiring or making an offer to acquire beneficial ownership of more than 10% of the stock of MFS Financial or Mutual Federal without Office of Thrift Supervision approval.

ARTICLES OF INCORPORATION AND BYLAWS OF MFS FINANCIAL

      The following discussion is a summary of certain provisions of the articles of incorporation and bylaws of MFS Financial that relate to corporate governance. The description is necessarily general and qualified by reference to the articles of incorporation and bylaws.

      DIRECTORS. Certain provisions of MFS Financial's articles of incorporation and bylaws will impede changes in majority control of the board of directors. MFS Financial's articles of incorporation provide that the board of directors will be divided into three classes, with directors in each class elected for three-year staggered terms except for the initial directors. Thus, assuming a board of three directors or more, it would take two annual elections to replace a majority of MFS Financial's board. MFS Financial's articles of incorporation also provides that the size of the board of directors may be increased or decreased only by a majority vote of the whole board or by a vote of 80% of the shares eligible to be voted at a duly constituted meeting of stockholders called for such purpose. The bylaws also provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office. Finally, the bylaws impose certain notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

      The articles of incorporation provide that a director may only be removed for cause by the affirmative vote of 80% of the shares eligible to vote.

      RESTRICTIONS ON CALL OF SPECIAL MEETINGS. The articles of incorporation of MFS Financial provides that a special meeting of stockholders may be called only through a resolution of the board of directors and only for business as directed by the board. Stockholders are not authorized to call a special meeting.

      ABSENCE OF CUMULATIVE VOTING. MFS Financial's articles of incorporation do not provide for cumulative voting rights in the election of directors.

      AUTHORIZATION OF PREFERRED STOCK. The articles of incorporation of MFS Financial authorizes 5,000,000 shares of serial preferred stock, $.01 par value. MFS Financial is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, powers, preferences and relative participating, optional and other special rights of such shares, including voting rights, which could be multiple or as a separate class, and conversion rights. In the event of a proposed merger, tender offer or other attempt to gain control of MFS Financial that the board of directors does not approve, it might be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. If MFS Financial issued any preferred stock which disparately reduced the voting rights of the common stock, the common stock could be required to be delisted from the Nasdaq System. An effect of the possible issuance of preferred stock, therefore, may be to deter a future takeover attempt. The board of directors has no present plans or understandings for the issuance of any preferred stock and does not intend to issue any preferred stock except on terms which the board deems to be in the best interests of MFS Financial and its stockholders.

      LIMITATION ON VOTING RIGHTS. The articles of incorporation of MFS Financial provide that in no event shall any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns more than 10% of the then outstanding shares of common stock, be entitled or permitted to any vote in respect of the shares held in excess of the 10% limit. This limitation would not stop any person from soliciting or voting proxies from other beneficial owners for more than 10% of the common stock. This includes shares beneficially owned by any affiliate of a person, shares which a person or his affiliates have the right to acquire upon the exercise of conversion rights or options and shares as to which a person and his affiliates have or share investment or voting power, but shall not include shares beneficially owned by directors, officers and employees of Mutual Federal or MFS Financial. This provision will be enforced by the board of directors to limit the voting rights of persons beneficially owning more than 10% of the stock and thus could be utilized in a proxy contest or other solicitation to defeat a proposal that is desired by a majority of the stockholders.

      PROCEDURES FOR CERTAIN BUSINESS COMBINATIONS. MFS Financial's articles of incorporation require that certain business combinations, including transactions initiated by management, between MFS Financial, or any majority-owned subsidiary thereof, and a 10% or more stockholder either (i) be approved by at least 80% of the total number of outstanding voting shares, voting as a single class, of MFS Financial, (ii) be approved by two-thirds of the board of directors (i.e., persons serving prior to the 10% stockholder reaching that ownership level) or (iii) involve consideration per share generally equal to that paid by the 10% stockholder when it ac quired its block of stock.

      It should be noted that, since the board and management intend to purchase approximately $3.2 million of the shares offered in the conversion and may control the voting of additional shares through the ESOP and proposed restricted stock plan and stock option plan, the board and management may be able to block the approval of combinations requiring an 80% vote even where a majority of the stockholders vote to approve such combinations.

      AMENDMENTS TO THE ARTICLES OF INCORPORATION AND BYLAWS. Amendments to MFS Financial's articles of incorporation must be approved by MFS Financial's board of Directors and also by a majority of the outstanding shares of MFS Financial's voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required for amendment of certain provisions, including provisions relating to number, classification, election and removal of directors; amendment of bylaws; call of special stockholder meetings; offers to acquire and acquisitions of control; director liability; certain business combinations; power of indemnification; and amendments to provisions relating to the foregoing in the articles of incorporation.

      The bylaws may be amended by a majority vote of the board of directors or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

      PURPOSE AND TAKEOVER DEFENSIVE EFFECTS OF MFS FINANCIAL'S ARTICLES OF INCORPORATION AND BYLAWS. We believe that the provisions described above are prudent and will reduce MFS Financial's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its board of directors. These provisions will also assist us in the orderly deployment of the conversion proceeds into productive assets during the initial period after the conversion. We believe these provisions are in the best interest of Mutual Federal and of MFS Financial. MFS Financial's board will be in the best position to determine the true value of MFS Financial and to negotiate more effectively for what may be in the best interests of our stockholders. Accordingly, we believe that it is in the best interests of MFS Financial and its stockholders to encourage potential acquirors to negotiate directly with the board of directors of MFS Financial and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also our view that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of MFS Financial and which is in the best interests of all stockholders.

      Attempts to take over financial institutions and their holding companies have recently become increasingly common. Takeover attempts which have not been negotiated with and approved by the board of directors present to stockholders the risk of a takeover on terms which may be less favorable than might otherwise be available. A transaction which is negotiated and approved by the board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for MFS Financial and its stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of MFS Financial's assets.

      An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. Although a tender offer or other takeover attempt may be made at a price substantially above then current market prices, these offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise which is under different management and whose objectives may not be similar to those of the remaining stockholders. The concentration of control, which could result from a tender offer or other takeover attempt, could result in MFS Financial no longer being a reporting company with the SEC and therefore deprive MFS Financial's remaining stockholders of the benefits of the disclosure requirements of the Federal securities laws.


      Despite our belief as to the benefits to stockholders of these provisions of MFS Financial's articles of incorporation and bylaws, these provisions may also have the effect of discouraging a future takeover attempt which would not be approved by MFS Financial's board, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. These provisions will also render the removal of MFS Financial's board of directors and of management more difficult. MFS Financial will enforce the voting limitation provisions of the articles of incorporation in proxy solicitations and accordingly could utilize these provisions to defeat proposals that are favored by a majority of the stockholders. We, however, have concluded that the potential benefits outweigh the possible disadvantages.

      Pursuant to applicable law, at any annual or special meeting of its stockholders after the conversion, MFS Financial may adopt additional charter provisions regarding the acquisition of its equity securities that would be permitted to a Maryland corporation. MFS Financial does not presently intend to propose the adoption of further restrictions on the acquisition of MFS Financial's equity securities.

BENEFIT PLANS

      In addition to the provisions of MFS Financial's articles of incorporation and bylaws described above, certain benefit plans of MFS Financial and Mutual Federal adopted in connection with the conversion contain provisions which also may discourage hostile takeover attempts which the board of directors of Mutual Federal might conclude are not in the best interests of MFS Financial, MFS Financial and Mutual Federal or MFS Financial's stockholders. For a description of the benefit plans and the provisions of such plans relating to changes in control of MFS Financial or Mutual Federal, see "Management - Benefits."

                         DESCRIPTION OF CAPITAL STOCK OF
                                  MFS FINANCIAL

GENERAL


      MFS Financial is authorized to issue 20 million shares of common stock having a par value of $0.01 per share and 5 million shares of preferred stock having a par value of $0.01 per share. MFS Financial currently expects to issue up to a maximum of 5,175,000 shares of common stock, or 5,951,250 shares in the event that the maximum of the estimated offering range is increased by 15%, and no shares of preferred stock in the conversion. Each share of MFS Financial's common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock in accordance with the plan of conversion, all of the stock will be duly authorized, fully paid and nonassessable. Presented below is a description of all aspects of MFS Financial's capital stock which are deemed material to an investment decision with respect to the conversion.


      The common stock of MFS Financial will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC.

COMMON STOCK

      DISTRIBUTIONS. MFS Financial can pay dividends if, as and when declared by its board of directors, subject to compliance with limitations which are imposed by law. See "Our Policy Regarding Dividends." The holders of common stock of MFS Financial will be entitled to receive and share equally in these dividends as they may be declared by the board of directors of MFS Financial out of funds legally available therefor. If MFS Financial issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

      VOTING RIGHTS. Upon the effective date of the conversion, the holders of common stock of MFS Financial will possess exclusive voting rights in MFS Financial. Each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Under certain circumstances, shares in excess of 10% of the issued and outstanding shares of common stock may be considered "excess shares" and, accordingly, not be entitled to vote. See "Restrictions on Acquisition of MFS Financial and Mutual Federal." If MFS Financial issues preferred stock, holders of the preferred stock may also possess voting rights.

      LIQUIDATION. In the event of any liquidation, dissolution or winding up of Mutual Federal, MFS Financial, as holder of Mutual Federal's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Mutual Federal, including all deposit accounts and accrued interest thereon, all assets of Mutual Federal available for distribution. In the event of liquidation, dissolution or winding up of MFS Financial, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of MFS Financial available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

      RIGHTS TO BUY ADDITIONAL SHARES. Holders of the common stock of MFS Financial will not be entitled to preemptive rights with respect to any shares which may be issued. Preemptive rights are the priority right to buy additional shares if MFS Financial issues more shares in the future. The common stock is not subject to redemption.

PREFERRED STOCK

      None of the shares of MFS Financial's authorized preferred stock will be issued in the conversion. This stock may be issued with preferences and designations as the board of directors may from time to time determine. The board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. MFS Financial has no present plans to issue preferred stock.


                          TRANSFER AGENT AND REGISTRAR

      The transfer agent and registrar for MFS Financial common stock is

----------------------------.


                                     EXPERTS

      Our consolidated financial statements at December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 included in this prospectus have been audited by Olive LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the registration statement, and are included in reliance upon the report of this firm given upon the authority as experts in accounting and auditing.

      RP Financial has consented to the publication herein of the summary of its report to Mutual Federal setting forth its opinion as to the estimated pro forma market value of the common stock upon conversion and its letter with respect to subscription rights.


                             LEGAL AND TAX OPINIONS

      The legality of the common stock and the federal income tax consequences of the conversion has been passed upon for Mutual Federal by Silver, Freedman & Taff, L.L.P., Washington, D.C., special counsel to Mutual Federal and MFS Financial. The Indiana income tax consequences of the conversion will be passed upon for Mutual Federal by Olive LLP. The federal income tax consequences of the deductibility of a contribution of MFS Financial common stock to the private foundation, and applicability of the self-dealing rules to the contribution will be passed upon Mutual Federal by Olive LLP. Certain legal matters will be passed upon for Charles Webb & Company by Muldoon, Murphy & Faucette LLP, Washington, D.C.

                             ADDITIONAL INFORMATION

      MFS Financial has filed with the SEC a registration statement under the Securities Act of 1933 with respect to the common stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement. This information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of this material can be obtained from the SEC at prescribed rates. In addition, the SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including MFS Financial. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete; each statement is qualified by reference to the contract or document. Mutual Federal also maintains a website (HTTP://WWW.MFSBANK.COM) which contains various information about Mutual Federal.

      Mutual Federal has filed an Application for Conversion and a Holding Company Application on Form H-(e)1 with the Office of Thrift Supervision with respect to the conversion. This prospectus omits certain information contained in those applications. The applications may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552, and at the Central Regional Office of the Office of Thrift Supervision located at 200 West Madison Street, Suite 1300, Chicago, Illinois 60606.

      In connection with the conversion, MFS Financial has registered its common stock with the SEC under Section 12 of the Securities Exchange Act of 1934, and, upon such registration, MFS Financial and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion, MFS Financial has undertaken that it will not terminate this registration for a period of at least three years following the conversion.


      A copy of the plan of conversion, the articles of incorporation and the charter and bylaws of MFS Financial and Mutual Federal are available without charge from Mutual Federal. Requests for such information should be directed to:
Stockholder Relations, Mutual Federal, 110 E. Charles Street, Muncie, Indiana 47305-2400.

                  MUTUAL FEDERAL SAVINGS BANK AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                    PAGE

Independent Auditors' Report.........................................................................F-2

Consolidated Balance Sheet as of June 30, 1999 (unaudited) and
 December 31, 1998 and 1997..........................................................................F-3


Consolidated Statement of Income for the Six Months Ended June 30, 1999
 and 1998 (unaudited) and for the Years Ended December 31, 1998, 1997 and 1996........................66

Consolidated Statement of Equity Capital  for the Six Months Ended June 30, 1999
 (unaudited) and for the Years Ended December 30, 1998, 1997 and 1996................................F-4

Consolidated Statement of Cash Flows for the Six Months Ended June 30, 1999
 and 1998 (unaudited) and for the Years Ended December 31, 1998, 1997 and 1996.......................F-5

Notes to Consolidated Financial Statements...........................................................F-6


      All schedules are omitted because the required information is not applicable or is included in the Consolidated Financial Statements and related Notes.

      The financial statements of MFS Financial have been omitted because MFS Financial has not yet issued any stock, has no assets or liabilities, and has not conducted any business other than that of an organizational nature.

                                     Independent Auditor's Report


                  Board of Directors
                  Mutual Federal Savings Bank and Subsidiaries
                  Muncie, Indiana


                  We have audited the accompanying consolidated balance sheet of Mutual Federal Savings Bank and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, equity capital, and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

                  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                  In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of Mutual Federal Savings Bank and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.


                  /s/ Olive LLP

                  Indianapolis, Indiana
                  February 10, 1999, except for Note 18
                     as to which the date is August 25, 1999



                                       MUTUAL FEDERAL SAVINGS BANK AND SUBSIDIARIES
                                                Consolidated Balance Sheet



                                                                                                  December 31
                                                                         June 30,        ------------------------------
                                                                          1999              1998               1997
-----------------------------------------------------------------------------------------------------------------------
                                                                       (Unaudited)
Assets
     Cash                                                              $ 11,673,094      $  11,368,571    $   9,433,375
     Short-term interest-bearing demand deposits in other banks             927,071          1,569,531          915,173
                                                                       ------------------------------------------------
            Cash and cash equivalents                                    12,600,165         12,938,102       10,348,548
     Trading account securities                                           1,357,734
     Investment securities
       Available for sale                                                10,121,443         14,207,620       12,370,202
       Held to maturity (fair value of $12,621,000,
       $11,021,000 and $10,167,000)                                      12,825,818         11,003,674       10,167,389
                                                                       -------------------------------------------------
            Total investment securities                                  22,947,261         25,211,294       22,537,591
     Loans                                                              424,202,812        401,569,693      402,380,696
       Allowance for loan losses                                         (3,663,759)        (3,423,650)      (3,090,919)
                                                                       -------------------------------------------------
            Net loans                                                   420,539,053        398,146,043      399,289,777
     Premises and equipment                                               7,786,233          7,728,569        6,862,625
     Federal Home Loan Bank stock                                         3,612,400          3,612,400        3,612,400
     Investment in limited partnerships                                   5,282,436          5,265,796        1,407,410
     Cash surrender value of life insurance                               9,560,000          9,350,000        5,966,144
     Foreclosed assets                                                      210,000             45,911        1,590,909
     Interest receivable
       Loans                                                              2,150,363          1,976,335        2,147,736
       Mortgage-backed securities                                            22,398             41,290           57,567
       Investment securities and interest-bearing deposits                  314,091            168,927          173,459
     Core deposit intangibles and goodwill                                1,584,696          1,702,465        1,906,227
     Deferred income tax benefit                                          1,000,138          1,024,450        1,338,669
     Other assets                                                         1,067,963          2,303,843        1,455,872
                                                                       -------------------------------------------------
            Total assets                                               $490,034,931       $469,515,425     $458,694,934
                                                                       =================================================

Liabilities
     Deposits
       Non-interest bearing                                            $ 14,409,444       $ 14,884,904     $ 12,437,447
       Interest bearing                                                 370,152,900        351,114,505      332,422,771
                                                                       -------------------------------------------------
            Total deposits                                              384,562,344        365,999,409      344,860,218
     Borrowings                                                          53,160,624         52,462,018       66,254,521
     Advances by borrowers for taxes and insurance                        1,349,720          1,260,298        1,288,649
       Interest payable                                                   1,852,452          2,327,966        2,469,504
       Other liabilities                                                  3,490,502          3,619,938        4,162,382
                                                                       -------------------------------------------------
            Total liabilities                                           444,415,642        425,669,629      419,035,274
                                                                       -------------------------------------------------

Commitments and Contingencies

Equity Capital
     Retained earnings                                                   45,724,829         43,801,385       39,662,165
     Accumulated other comprehensive income (loss)                         (105,540)            44,411           (2,505)
                                                                       -------------------------------------------------
            Total equity capital                                         45,619,289         43,845,796       39,659,660
                                                                       -------------------------------------------------

            Total liabilities and equity capital                       $490,034,931       $469,515,425     $458,694,934
                                                                       =================================================


See notes to consolidated financial statements.

                                        MUTUAL FEDERAL SAVINGS BANK AND SUBSIDIARIES
                                          Consolidated Statement of Equity Capital


                                                                                        Accumulated
                                                                                        Other
                                                     Comprehensive      Retained        Comprehensive
                                                     Income             Earnings        Income              Total
------------------------------------------------------------------------------------------------------------------------
   Balances, January 1, 1996                                            $32,827,663     $  36,606           $32,864,269

     Comprehensive income
       Net income                                    $2,699,526           2,699,526                           2,699,526
       Other comprehensive loss, net of tax
         Unrealized losses on securities, net
          of reclassification adjustment                (84,406)                          (84,406)              (84,406)
                                                     ----------
     Comprehensive income                            $2,615,120
                                                     ==========---------------------------------------------------------

   Balances, December 31, 1996                                           35,527,189       (47,800)           35,479,389

     Comprehensive income
       Net income                                    $4,134,976           4,134,976                           4,134,976
       Other comprehensive income, net of tax
         Unrealized gains on securities, net
          of reclassification adjustment                 45,295                            45,295                45,295
                                                     ----------
     Comprehensive income                            $4,180,271
                                                     ==========---------------------------------------------------------


   Balances, December 31, 1997                                           39,662,165        (2,505)           39,659,660

     Comprehensive income
       Net income                                    $4,139,220           4,139,220                           4,139,220
       Other comprehensive income, net of tax
         Unrealized gains on securities, net
         of reclassification adjustment                  46,916                            46,916                46,916
                                                     ----------
     Comprehensive income                            $4,186,136
                                                     ==========---------------------------------------------------------

   Balances, December 31, 1998                                           43,801,385        44,411            43,845,796

     Comprehensive income
       Net income for the six months ended
       June 30, 1999 (unaudited)
                                                     $1,923,444           1,923,444                           1,923,444
       Other comprehensive loss, net of tax
         Unrealized losses on securities, net
          of reclassification adjustment
                                                       (149,951)                         (149,951)             (149,951)
                                                     ----------
     Comprehensive income for the six months
      ended June 30, 1999 (unaudited)
                                                     $1,773,493
                                                     ==========----------------------------------------------------------

   Balances, June 30, 1999 (unaudited)                                  $45,724,829     $(105,540)          $45,619,289
                                                                        =================================================


See notes to consolidated financial statements.



                                    MUTUAL FEDERAL SAVINGS BANK AND SUBSIDIARIES
                                        Consolidated Statement of Cash Flows


                                                              Six Months Ended
                                                                   June 30                    Year Ended December 31,
                                                      --------------------------------------------------------------------------
                                                          1999            1998           1998          1997           1996
--------------------------------------------------------------------------------------------------------------------------------
                                                                (Unaudited)

Operating Activities
     Net income                                       $1,923,444     $  2,230,932    $ 4,139,220   $  4,134,976    $  2,699,526
     Adjustments to reconcile net income to
      net cash provided by operating activities
       Provision for loan losses                         380,000          382,500      1,265,000        700,000         570,000
       Securities gains                                  (32,326)          (1,000)        (1,000)        (3,000)
       Net loss on disposal of premise and
        equipment                                            ---              ---         19,301
       Net loss on sale of real estate owned              34,077           74,607        137,112
       Securities amortization (accretion), net           (9,458)         (22,383)       (26,390)            90          33,061
       Equity in losses of limited partnerships           10,327           12,580         14,435        311,874           6,902
       Amortization of net loan origination
        costs                                            108,723          259,643        842,251        840,125         899,631
       Amortization of core deposit
        intangibles and goodwill                         117,769          123,036        246,194         33,078           9,147
       Depreciation and amortization                     333,241          263,746        570,184        616,787         591,940
       Deferred income tax                                96,135          375,520        282,942       (269,454)       (199,864)
       Loans originated for sale                             ---      (16,415,824)   (16,295,533)    (5,706,313)     (5,824,760)
       Proceeds from sales on loans held for sale            ---       16,468,717     35,447,044      5,743,831       5,836,706
       Gains on sales of loans held for sale                 ---          (52,883)      (548,491)       (37,518)        (11,946)
       Change in
         Trading account securities                   (1,357,734)             ---            ---        454,732        (454,732)
         Interest receivable                            (300,300)         (31,953)       192,210        (47,054)        (29,197)
         Other assets                                  1,164,057         (299,823)      (847,971)       106,847        (500,306)
         Interest payable                               (475,514)        (569,801)      (141,538)        33,975          15,387
         Other liabilities                              (129,436)        (775,044)      (542,445)       405,047         644,795
         Increase in cash surrender value of
          life insurance                                (210,000)        (138,000)      (383,856)      (240,000)       (161,044)
       Other adjustments                                 131,602           61,084          6,646        258,439         (27,933)
            Net cash provided by operating           ---------------------------------------------------------------------------
             activities                                1,784,607        1,945,654     24,375,315      7,336,462       4,097,313
                                                     ---------------------------------------------------------------------------

Investing Activities
     Purchases of securities available for sale       (2,014,539)      (2,513,031)    (7,016,986)   (10,828,305)     (1,198,996)
     Proceeds from maturities and paydowns
      of securities available for sale                   963,216          479,630      2,150,076        894,391         818,642
     Proceeds from sales of securities
      available for sale                               4,874,497        1,690,338      4,115,510      9,415,998         987,723
     Purchases of securities held to maturity         (6,006,993)      (2,498,438)   (11,793,604)    (5,684,297)     (1,599,188)
     Proceeds from maturities and paydowns
     of securities held to maturity                    4,175,686        4,550,000     10,973,718      4,505,500       6,035,000
     Net change in loans                             (23,276,595)      (3,711,230)   (20,685,925)   (24,212,540)    (34,397,531)
     Purchases of premises and equipment                (390,906)        (595,990)    (1,461,965)      (903,571)       (778,439)
     Proceeds from real estate owned sales               203,149        1,439,969      1,565,489         52,425         413,269
     Purchase of FHLB of Indianapolis stock                  ---              ---            ---       (241,700)       (817,900)
     Purchase of interest in limited
     partnership                                             ---       (2,085,000)    (2,085,000)           ---             ---
     Distribution from limited partnership                 5,521           26,309         55,074        137,098         110,041
     Purchases of insurance contracts                        ---       (2,250,000)    (3,000,000)      (300,000)
     Cash received on branch acquisition                     ---          309,413        309,413     11,903,914
     Other investing activities                           (6,543)         (27,320)       (22,778)       118,676             638
            Net cash used by investing               ---------------------------------------------------------------------------
             activities                              (21,473,507)      (5,185,350)   (26,896,978)   (15,142,411)    (30,426,741)
                                                     ---------------------------------------------------------------------------


Financing Activities
     Net change in
       Noninterest-bearing, interest-bearing
        demand and savings deposits                      948,842          634,469     23,571,794     (9,259,396)      3,944,769
       Certificates of deposits                       17,614,093       13,471,474     (2,784,446)     9,811,301      14,072,148
       Short-tem borrowings                                  ---              ---            ---     (1,400,000)       (800,000)
     Repayment of note payable                           (30,678)             ---        (25,566)
     Proceeds from FHLB advances                      32,000,000       35,500,000     53,700,000    113,195,000     115,584,400
     Repayment of FHLB advances                      (31,270,716)     (43,619,182)   (69,322,214)  (106,649,421)   (104,458,249)
     Net change in advances by borrowers
      for taxes and insurance                             89,422           34,734        (28,351)       (83,756)         61,707
            Net cash provided by financing           ---------------------------------------------------------------------------
             activities                               19,350,963        6,021,495      5,111,217      5,613,728      28,404,775
                                                     ---------------------------------------------------------------------------

Net Change in Cash and Cash Equivalents                 (337,937)       2,781,799      2,589,554     (2,192,221)      2,075,347

Cash and Cash Equivalents, Beginning of Year          12,938,102       10,348,548     10,348,548     12,540,769      10,465,422
                                                     ---------------------------------------------------------------------------
Cash and Cash Equivalents, End of Year               $12,600,165      $13,130,347    $12,938,102    $10,348,548     $12,540,769
                                                     ===========================================================================

Additional Cash Flows Information
     Interest paid                                   $ 9,727,013      $10,626,260    $19,831,233    $19,048,580     $17,835,312
     Income tax paid                                     670,000        1,323,400      2,524,700      2,449,536       1,035,762
     Transfers from loans to foreclosed real
      estate                                             394,862           82,378        128,288      1,873,356         376,708
     Note payable issued for investment in
      limited partnership                                    ---        1,855,277      1,855,277            ---             ---
     Loans transferred to loans held for sale                ---              ---     18,603,020            ---             ---
     Mortgage servicing rights capitalized                   ---          164,171        257,185        146,828             ---



See notes to consolidated financial statements.

                  MUTUAL FEDERAL SAVINGS BANK AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                       (Table Dollar Amounts in Thousands)


Note 1 - Nature of Operations and Summary of Significant Accounting Policies

The accounting and reporting policies of Mutual Federal Savings Bank (Bank) and its wholly owned subsidiaries, First MFSB Corporation and Third MFSB Corporation, conform to generally accepted accounting principles and reporting practices followed by the thrift industry. The more significant of the policies are described below.

During the year, Kosciusko Service Corporation, a formerly wholly owned subsidiary, was merged into the Bank.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Bank operates under a federal thrift charter and provides full banking services. As a federally chartered thrift, the Bank is subject to regulation by the Office of Thrift Supervision, and the Federal Deposit Insurance Corporation.


The Bank generates mortgage and consumer loans and receives deposits from customers located primarily in Delaware, Kosciusko, Randolph and surrounding counties. The Bank's loans are generally secured by specific items of collateral including real property and consumer assets. First MFSB sells various insurance products. Third MFSB offers tax deferred annuities and long-term health care and life insurance products.


Consolidation--The consolidated financial statements include the accounts of the Bank and its subsidiaries after elimination of all material intercompany transactions.

Investment Securities--Debt securities are classified as held to maturity when the Bank has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost. Debt securities not classified as held to maturity, or included in the trading account and marketable equity securities not classified as trading, are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported separately in accumulated other comprehensive income, net of tax. Trading account securities are held for resale in anticipation of short-term market movements and are valued at fair value. Gains and losses, both realized and unrealized, are included in other income.

Amortization of premiums and accretion of discounts are recorded using the interest method as interest income from securities, adjusted for anticipated prepayments. Realized gains and losses are recorded as net security gains
(losses). Gains and losses on sales of securities are determined on the specific-identification method.

MUTUAL FEDERAL SAVINGS BANK AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)



Loans are carried at the principal amount outstanding. A loan is impaired when, based on current information or events, it is probable that the Bank will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. Payments with insignificant delays not exceeding 90 days outstanding are not considered impaired. Certain nonaccrual and substantially delinquent loans may be considered to be impaired. The Bank considers its investment in one-to-four family residential loans and consumer loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. Interest income is accrued on the principal balances of loans. The accrual of interest on impaired and nonaccrual loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed when considered uncollectible. Interest income is subsequently recognized only to the extent cash payments are received. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans over the contractual maturity of the loans.


Allowance for loan losses is maintained to absorb loan losses based on management's continuing review and evaluation of the loan portfolio and its judgment as to the impact of economic conditions on the portfolio. The evaluation by management includes consideration of past loss experience, changes in the composition of the portfolio, the current condition and amount of loans outstanding, and the probability of collecting all amounts due. Impaired loans are measured by the present value of expected future cash flows, or the fair value of the collateral of the loan, if collateral dependent.

The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that as of June 30, 1999 (unaudited) and December 31, 1998 and 1997, the allowance for loan losses is adequate based on information currently available. A worsening or protracted economic decline in the area within which the Bank operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.


Premises and equipment are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line method based principally on the estimated useful lives of the assets which range from 3 to 50 years. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.


Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank (FHLB) system. The required investment in the common stock is based on a predetermined formula.

Investment in limited partnerships is recorded using the equity method of accounting. Losses due to impairment are recorded when it is determined that the investment no longer has the ability to recover its carrying amount. The benefits of low income housing tax credits associated with the investment are accrued when earned.

MUTUAL FEDERAL SAVINGS BANK AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

Foreclosed assets are carried at the lower of cost or fair value less estimated selling costs. When foreclosed assets are acquired, any required adjustment is charged to the allowance for loan losses. All subsequent activity is included in current operations.


Intangible  assets  are  being  amortized   primarily  on  a  straight-line  and
accelerated basis over a period of fifteen years. Such assets are periodically evaluated as to the recoverability of their carrying value.

Mortgage servicing rights on originated loans are capitalized by allocating the total cost of the mortgage loans between the mortgage servicing rights and the loans based on their relative fair values. Capitalized servicing rights are amortized in proportion to and over the period of estimated servicing revenues.

Income tax in the consolidated statement of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. The Bank files consolidated income tax returns with its subsidiaries.

Reclassifications of certain amounts in the 1998, 1997 and 1996 consolidated financial statements have been made to conform to the 1999 presentation.


Note 2 - Restriction on Cash

The Bank is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at June 30, 1999 (unaudited) was $2,022,000 and at December 31, 1998, was $3,652,000.

Note 3 - Investment Securities

                                                                                         1999
                                                          -----------------------------------------------------------------

                                                                              Gross           Gross
                                                               Amortized      Unrealized      Unrealized         Fair
June 30                                                           Cost        Gains           Losses             Value
---------------------------------------------------------------------------------------------------------------------------
                                                                                     (Unaudited)

Available for sale
              Mortgage-backed securities                       $  3,515           $21          $  (87)          $  3,449
              Federal agencies                                      798            30                                828
              Marketable equity securities                        5,983                          (139)             5,844
                                                          -----------------------------------------------------------------
                Total available for sale                         10,296            51            (226)            10,121
                                                          -----------------------------------------------------------------

Held to maturity
              Federal agencies                                   10,551             1            (206)            10,346
              Corporate obligations                               2,125                                            2,125
              Municipal obligation                                  150                                              150
                                                          -----------------------------------------------------------------
                Total held to maturity                           12,826             1            (206)            12,621
                                                          -----------------------------------------------------------------

                Total investment securities                     $23,122           $52           $(432)           $22,742
                                                          =================================================================


MUTUAL FEDERAL SAVINGS BANK AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

                                                                                         1998
                                                          -----------------------------------------------------------------
                                                                              Gross           Gross
                                                               Amortized      Unrealized      Unrealized         Fair
December 31                                                       Cost        Gains           Losses             Value
---------------------------------------------------------------------------------------------------------------------------
Available for sale
              Mortgage-backed securities                       $  5,129          $171           $  (3)          $  5,297
              Federal agencies                                    1,244            42                              1,286
              Marketable equity securities                        7,761                          (136)             7,625
                                                          -----------------------------------------------------------------
                Total available for sale                         14,134           213            (139)            14,208
                                                          -----------------------------------------------------------------

Held to maturity
              Federal agencies                                    6,220            13             (13)             6,220
              Corporate obligations                               4,634            22              (5)             4,651
              Municipal                                             150                                              150
                                                          -----------------------------------------------------------------
                Total held to maturity                           11,004            35             (18)            11,021
                                                          -----------------------------------------------------------------

                Total investment securities                     $25,138          $248           $(157)           $25,229
                                                          =================================================================


                                                                                         1997
                                                          -----------------------------------------------------------------
                                                                              Gross           Gross
                                                               Amortized      Unrealized      Unrealized         Fair
December 31                                                       Cost        Gains           Losses             Value
---------------------------------------------------------------------------------------------------------------------------

Available for sale
              Mortgage-backed securities                       $  4,125          $142           $ (27)          $  4,240
              Federal agencies                                    1,406            28              (8)             1,426
              Marketable equity securities                        6,843                          (139)             6,704
                                                          -----------------------------------------------------------------
                Total available for sale                         12,374           170            (174)            12,370
                                                          -----------------------------------------------------------------

Held to maturity
              Federal agencies                                    8,381                           (10)             8,371
              Corporate obligations                               1,636            10                              1,646
              Municipal                                             150                                              150
                                                          -----------------------------------------------------------------
                Total held to maturity                           10,167            10             (10)            10,167
                                                          -----------------------------------------------------------------

                Total investment securities                     $22,541          $180           $(184)           $22,537
                                                          =================================================================


Marketable equity securities consist of shares in mutual funds which invest in government obligations and mortgage-backed securities.

MUTUAL FEDERAL SAVINGS BANK AND  SUBSIDIARIES
Notes to  Consolidated  Financial
Statements (Table Dollar Amounts in Thousands)


The amortized cost and fair value of securities held to maturity and available for sale at June 30, 1999 (unaudited) and at December 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                  1999
                                  -------------------------------------------------------------------
                                          Available for Sale                   Held to Maturity
                                  -------------------------------------------------------------------
                                       Amortized           Fair           Amortized           Fair
June 30                                  Cost              Value             Cost             Value
-----------------------------------------------------------------------------------------------------
                                                               (Unaudited)

Within one year                                                           $  1,553          $  1,549
One to five years                                                            6,128             6,052
Five to ten years                                                            4,495             4,399
After ten years                                                                650               621
                                   -------------------------------------------------------------------
                                                                            12,826            12,621
Mortgage-backed securities              $  3,515         $  3,449
Small Business Administration                798              828
Marketable equity securities               5,983            5,844
                                   -------------------------------------------------------------------
         Totals                          $10,296          $10,121          $12,826           $12,621
                                   ===================================================================


                                                                  1998
                                   -------------------------------------------------------------------
                                           Available for Sale               Held to Maturity
                                   -------------------------------------------------------------------
                                        Amortized           Fair           Amortized           Fair
December 31                               Cost              Value             Cost             Value
------------------------------------------------------------------------------------------------------

Within one year                                                           $  3,806          $  3,807
One to five years                                                            4,873             4,897
Five to ten years                                                            2,175             2,167
After ten years                                                                150               150
                                   -------------------------------------------------------------------
                                                                            11,004            11,021
Mortgage-backed securities              $  5,129         $  5,297
Small Business Administration              1,244            1,286
Marketable equity securities               7,761            7,625
                                   -------------------------------------------------------------------
         Totals                          $14,134          $14,208          $11,004           $11,021
                                   ===================================================================


Securities  with a carrying value of  $16,186,000,  $12,803,000  and $14,038,000 were pledged at June 30, 1999 (unaudited) and at December 31, 1998 and 1997 to secure FHLB advances.

Proceeds from sales of securities available for sale during the six months ended June 30, 1999 and 1998 (unaudited) and the years ended December 31, 1998, 1997 and 1996 were $4,874,000, $1,690,000, $4,116,000, $9,416,000 and $988,000. Gross
gains of $79,000 and $1,000 and gross losses of $47,000 for the six months ended June 30, 1999 and 1998 (unaudited) and gross gains of $1,000 and $3,000 were realized on those sales in 1998 and 1997. No gains or losses were realized on the sales in 1996.

MUTUAL FEDERAL SAVINGS BANK AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Trading account securities at June 30, 1999 (unaudited) consisted of U. S. Government bonds with a fair value of $1,358,000. Unrealized holding losses of $89,000 were included in earnings for the six months ended June 30, 1999 (unaudited) and there were no unrealized holding gains or losses on trading securities included in earnings in 1998, 1997 and 1996.

Mortgage-backed securities included in investment securities available for sale above consist of the following:


                                                                                       1999
                                                        -------------------------------------------------------------------
                                                                              Gross            Gross
                                                            Amortized         Unrealized       Unrealized        Fair
June 30                                                       Cost            Gains            Losses            Value
---------------------------------------------------------------------------------------------------------------------------
                                                                                    (Unaudited)

       Freddie Mac                                             $1,120            $21             $(11)             $1,130
       Fannie Mae                                               2,395                             (76)              2,319
                                                        -------------------------------------------------------------------

                Total mortgage-backed securities               $3,515            $21             $(87)             $3,449
                                                        ===================================================================



                                                                                       1998
                                                        -------------------------------------------------------------------
                                                                              Gross            Gross
                                                            Amortized         Unrealized       Unrealized        Fair
December 31                                                   Cost            Gains            Losses            Value
---------------------------------------------------------------------------------------------------------------------------

       Ginnie Mae                                             $   887            $  49                            $   936
       Freddie Mac                                              1,273               47                              1,320
       Fannie Mae                                               1,970               28            $(3)              1,995
       Veterans Affairs                                           999               47                              1,046
                                                        -------------------------------------------------------------------

                Total mortgage-backed securities               $5,129             $171            $(3)             $5,297
                                                        ===================================================================


                                                                                       1997
                                                        -------------------------------------------------------------------
                                                                              Gross            Gross
                                                            Amortized         Unrealized       Unrealized        Fair
December 31                                                   Cost            Gains            Losses            Value
---------------------------------------------------------------------------------------------------------------------------

       Ginnie Mae                                              $1,215            $  55                             $1,270
       Freddie Mac                                              1,059               37                              1,096
       Fannie Mae                                                 853                            $(27)                826
       Veterans Affairs                                           998               50                              1,048
                                                        -------------------------------------------------------------------

                Total mortgage-backed securities               $4,125             $142           $(27)             $4,240
                                                        ===================================================================

MUTUAL FEDERAL SAVINGS BANK AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Note 4 - Loans and Allowance


                                                                              December 31
                                                     June 30,     ---------------------------------
                                                       1999              1998              1997
---------------------------------------------------------------------------------------------------
                                                   (Unaudited)
Loans
    Real estate loans
       One to four family                             $277,852          $264,461         $266,971
       Multi family                                      5,702             6,282            7,694
       Commercial                                       13,136            10,293            8,131
       Construction and development                      8,874            11,805           10,385
                                               ----------------------------------------------------
                                                       305,564           292,841          293,181
                                               ----------------------------------------------------
    Consumer loans
       Auto                                             17,644            17,820           19,977
       Home equity                                      10,047            10,253           11,366
       Home improvement                                 12,134            12,108           14,485
       Mobile home                                      13,708            15,466           20,017
       Recreational vehicles                            22,418            19,100           14,564
       Boats                                            32,275            23,608           21,553
       Credit cards                                      2,025             2,281            2,578
       Other                                             2,421             3,472            3,007
                                               ----------------------------------------------------
                                                       112,672           104,108          107,547
    Commercial business loans                            9,600             7,285            5,211
                                               ----------------------------------------------------
         Total loans                                   427,836           404,234          405,939

Less
       Undisbursed portion of loans                      4,647             3,353            3,998
       Deferred loan fees, and costs, net               (1,014)             (689)            (440)
                                               ----------------------------------------------------
                                                      $424,203          $401,570         $402,381
                                               ====================================================


                                                         Six Months Ended
                                                              June 30                    Year Ended December 31
                                                    ------------------------------------------------------------------
                                                         1999          1998          1998          1997         1996
----------------------------------------------------------------------------------------------------------------------
                                                            (Unaudited)
       Allowance for loan losses
              Balances, beginning of period             $3,424        $3,091        $3,091        $2,990       $2,754
              Provision for losses                         380           382         1,265           700          570
              Recoveries on loans                          105            57           106            91           49
              Loans charged off                           (245)         (293)       (1,038)         (690)        (383)
                                                    ------------------------------------------------------------------
              Balances, end of period                   $3,664        $3,237        $3,424        $3,091       $2,990
                                                    ==================================================================



MUTUAL FEDERAL SAVINGS BANK AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Information on impaired loans is summarized below.

                                                               June 30,     December 31,
                                                                 1999           1998
----------------------------------------------------------------------------------------
                                                              (Unaudited)


Impaired loans with an allowance                                 $504           $506
                                                           =============================
Allowance for impaired loans included in the Bank's
allowance for loan losses                                        $100           $25
                                                           =============================


                                                           Six Months Ended
                                                               June 30               Year Ended December 31
                                                      --------------------------------------------------------------
                                                           1999        1998         1998         1997        1996
--------------------------------------------------------------------------------------------------------------------
                                                             (Unaudited)

Average balance of impaired loans                            $504        $519        $517        $949        $526
Interest income recognized on impaired
loans                                                           9          25          56
Cash-basis interest included above                              9          25          56


There were no impaired loans at December 31, 1997.


Note 5 - Premises and Equipment


                                                                              December 31
                                                     June 30,           --------------------------
                                                       1999                1998           1997
--------------------------------------------------------------------------------------------------
                                                    (Unaudited)

Cost
       Land                                             $1,569            $1,557         $1,442
       Buildings and land improvements                   8,246             8,213          7,833
       Equipment                                         4,939             4,635          4,405
                                                --------------------------------------------------
         Total cost                                     14,754            14,405         13,680
Accumulated depreciation                                (6,968)           (6,676)        (6,817)
                                                --------------------------------------------------

         Net                                            $7,786            $7,729         $6,863
                                                ==================================================


                                      F-13

MUTUAL FEDERAL SAVINGS BANK AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Note 6 - Investment In Limited Partnership


                                                                                 December 31
                                                         June 30,       -----------------------------
                                                           1999               1998          1997
-----------------------------------------------------------------------------------------------------
                                                        (Unaudited)
Investments in limited partnerships
   Pedcor Investments 1988-V (98.97 percent
     ownership, equity method of accounting)               $  514             $  523         $  578
   Pedcor Investments 1990-XIII (99.00 percent
     ownership, equity method of accounting)                  693                696            711
   Pedcor Investments 1990-XI (19.79 percent
     ownership, at amortized cost)                            101                107            118
   Pedcor Investments 1997-XXVlll (99.00 percent
     ownership, equity method of accounting)                3,974              3,940
                                                    -------------------------------------------------
                                                           $5,282             $5,266         $1,407
                                                    =================================================


The limited partnerships build, own and operate apartment complexes. The Bank records its equity in the net income or loss of the Pedcor Investments 1988-V, 1990-XIII, and 1997-XXVIII based on the Bank's interest in the partnerships. The Bank has recorded its investment in Pedcor Investments 1990-XI, which represents less than a 20 percent ownership, at amortized cost and records income when distributions are received. In addition, the Bank has recorded the benefit of low income housing credits of $131,000 for the six months ended June 30, 1999 and 1998 (unaudited) and $262,000 for 1998, 1997 and 1996. Condensed financial statements for Pedcor Investments 1988-V, 1990-XIII, and 1997-XXVIII recorded under the equity method of accounting are as follows:


                                                                                 December 31
                                                         June 30,       -----------------------------
                                                           1999               1998          1997
-----------------------------------------------------------------------------------------------------
                                                        (Unaudited)
Condensed statement of financial condition
  Assets
    Cash                                                     $   221          $   198         $   180
    Land and property                                         21,234           18,664          12,640
    Other assets                                               3,172            6,303           1,094
                                                        ----------------------------------------------

         Total assets                                        $24,627          $25,165         $13,914
                                                        ==============================================

  Liabilities
     Notes payable                                           $22,957          $23,021         $14,109
     Other liabilities                                           514            1,020             435
                                                        ----------------------------------------------
         Total liabilities                                    23,471           24,041          14,544
  Partners' equity (deficit)                                   1,156            1,124            (630)
                                                        ----------------------------------------------

         Total liabilities and partners' equity              $24,627          $25,165         $13,914
                                                        ==============================================


MUTUAL FEDERAL SAVINGS BANK AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


                                           Six Months Ended
                                               June 30                      Year Ended December 31
                                     ---------------------------------------------------------------------
                                          1999           1998          1998          1997         1996
----------------------------------------------------------------------------------------------------------
                                             (Unaudited)
Condensed statement of operations
       Total revenue                      $1,191        $1,154        $2,389        $2,418       $2,380
       Total expenses                      1,184         1,142         2,377         2,418        2,511
                                     ---------------------------------------------------------------------
         Net income                       $    7        $   12        $   12        $    0       $ (131)
                                     =====================================================================


Note 7 - Deposits

                                                                                December 31
                                                        June 30,     ----------------------------------
                                                          1999             1998             1997
-------------------------------------------------------------------------------------------------------
                                                        (Unaudited)
Noninterest-bearing demand                               $  14,409         $  14,885         $ 12,437
Interest-bearing demand                                     37,777            42,354           34,266
Regular passbook                                            40,329            39,418           39,793
90-day passbook                                              2,567             2,824            2,566
Money market savings                                        39,035            33,686           26,236
Certificates and other time deposits of
$100,000 or more                                            63,785            36,148           33,867

  Other certificates                                       186,660           196,684          195,695
                                                   ----------------------------------------------------

         Total deposits                                   $384,562          $365,999         $344,860
                                                   ====================================================


Certificates including other time deposits of $100,000 or more maturing in years ending:

                            June 30         December 31
----------------------------------------------------------
                           (Unaudited)

 1999                                          $154,662
 2000                         $192,800           58,418
 2001                           39,781            8,527
 2002                            7,669            6,553
 2003                            5,846            4,651
 2004                            4,349               21
                        ----------------------------------
                              $250,445         $232,832
                        ==================================

MUTUAL FEDERAL SAVINGS BANK AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Deposits in excess of $100,000 are not federally insured.


                                           Six Months Ended
                                                June 30                        Year Ended December 31
                                    -------------------------------------------------------------------------------
                                         1999             1998             1998             1997             1996
                                    -------------------------------------------------------------------------------
                                              (Unaudited)
Interest expense on deposits
   Interest-bearing demand              $   324          $   379          $   745          $   719          $   696
   Money market savings deposits            468              206              560              391              426
   Savings deposits                         388              527            1,038            1,114            1,135
   Certificates                           6,736            7,066           14,100           13,179           12,125
                                    -------------------------------------------------------------------------------
                                         $7,916           $8,178          $16,443          $15,403          $14,382
                                    ===============================================================================


Note 8 - Securities Sold Under Repurchase Agreements

Mortgage-backed securities sold under agreements to repurchase consist of obligations of the Bank to other parties. The obligations are secured by mortgage-backed securities and such collateral is held at a financial institution and the Federal Home Loan Bank.

There were no outstanding agreements at June 30, 1999 (unaudited) and at December 31, 1998 and 1997 or at any month-end during 1999 and 1998. The maximum amount of outstanding agreements at any month-end during 1997 and 1996 totaled $875,000 and $3,914,000 and the monthly average of such agreements totaled $5,000 for the six months ended June 30, 1998 (unaudited) and $2,000, $20,000 and $2,717,000 for the years ended December 31, 1998, 1997 and 1996.


Note 9 - Borrowings


                                                                December 31
                                        June 30,       -------------------------------
                                          1999               1998           1997
--------------------------------------------------------------------------------------
                                       (Unaudited)
Federal Home Loan Bank advances           $51,362          $50,632         $66,255
Note payable to Pedcor                      1,799            1,830
                                    --------------------------------------------------
                                          $53,161          $52,462         $66,255
                                    ==================================================


The Bank has a noninterest-bearing, unsecured term note payable to Pedcor Investments 1997-XXVIII, L.P. of $1,799,000 at June 30, 1999 (unaudited) and $1,830,000 at December 31, 1998 payable in semiannual installments through January 1, 2010. At June 30, 1999 (unaudited) and December 31, 1998, the Bank was obligated under an irrevocable direct pay letter of credit for the benefit of a third party in the amount of $1,254,000 relating to this note and the financing for an apartment project by Pedcor Investments 1997-XXVIII L.P. (see
Note 6).

MUTUAL FEDERAL SAVINGS BANK AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


The terms of a security agreement with the FHLB require the Bank to pledge as collateral for advances and outstanding letters of credit both qualifying first mortgage loans and investment securities in an amount equal to at least 170 percent of these advances and letters of credit. Advances are subject to restrictions or penalties in the event of prepayment.

                                                            Federal Home Loan
                                                              Bank Advances
                                                   -----------------------------------
                                                        Weighted                            Note
                                                         Average                           Payable
Maturities Year Ending June 30 (Unaudited)                Rate            Amount           Pedcor         Total
--------------------------------------------------------------------------------------------------------------------
2000                                                      5.37%           $17,845          $   61         $17,906
2001                                                      5.69              3,289              61           3,350
2002                                                                                           61              61
2003                                                      5.45              6,000              61           6,061
2004                                                      5.01              6,274              61           6,335
Thereafter                                                5.38             17,954           1,494          19,448
                                                                       ---------------------------------------------
                                                          5.36%           $51,362          $1,799         $53,161
                                                                       =============================================


                                                            Federal Home Loan
                                                              Bank Advances
                                                   -----------------------------------
                                                        Weighted                            Note
                                                         Average                           Payable
Maturities Year Ending December 31                        Rate            Amount           Pedcor         Total
---------------------------------------------------------------------------------------------------------------------
1999                                                      5.64%           $20,095         $    61         $20,156
2000                                                      5.90              2,289              61           2,350
2001                                                                                           61              61
2002                                                      5.48              4,000              61           4,061
2003                                                      5.10              8,273              61           8,334
Thereafter                                                5.50             15,975           1,525          17,500
                                                                         --------------------------------------------
                                                          5.50%           $50,632          $1,830         $52,462
                                                                         ============================================


MUTUAL FEDERAL SAVINGS BANK AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

Note 10 - Loan Servicing

Loans serviced for others are not included in the accompanying consolidated balance sheet. The unpaid principal balances of these loans consist of the following:

                                                  June 30                  December 31
                                          ------------------------------------------------------
                                            1999       1998       1998        1997       1996
------------------------------------------------------------------------------------------------
                                              (Unaudited)
Mortgage loan portfolio serviced for
       Freddie Mac                         $23,946    $30,568    $26,906     $16,785     $12,983
       Fannie Mae                           11,342        773     14,520         908       1,322
       Other investors                         823        792        882         904         701
                                          -------------------------------------------------------
                                           $36,111    $32,133    $42,308     $18,597     $15,006
                                          =======================================================


In 1996, the Bank adopted Statement of Financial Accounting Standards (SFAS) No. 122, "Accounting for Mortgage Servicing Rights". This Statement requires the capitalization of retained mortgage servicing rights on originated or purchased loans by allocating the total cost of the mortgage loans between the mortgage servicing rights and the loans (without the servicing rights) based on their relative fair values. SFAS No. 122 was superseded during 1996 by SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities". SFAS No. 125 (as did SFAS No. 122) requires the assessment of impairment of capitalized mortgage servicing rights and requires that impairment be recognized through a valuation allowance based on the fair value of those rights. Adoption of SFAS Nos. 122 and 125 has not had a material impact on the financial statements.

The aggregate fair value of capitalized mortgage servicing rights at June 30, 1999 and 1998 (unaudited) and at December 31, 1998, 1997 and 1996 is based on comparable market values and expected cash flows, with impairment assessed based on portfolio characteristics including product type, investor type, and interest rates.

No valuation allowance was necessary at June 30, 1999 and 1998 (unaudited) and December 31, 1998, 1997 and 1996.

                                              Six Months Ended
                                                   June 30            Year Ended December 31
                                           ---------------------------------------------------
                                             1999        1998           1998        1997
----------------------------------------------------------------------------------------------
                                                   (Unaudited)
Mortgage Servicing Rights
       Balances, beginning of period        $339,904    $128,298        $128,298
       Servicing rights capitalized                      164,171         257,185   $146,828
       Amortization of servicing rights      (30,367)    (15,212)        (45,579)   (18,530)
                                           ---------------------------------------------------
       Balances, end of period              $309,537    $277,257        $339,904   $128,298
                                           ===================================================



MUTUAL FEDERAL SAVINGS BANK AND SUBSIDIARIES
Notes to Consolidated Financial Statements
Table Dollar Amounts in Thousands)


Note 11 - Income Tax


                                               Six Months Ended
                                                   June 30                       Year Ended December 31
                                            ------------------------------------------------------------------
                                              1999           1998            1998          1997         1996
--------------------------------------------------------------------------------------------------------------
                                                    (Unaudited)
Income tax expense
  Currently payable
    Federal                                 $  617         $  584           $1,308        $1,837       $1,068
    State                                      221            203              458           592          398
  Deferred
    Federal                                     72            292              216          (212)        (148)
    State                                       24             84               67           (57)         (52)
                                            ------------------------------------------------------------------
         Total income tax expense           $  934         $1,163           $2,049        $2,160       $1,266
                                            ==================================================================


Reconciliation of federal
 statutory to actual tax expense
    Federal statutory income tax at 34%     $  972         $1,154           $2,104        $2,140       $1,348
    Effect of state income taxes               161            189              347           353          228
    Low income housing credits                (131)          (131)            (262)         (262)        (262)
    Tax exempt income--increase
     in cash surrender value                   (71)           (47)            (131)          (81)         (55)
    Other                                        3             (2)              (9)           10            7
                                            ------------------------------------------------------------------
         Actual tax expense                 $  934         $1,163           $2,049        $2,160       $1,266
                                            ==================================================================
    Effective tax rate                        32.7%          34.3%            33.1%         34.3%        31.9%
                                            ==================================================================

MUTUAL FEDERAL SAVINGS BANK AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


The components of the deferred asset are as follows:


                                                                                       December 31
                                                                        June 30,     ------------------------
                                                                          1999         1998            1997
-------------------------------------------------------------------------------------------------------------
                                                                       (Unaudited)

Assets
       Allowance for loan losses                                       $1,448        $1,342          $1,265
       Deferred compensation                                            1,093         1,075             914
       Mortgage servicing rights                                                                         55
       Unrealized loss on securities available for sale                    42                             2
       Other                                                              120           114             104
                                                                    -----------------------------------------
         Total assets                                                   2,703         2,531           2,340
                                                                    -----------------------------------------

Liabilities
       FHLB stock                                                         165           165             165
       Depreciation                                                        90            84              46
       State income tax                                                    80            88             111
       Loan fees                                                        1,068           811             517
       Increase in tax bad debt reserve over base year                    104           115             138
       Deferred securities loss on futures contract                         3             4               8
       Unrealized gain on securities available for sale                                  30
       Mortgage servicing rights                                          127           144
       Investments in limited partnership                                  66            66              16
                                                                    -----------------------------------------
         Total liabilities                                             $1,703         1,507           1,001
                                                                    -----------------------------------------

                                                                       $1,000        $1,024          $1,339
                                                                    =========================================

Income tax expense attributable to securities gains was $12,900 and $400 for the six months ended June 30, 1999 and 1998 (unaudited) and $400 and $1,200 for the years ended December 31, 1998 and 1997.

Retained earnings include approximately $6,443,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of December 31, 1987 for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. The unrecorded deferred income tax liability on the above amounts at June 30, 1999 (unaudited) and December 31, 1998 was approximately $2,552,000.

MUTUAL FEDERAL SAVINGS BANK AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Note 12 - Other Comprehensive Income

                                                                                        1999
                                                                 -------------------------------------------------
                                                                                         Tax
                                                                    Before-Tax         Expense      Net-of-Tax
Six Months Ended June 30                                              Amount          (Benefit)       Amount
------------------------------------------------------------------------------------------------------------------
                                                                                     (Unaudited)

Unrealized losses on securities
     Unrealized holding losses arising during the year                   $(218)         $ 87            $(131)
     Less: reclassification adjustment for gains realized
      in net income                                                         32           (13)              19
                                                                 -------------------------------------------------

     Net unrealized loss                                                 $(250)         $100            $(150)
                                                                 =================================================


                                                                                         1998
                                                                 -------------------------------------------------
                                                                    Before-Tax           Tax        Net-of-Tax
Year Ended December 31                                                Amount          Expense         Amount
------------------------------------------------------------------------------------------------------------------

Unrealized gains on securities
     Unrealized holding gains arising during the year                    $  79          $(31)           $  48
     Less: reclassification adjustment for gains realized
      in net income                                                          1                              1
                                                                 -------------------------------------------------

     Net unrealized gains                                                $  78          $(31)           $  47
                                                                 =================================================


                                                                                         1997
                                                                 -------------------------------------------------
                                                                    Before-Tax           Tax        Net-of-Tax
Year Ended December 31                                                Amount          Expense         Amount
------------------------------------------------------------------------------------------------------------------

Unrealized gains on securities
     Unrealized holding gains arising during the year                    $  78          $(31)           $  47
     Less: reclassification adjustment for gains realized
      in net income                                                          3            (1)               2
                                                                 -------------------------------------------------

     Net unrealized gains                                                $  75          $(30)           $  45
                                                                 =================================================


                                                                                         1996
                                                                 -------------------------------------------------
                                                                    Before-Tax           Tax        Net-of-Tax
Year Ended December 31                                                Amount          Benefit         Amount
------------------------------------------------------------------------------------------------------------------

Unrealized losses on securities
     Unrealized holding losses arising during the year                   $(141)         $ 57            $ (84)
                                                                 =================================================


MUTUAL FEDERAL SAVINGS BANK AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Note 13 - Commitments and Contingent Liabilities

In the normal course of business there are outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying financial statements. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated statement of financial condition.

Financial instruments whose contract amount represents credit risk were as follows:


                                                           December 31
                                     June 30      ------------------------------
                                       1999                1998            1997
--------------------------------------------------------------------------------
                                    (Unaudited)


Commitments to extend credit           $25,099          $20,823         $15,570
At fixed rates ranging from
   4.95 to 12.50%                       15,474
   4.95 to 12.25%                                        12,707
   6.75 to 15.00%                                                        16,414
Loans sold with recourse                   134              165             328
Standby letters of credit                2,500            2,500           1,013


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies, but may include residential real estate, income-producing commercial properties, or other assets of the borrower.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party.

The Bank and subsidiaries are also subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Bank.

MUTUAL FEDERAL SAVINGS BANK AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

Note 14 - Year 2000

Like all entities, the Bank and subsidiaries are exposed to risks associated with the Year 2000 Issue, which affects computer software and hardware;
transactions with customers, vendors, and other entities; and equipment dependent upon microchips. The Bank has begun, but not yet completed, the process of identifying and remediating potential Year 2000 problems. It is not possible for any entity to guarantee the results of its own remediation efforts or to accurately predict the impact of the Year 2000 Issue on third parties with which the Bank and subsidiaries do business. If remediation efforts of the Bank or third parties with which the Bank and subsidiaries do business are not successful, the Year 2000 Issue could have negative effects on the Bank's financial condition and results of operations in the near term.

Note 15 - Regulatory Capital

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies and is assigned to a capital category. The assigned capital category is largely determined by three ratios that are calculated according to the regulations: total risk adjusted capital, core capital, and core leverage ratios. The ratios are intended to measure capital relative to assets and credit risk associated with those assets and off-balance sheet exposures of the entity. The capital category assigned to an entity can also be affected by qualitative judgments made by regulatory agencies about the risk inherent in the entity's activities that are not part of the calculated ratios.

There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank's operations. At June 30, 1999 (unaudited) and December 31, 1998, 1997 and 1996, the Bank is categorized as well capitalized and met all subject capital adequacy requirements. There are no conditions or events since June 30, 1999 (unaudited) that management believes have changed the Bank's classification.

The Bank's actual and required capital amounts and ratios are as follows:

                                                                               1999
                                                 --------------------------------------------------------------
                                                                          Required for            To Be Well
                                                       Actual           Adequate Capital 1      Capitalized 1
                                                  ---------------------------------------------------------------
June 30                                            Amount    Ratio      Amount      Ratio       Amount    Ratio
-----------------------------------------------------------------------------------------------------------------
                                                                                  (Unaudited)

Total risk-based capital 1 (to risk-
   weighted assets)                               $47,529    15.19%      $25,035     8.0%      $31,294     10.00%

Tier 1 risk-based capital 1 (to risk-
   weighted assets)                                44,139    14.06%       12,518     4.0%       29,307      6.00%

Core capital 1 (to adjusted total
   assets)                                         44,139     9.04%       14,653     3.0%       24,422      5.00%

Core capital 1 (to adjusted tangible
   assets)                                         44,139     9.04%        6,259     2.0%           NA        NA

Tangible capital 1 (to adjusted total
   assets)                                         44,139     9.04%        7,327     1.5%           NA        NA

1 As defined by regulatory agencies


MUTUAL FEDERAL SAVINGS BANK AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


                                                                               1998
                                                 --------------------------------------------------------------
                                                                          Required for            To Be Well
                                                       Actual           Adequate Capital 1      Capitalized 1
                                                  ----------------------------------------------------------------
December 31                                        Amount    Ratio      Amount      Ratio       Amount     Ratio
------------------------------------------------------------------------------------------------------------------
Total risk-based capital 1 (to risk-
   weighted assets)                               $45,243     15.27%       $23,710     8.0%      $29,637     10.0%

Tier 1 risk-based capital 1 (to risk-
   weighted assets)                                42,100     14.21%        11,855     4.0%       17,782      6.0%

Core capital 1 (to adjusted total
   assets)                                         42,100      9.03%        13,992     3.0%       23,320      5.0%

Tangible capital 1 (to adjusted
   total assets)                                   42,100      9.03%         6,996     1.5%           NA       NA

Core capital 1 (to adjusted
   tangible assets)                                42,100      9.03%         9,328     2.0%           NA       NA

1 As defined by regulatory agencies




                                                                              1997
                                                  ----------------------------------------------------------------
                                                                          Required for            To Be Well
                                                       Actual           Adequate Capital 1      Capitalized 1
                                                  ----------------------------------------------------------------
December 31                                        Amount    Ratio      Amount      Ratio       Amount     Ratio
------------------------------------------------------------------------------------------------------------------
Total risk-based capital 1 (to risk-              $40,742     14.04%       $23,222     8.0%      $29,028     10.0%
   weighted assets)

Tier 1 risk-based capital 1 (to risk-              37,756     13.00%        11,611     4.0%       17,417      6.0%
   weighted assets)

Core capital 1 (to adjusted total                  37,756      8.27%        13,694     3.0%       22,823      5.0%
   assets)

Core capital 1 (to adjusted tangible               37,756      8.27%         9,129     2.0%           NA       NA
   assets)

Tangible capital 1 (to adjusted total              37,756      8.27%         6,847     1.5%           NA       NA
   assets)

1 As defined by regulatory agencies


Reconciliation of capital for financial statement purposes to regulatory capital was as follows:

                                                           June 30, 1999                  December 31, 1998
                                            ---------------------------------------------------------------------------
                                             Core       Tangible     Risk-Based     Core        Tangible    Risk-Based
                                             Capital    Capital        Capital      Capital     Capital     Capital
                                            ---------------------------------------------------------------------------
                                                       (Unaudited)
Capital for financial statement purposes     $45,619     $45,619        $45,619      $43,846     $43,846      $43,846
Less
   Net unrealized gain (loss)
     on securities available for sale           (105)       (105)          (105)          44          44           44
   Goodwill                                    1,585       1,585          1,585        1,702       1,702        1,702
   Low level recourse                                                       135                                   166
Add
   General loan valuation allowance                                       3,525                                 3,309
                                            ---------------------------------------------------------------------------
   Regulatory capital                        $44,139     $44,139        $47,529      $42,100     $42,100      $45,243
                                            ===========================================================================


MUTUAL FEDERAL SAVINGS BANK AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

Note 16 - Employee Benefits


The Bank has a retirement savings 401(k) plan in which substantially all employees may participate. The contributions are discretionary and determined annually. For the six months ended June 30, 1999 (unaudited) and for the years ended December 31, 1998, 1997 and 1996, the Bank matched employees' contributions at the rate of 50% for the first $600 participant contributions to the 401(k) and made a contribution to the profit sharing plan of 7% of qualified compensation. The Bank's expense for the plan was $136,000 and $127,000 for the six months ended June 30, 1999 and 1998 (unaudited) and $284,000, $252,500 and $250,000 for the years ended December 31, 1998, 1997 and 1996.

The Bank has a supplemental retirement plan and deferred compensation arrangements for the benefit of certain officers. These arrangements are funded by life insurance contracts which have been purchased by the Bank. The Bank's expense for the plan was $99,000 and $91,000 for the six months ended June 30, 1999 and 1998 (unaudited) and $188,000, $164,000 and $135,000 for the years ended December 31, 1998, 1997 and 1996.

The Bank has deferred compensation arrangements with certain directors whereby, in lieu of currently receiving fees, the directors or their beneficiaries will be paid benefits for an established period following the director's retirement or death. These arrangements are funded by life insurance contracts which have been purchased by the Bank. The Bank's expense for the plan was $63,000 and $58,000 for the six months ended June 30, 1999 and 1998 (unaudited) and $117,000, $105,000 and $89,000 for the years ended December 31, 1998, 1997 and
1996.

Note 17 - Fair Values of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash and Cash Equivalents--The fair value of cash and cash equivalents approximates carrying value.

Securities and Mortgage-Backed Securities--Fair values are based on quoted market prices.

Loans--The fair value for loans are estimated using discounted cash flow analyses using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

FHLB Stock--Fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

Interest Receivable/Payable--The fair values of interest receivable/payable approximate carrying values.

Deposits--The fair values of noninterest-bearing, interest-bearing demand and savings accounts are equal to the amount payable on demand at the balance sheet date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

MUTUAL FEDERAL SAVINGS BANK AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

Federal Home Loan Bank Advances--The fair value of these borrowings are estimated using a discounted cash flow calculation, based on current rates for similar debt for periods comparable to the remaining terms to maturity of these advances.

Note Payable to Pedcor--The fair value of this note is estimated using a discount calculation based on current rates.

Advances by Borrowers for Taxes and Insurance--The fair value approximates carrying value.

Off-Balance Sheet Commitments--Commitments include commitments to purchase and originate mortgage loans, commitments to sell mortgage loans, and standby letters of credit and are generally of a short-term nature. The fair values of such commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The carrying amount of these investments are reasonable estimates of the fair value of these financial statements.

The estimated fair values of the Bank's financial instruments are as follows:

                                                                                   December 31
                                          June 30,           ---------------------------------------------------------
                                            1999                      1998                       1997
                                --------------------------------------------------------------------------------------
                                   Carrying         Fair         Carrying        Fair          Carrying       Fair
                                    Amount          Value         Amount         Value          Amount        Value
----------------------------------------------------------------------------------------------------------------------
                                         (Unaudited)
Assets
  Cash and cash equivalents           $12,600      $12,600       $12,938         $12,938         $10,349      $10,349
  Trading account securities            1,358        1,358
  Securities available for sale        10,121       10,121        14,208          14,208          12,370       12,370
  Securities held to maturity          12,826       12,621        11,004          11,021          10,167       10,167
  Loans                               420,539      413,394       398,146         402,455         398,299      395,664
  Stock in FHLB                         3,612        3,612         3,612           3,612           3,612        3,612
  Interest receivable                   2,487        2,487         2,187           2,187           2,379        2,379

Liabilities
  Deposits                            384,562      381,170       365,999         366,377         344,860      344,659
  FHLB Advances                        51,362       51,574        50,632          50,988          66,255       66,691
  Note payable--Pedcor                  1,799          900         1,830             919
  Interest payable                      1,852        1,852         2,328           2,328           2,470        2,470
  Advances by borrower for taxes
   and insurance                        1,350        1,350         1,260           1,260           1,289        1,289

                                      F-26

MUTUAL FEDERAL SAVINGS BANK AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

Note 18 - Subsequent Event--Plan of Conversion

On August 25, 1999, the Board of Directors adopted a Plan of conversion (Plan) whereby the Bank will convert from a Federally chartered mutual institution to a Federally chartered stock savings bank. The Plan is subject to approval of regulatory authorities and members at a special meeting. The stock of the Bank will be issued to MFS Financial, a holding company formed in connection with the conversion, and the Bank will become a wholly-owned subsidiary of MFS Financial. Pursuant to the Plan, shares of capital stock of MFS Financial are expected to be offered initially for subscription to eligible members of the Bank and certain other persons as of specified dates subject to various subscription priorities as provided in the Plan. The capital stock will be offered at a price to be determined by the Board of Directors based upon an appraisal to be made by an independent appraisal firm. The exact number of shares to be offered will be determined by the Board of Directors in conjunction with the determination of the subscription price. At least the minimum number of shares offered in the conversion must be sold. Any stock not purchased in the subscription offering will be sold in a community offering expected to be commenced following the subscription offering.

The Plan provides that when the conversion is completed, a "liquidation account" will be established in an amount equal to the retained income of the Bank as of the date of the most recent financial statements contained in the final conversion prospectus. The liquidation account is established to provide a limited priority claim to the assets of the Bank to qualifying depositors (eligible account holders) at July 31, 1998 and other depositors (supplemental eligible account holders) as of September 30, 1999 who continue to maintain deposits in the Bank after conversion. In the unlikely event of a complete liquidation of the Bank, and only in such event, eligible account holders would receive from the liquidation account a liquidation distribution based on their proportionate share of the then total remaining qualifying deposits.

Pursuant to the Plan, MFS Financial intends to donate to Mutual Federal Savings Bank Charitable Foundation, Inc. (Foundation) cash and MFS Financial's common stock of up to 8% of the value of the common stock to be issued in the conversion. The Foundation was formed as a complement to the Bank's existing community activities, and is dedicated to community activities and the promotion of charitable causes.

A contribution of cash and common stock to the Foundation by MFS Financial would be tax deductible, subject to an annual limitation based on 10% of MFS Financial's annual taxable income. MFS Financial, however, would be able to carry forward any unused portion of the deduction for five years following the contribution. MFS Financial will recognize an expense in the full amount of the contribution, offset in part by the corresponding tax benefit, during the quarter in which the contribution is made.

Current regulations allow the Bank to pay dividends on its stock after the conversion equal to net retained profits for the current year and the two preceding years, and if its regulatory capital would not thereby be reduced below the amount then required for the aforementioned liquidation account.

Costs of conversion will be netted from proceeds of sale of common stock and recorded as a reduction of additional paid-in capital or common stock. If the conversion is not completed, such costs, totalling $27,500 at June 30, 1999 (unaudited), would be charged to expense.

MUTUAL FEDERAL SAVINGS BANK AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


MFS Financial plans to set up an employee stock ownership plan (ESOP), a tax-qualified benefit plan, for officers and employees of MFS Financial and the Bank. It is assumed that 8% of the shares of common stock sold in the conversion will be purchased by the ESOP with funds loaned by MFS Financial. MFS Financial and the Bank intend to make annual contributions to the ESOP in an amount equal to the principal and interest requirement of the debt.

Following consummation of the conversion, MFS Financial intends to adopt a Stock Option Plan and a Recognition and Award Plan, pursuant to which the MFS
Financial intends to reserve a number of shares of common stock equal to an aggregate of 10% and 4%, respectively, of the common stock issued in the conversion for issuance pursuant to stock options and stock grants.


Note 19 - Unaudited Financial Statements

The accompanying consolidated balance sheet as of June 30, 1999, and the consolidated statements of income, comprehensive income, equity capital and cash flows for the six months ended June 30, 1999 and 1998 are unaudited, but management is of the opinion that all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the results of the periods reported, have been included in the accompanying financial statements. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of those expected for the remainder of the year.



NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO
MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS
PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND,
IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION
MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY MFS
FINANCIAL, MUTUAL FEDERAL OR CHARLES WEBB & COMPANY. THIS
PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A
SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES
OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH
SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE
PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO                                     UP TO
DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH
OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE                                     5,951,250 SHARES
DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL
UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE
HAS BEEN NO CHANGE IN THE AFFAIRS OF MFS FINANCIAL OR MUTUAL
FEDERAL SINCE ANY OF THE DATES AS OF WHICH INFORMATION IS
FURNISHED HEREIN OR SINCE THE DATE HEREOF.


                       --------------                                                     MFS FINANCIAL, INC.
                                                                                          (Proposed Holding Company for
                      TABLE OF CONTENTS                                                    Mutual Federal Savings Bank)
                                                           PAGE

Summary..................................................    3
Risk Factors.............................................    9
Selected Financial and Other Data........................   13
Recent Developments......................................   15
Management's Discussion and Analysis of
 Recent Financial Information............................   20
MFS Financial, Inc.......................................   20
Mutual Federal Savings Bank..............................   21                                COMMON STOCK
How We Intend to Use the Proceeds........................   23
Market for the Common Stock..............................   23
Our Policy Regarding Dividends...........................   23
Pro Forma Data...........................................   24
Comparison of Valuation and Pro Forma Information
   With No Foundation....................................   32                               --------------
Capitalization...........................................   34
Mutual Federal Exceeds All Regulatory Capital                                                  PROSPECTUS
   Requirements..........................................   35
Mutual Federal's Conversion..............................   37                               --------------
Proposed Purchases by Management.........................   65
Consolidated Statements of Income........................   66
Management's Discussion and Analysis of Financial
   Condition and Results of Operations...................   67
Business of MFS Financial, Inc...........................   84
Business of Mutual Federal...............................   84
Management ..............................................  113
How We Are Regulated.....................................  121
Taxation.................................................  130                             CHARLES WEBB & COMPANY,
Restrictions on Acquisition of MFS                                                a Division of Keefe, Bruyette & Woods, Inc.
   Financial and Mutual Federal..........................  131
Description of Capital Stock of MFS Financial............  136
Transfer Agent and Registrar.............................  137                                ____________, 1999
Experts..................................................  137
Legal and Tax Opinions...................................  137
Additional Information...................................  138
Index to Consolidated Financial Statements...............  F-1

     DEALER PROSPECTUS DELIVER OBLIGATION

     Until the later of __________, 2000 or 25 days after the commencement of the public offering, if any, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13.  Other Expenses of Issuance and Distribution

     The following table sets forth all expenses to be incurred in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimated.


SEC registration fees.............................................   $   18,354
NASD fee..........................................................        7,102
Nasdaq registration fee...........................................       66,875
OTS filing fees...................................................       14,400
Legal fees and expenses...........................................      225,000
Accounting fees and expenses......................................      100,000
Appraisal and business plan fees and expenses.....................       37,500
Conversion agent fees and expenses................................       20,000
Marketing agent's fee and expenses................................      775,000
EDGAR, copying, printing, postage and mailing.....................      220,000
Blue sky fees and expenses........................................        5,000
Other expenses....................................................       10,769
                                                                       --------
    TOTAL.........................................................   $1,500,000
                                                                     ==========
-------------------

Item 14.  Indemnification of Directors and Officers


     Article 12 of MFS Financial, Inc.'s Articles of Incorporation provides for indemnification of current and former directors and officers or individuals serving any other entity at the request of MFS Financial, to the fullest extent required or permitted under Maryland law. In addition, Article 12 provides for the indemnification of other employees and agents to the extent authorized by the Board of Directors and permitted under Maryland law. Article 12 also provides MFS Financial with the authority to purchase insurance for indemnification purposes. The indemnification provisions set forth within
Article 12 are non-exclusive in nature, however, MFS Financial shall not be liable for any payment under Article 12 to the extent that said person entitled to be indemnified has actually received payment under any insurance policy, agreement or otherwise of the amounts indemnifiable under Article 12.

     Section 2-418 of the General Corporation Law of the State of Maryland permits a corporation to indemnify a person against judgments, penalties, settlements and reasonable expenses unless it is proven that (1) the conduct of the person was material to the matter giving rise to the proceeding and the person acted in bad faith or with "active and deliberate dishonesty," (2) the person actually received an improper benefit or (3) in the case of a criminal proceeding, the person had reason to believe that his conduct was unlawful.

     Maryland law provides that where a person is a defendant in a derivative proceeding, the person may not be indemnified if the person is found liable to the corporation. Maryland law also provides that a person may not be indemnified in any proceeding alleging improper personal benefit to the person in which the person was found liable on the grounds that personal benefit was improperly received.

     Maryland law further provides that unless otherwise provided in the corporation's Articles of Incorporation, a director or officer (but not an employee or agent) who is successful on the merits or otherwise in defense of any proceeding must be indemnified against reasonable expenses. The Articles of Incorporation do not otherwise provide a bar against mandatory indemnification.

     Finally, Section 2-418 of the General Corporation Law also permits expenses incurred by a person in defending a proceeding to be paid by the corporation in advance of the final disposition of the proceeding upon the receipt of an undertaking by the director or officer to repay this amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation against these expenses. The person seeking indemnification of expenses must affirm in writing that he or she believes in good faith that he or she has met the applicable standard for indemnification of expenses.


Item 15.  Recent Sales of Unregistered Securities

     The Registrant is newly incorporated, solely for the purpose of acting as the holding company of Mutual Federal Savings Bank pursuant to the Amended Plan of Conversion (filed as Exhibit 2 herein), and no sales of its securities have occurred to date.

Item 16.  Exhibits and Financial Statement Schedules

     (a)  See the Exhibit Index filed as part of this Registration Statement

     (b)  Financial Statement Schedules

     All financial statements have been omitted as the required information is not applicable or has been included in the Registrant's financial statements and related notes.

Item 17.  Undertakings

     The undersigned Registrant hereby undertakes:

     (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

     (b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Muncie, State of Indiana on November 2, 1999

                                            MFS FINANCIAL, INC.
                                            (In organization)

                                   By:      /s/ R. Donn Roberts
                                            -----------------------------------
                                            R. Donn Roberts
                                            President, Chief Executive Officer,
                                            Chief Operating Officer and Director
                                            (Duly Authorized Representative)


                                POWER OF ATTORNEY

     Each person whose signature appears below hereby makes, constitutes and appoints R. Donn Roberts his true and lawful attorney, with full power to sign for each person and in such person's name and capacity indicated below, and with full power of substitution, any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


      Name                     Title                                       Date
---------------------       --------------------------------------     --------------

/s/ R. Donn Roberts            President, Chief Executive Officer,        November 2, 1999
-------------------------      Chief Operating Officer and Director
R. Donn Roberts                (Principal Executive Officer)


/s/ Timothy J. McArdle         Senior Vice President, Treasurer and       November 2, 1999
-------------------------      Controller
Timothy J. McArdle             (Principal Financial and Accounting
                                Officer)


/s/ Wilbur R. Davis            Chairman of the Board                      November 2, 1999
-------------------------
Wilbur R. Davis

/s/ Linn A. Crull              Director                                   November 2, 1999
-------------------------
Linn A. Crull



                                      II-4




/s/ Edward Dobrow              Director                                   November 2, 1999
-------------------------
Edward Dobrow

/s/ William V. Hughes          Director                                   November 2, 1999
--------------------------
William V. Hughes

/s/ James D. Rosema            Director                                   November 2, 1999
--------------------------
James D. Rosema

/s/ Julie Skinner              Director                                   November 2, 1999
--------------------------
Julie Skinner


                                  EXHIBIT INDEX


EXHIBITS:


1.1 Engagement Letter with Charles Webb & Company, a Division of Keefe, Bruyette & Woods, Inc.*
1.2 Form of Agency Agreement with Charles Webb & Company, a Division of Keefe, Bruyette & Woods, Inc.*
2.0   Amended Plan of Conversion*
3.1   Articles  of  Incorporation  for MFS  Financial,  Inc.*
3.2   Bylaws of MFS Financial,  Inc.*
4.0   Form of Stock  Certificate  of MFS  Financial,  Inc.*
5.0   Opinion of Silver,  Freedman & Taff L.L.P.  Re: Legality*
8.1   Opinion of Silver, Freedman & Taff L.L.P.  Re: Federal Tax Matters*
8.2   Opinion of Olive L.L.P. Re: State Tax Matters
8.3   Letter of RP Financial,  LC. Re: Subscription Rights*
10.1  Form of Employment  Agreement*
10.2  Employee Stock  Ownership Plan*
10.3  Letter Agreement regarding Appraisal Services*
10.4  Letter Agreement regarding Business Plan*
10.5  Letter   Agreement   regarding  the  Charitable   Foundation*
21.0  Subsidiaries of the Registrant*
23.1  Consent of Silver,  Freedman & Taff L.L.P. Re: Legality (included in
      Exhibit 5.0)*
23.2  Consent of Olive L.L.P.
23.3  Consent of RP Financial, LC.*
23.4  Consent of Olive L.L.P. Re: State Tax Matters (included in Exhibit 8.2)
24.0  Power of  Attorney,  included  in  signature  pages*
27.0  Financial  Data Schedule*
99.1  Appraisal Report of RP Financial, LC. (P)
99.2  Subscription Order Form and Instructions
99.3  Additional Solicitation Material
-----------------------------
*   Previously filed
(P) Filed in paper format pursuant to continuing hardship exemption.